As filed with the U.S. Securities and Exchange Commission on November 9, 2026.
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMEN
T
UNDER
THE SECURITIES ACT OF 1933

BLUE LASER FUSION, INC.
(Exact name of registrant as specified in its charter)

Delaware	8731	88-1593753
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6950 Hollister Ave
,
Goleta,
CA
93117
650-906-0323
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Shuji Nakamura
Chief Executive Officer
6950 Hollister Ave, Goleta,
CA
93117
650-906-0323
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Davina K. Kaile
Pillsbury Winthrop Shaw Pittman LLP
2400 Hanover Street
Palo Alto, CA 94304
Telephone: (650)
233-4500

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2026

BLUE LASER FUSION, INC.

2,353,422 shares of Common Stock

This prospectus relates to the potential offer and resale, from time to time, by the selling stockholders identified herein and/or their respective transferees, pledgees, donees, or other successors-in-interest (collectively, the “Selling Stockholders”) of up to 2,353,422 shares of our common stock, par value $0.0001 per share, (the “Common Stock”) consisting of (i) up to 1,240,632 shares of Common Stock issued in the private placement (the “Private Placement”) completed in September and October 2026, with a purchase price of $27.50 per share, (ii) up to 1,000,000 shares of Common Stock held by the stockholders of Unite Acquisition 2 Corp. prior to the Merger (as defined below) (the “Former Unite Holders”), including Lucius Partners LLC (“Lucius Partners”), and (iii) up to 112,790 shares of Common Stock issuable upon exercise of warrants issued to Laidlaw & Company (UK) Ltd., the placement agent in the Private Placement (“Laidlaw” or the “Placement Agent”), with an exercise price of $33.00 per share. See “Selling Stockholders.”

Our Common Stock is not currently listed or quoted on any national securities exchange or quotation system. The Selling Stockholders may only sell their shares of our Common Stock pursuant to this prospectus at a fixed price of $27.50 per share until such time as our Common Stock is quoted on the OTCQB or another public trading market for our Common Stock otherwise develops. Thereafter, the Selling Stockholders may sell their shares of Common Stock through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. There has been no market for our securities and a public market may not develop, or, if any market does develop, it may not be sustained. We intend to seek quotation of our Common Stock on the OTCQB or OTCQX market of The OTC Markets Group, Inc. (or a successor over-the-counter trading market thereto) (the “OTC Markets”) or the listing of our Common Stock on the Nasdaq Stock Market (“Nasdaq”), The New York Stock Exchange (“NYSE”), or the NYSE American, after effectiveness of the registration statement containing this prospectus. Quotation of our Common Stock on the OTC Markets will require a market maker filing an application to quote our Common Stock and approval of that application. We do not have a market maker willing to file the necessary application for quoting our Common Stock on the OTC Markets as of the date of this prospectus.

The Selling Stockholders may sell any, all, or none of the shares of Common Stock offered by this prospectus, and we cannot predict when or in what amounts any of the Selling Stockholders may sell any of the shares of Common Stock offered by this prospectus following the effective date of this registration statement. See “Plan of Distribution” on page 40. We will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders in the offering described in this prospectus. However, upon the cash exercise of the Placement Agent warrants, we will receive the exercise price of such warrants, which have an aggregate exercise price of $3,722,070. We have agreed to bear all of the expenses incurred in connection with the registration of the Common Stock. No underwriter or other person has been employed to facilitate the resale of Common Stock in this offering. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers, and similar expenses, if any, incurred for the sale of the Common Stock.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus, including the risks and uncertainties described under “Risk Factors” beginning on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

The date of this prospectus is     , 2026.

BLUE LASER FUSION, INC.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The Selling Stockholders named in this prospectus may from time to time sell the shares described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our Common Stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable amendment or supplement to this prospectus together with the additional information that we may incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find Additional Information.” You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any applicable amendment or supplement to this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide information different from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any applicable amendment or supplement to this prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

Neither we nor the Selling Stockholders are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus, or any applicable amendment or supplement to this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, or any applicable amendment or supplement to this prospectus, must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States. You should not consider this prospectus, or any applicable amendment or supplement to this prospectus, to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus, or any applicable amendment or supplement to this prospectus, to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation. Throughout this prospectus, unless otherwise noted or the context otherwise requires, “we,” “us,” “our,” “Blue Laser Fusion,” “Company,” and similar terms refer to Blue Laser Fusion, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any applicable amendment or supplement to this prospectus, and any documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this prospectus, and any applicable amendment or supplement to this prospectus, and the documents incorporated by reference herein and therein, that are not statements of historical fact, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are or may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus and any documents incorporated by reference herein and therein may include, without limitation, statements regarding: the anticipated features and benefits of our technology platform, architecture, and products; our strategy; our target markets; our potential market opportunity and the anticipated size of such potential markets; the development timeline and anticipated timing of commercial availability of our technology and products; anticipated milestones and timing thereof; our potential pipeline and customers; our plans regarding management of our manufacturing and supply chain; our strategic collaboration opportunities and plans; our research and development and sales and marketing plans; our intellectual property; our anticipated use of proceeds from the Private Placement or any financings and related matters; our competitive position; our liquidity position and need for additional capital; our anticipated operational, business, and financial goals, including with respect to revenue, expenses, capital expenditures, dividends, capital structure, governance, or other financial and corporate matters; our potential future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC; and the assumptions underlying or relating to the foregoing.

The forward-looking statements are not assurances of future performance and not meant to predict or guarantee actual results, performance, events, or circumstances. Instead, they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates, and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances, including those discussed under “Risk Factors” below or elsewhere in this prospectus, and any applicable amendment or supplement to this prospectus, and the documents incorporated by reference herein and therein, that are difficult to predict and many of which are outside of the Company’s control. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the SEC which are incorporated by reference herein. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

Any forward-looking statement you read in this prospectus, or any document incorporated by reference, reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, operating results, growth strategy, and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 8-K, 10-Q, and 10-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. See “Risk Factors” and “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

As used in this prospectus, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” “Blue Laser Fusion,” “we,” “us,” and “our” refer to Blue Laser Fusion, Inc., incorporated in the State of Delaware, and its subsidiaries after giving effect to the Merger (as defined below) and the Company name change described herein.

Blue Laser Fusion, Inc. (formerly known as Unite Acquisition 2 Corp. (“Unite”)), together with its wholly owned subsidiaries, Blue Laser Subsidiary, Inc. and Blue Laser Fusion GK (collectively, the “Company”), is an early-stage laser technology company. Prior to the Merger, the Company’s business was conducted by Blue Laser Fusion Inc., a Delaware corporation incorporated on November 4, 2022, which was renamed Blue Laser Fusion Acquisition Co. upon the Merger, and subsequently renamed Blue Laser Subsidiary, Inc. (“Private Blue Laser Fusion”). Unless the context otherwise requires, references to the Company for periods prior to the Merger refer to Private Blue Laser Fusion and its subsidiary. The Company specializes in developing proprietary pulsed laser technology with two principal applications: (i) inertial laser fusion energy directed toward clean baseload power generation, and (ii) directed energy defense applications utilizing the Company’s pulsed Optical Enhancement Cavity (“OEC”) fiber laser.

Recent Events

The Company was incorporated as Unite Acquisition 2 Corp. in the State of Delaware on March 10, 2022. Prior to the Merger (as defined below), Unite was a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On September 4, 2026, Unite’s wholly owned subsidiary, Blue Laser Fusion Acquisition Co., a Delaware corporation formed in the State of Delaware on June 23, 2026 (“Merger Sub”), merged with and into Blue Laser Fusion Inc., a privately held Delaware corporation (prior to the Merger, “Private Blue Laser Fusion”). Pursuant to this transaction (the “Merger”), Private Blue Laser Fusion became the Company’s wholly owned subsidiary, all of the outstanding stock of Private Blue Laser Fusion was converted into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and all of the outstanding vested and unvested options of Private Blue Laser Fusion were converted into options to purchase shares of the Common Stock.

As a result of the Merger, we acquired the business of Private Blue Laser Fusion and will continue its business operations as a public reporting company under the name Blue Laser Fusion, Inc. Concurrent with the consummation of the Merger, Private Blue Laser Fusion changed its name to “Blue Laser Fusion Acquisition Co.” and subsequently changed its name to “Blue Laser Subsidiary, Inc.” Accordingly, Unite ceased to be a shell company and continues as a public reporting company under the new name, Blue Laser Fusion, Inc.

In connection with the Merger, the Company also sold in the Private Placement 1,240,632 shares of Common Stock at a purchase price of $27.50 per share.

Risk Factor Summary

•	We are an early-stage company with an unproven business model based on technologies that are still in development, and we may never achieve commercial success.

•	Our laser fusion and directed energy technologies are unproven at commercial scale and may never achieve sustained, economically viable deployment.

•	We face significant challenges in scaling our technology from prototype systems to commercial deployment.

•	Our commercialization timeline is highly uncertain and subject to significant delays.

•	Our business depends on specialized components and supply chains not yet established at scale.

•	Even if we successfully develop our technology, we may not achieve market acceptance or economic competitiveness.

•	We may depend on strategic partners, government funding, and collaborative relationships.

•	Our technology involves potential safety, environmental, and reputational risks.

•	The regulatory framework applicable to fusion energy is evolving and may impose significant costs and delays.

•	Our directed energy defense business is subject to significant government contracting risks and regulatory requirements.

•	We have incurred recurring losses and experienced negative cash flows from operations, which in turn may require us to seek additional capital to fund our operations in the future.

•	We have a limited operating history, expect significant losses, and may experience financial volatility.

•	We will require substantial additional capital, and such financing may not be available on acceptable terms, if at all.

•	Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

•	We operate in the defense, energy, and laser / photonics segments, which are cyclical and subject to significant downturns.

•	Our revenue growth and gross margin are substantially dependent on our successful development and commercialization of new laser and fusion energy products and services.

•	Fusion energy commercialization involves unprecedented technical, regulatory, and commercial challenges, and there can be no assurance we will ever generate revenue from fusion energy applications.

•	We may fail to successfully acquire or integrate new businesses, products, and technology, and we may not realize expected benefits, resulting in harm to the business.

•	Our failure to compete effectively would harm our results of operations.

•	Costs related to defective products could have a material adverse effect on us.

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If our collaborators cease development efforts under, or terminate, our collaboration agreements, these collaborations may fail to lead to commercial products and we may never receive milestone payments or future royalties under these agreements.

•	Our products are in the early stages of development.

•	If we are unable to establish satisfactory sales and marketing capabilities and/or secure a sales and marketing partner, we may not successfully commercialize our products.

•	Our success depends on our ability to attract and retain highly skilled personnel, and the loss of key employees could adversely affect our business.

•	We are highly dependent upon our CEO and co-founder, Dr. Shuji Nakamura, and a small team of key executives and technical experts.

•	Our insurance coverage may not adequately cover all potential risks and liabilities, and we may be unable to maintain sufficient coverage on commercially reasonable terms.

•	We may have conflicts with our partners that could delay or prevent the development or commercialization of our product.

•	We may incur liabilities for claims of intellectual property infringement relating to our products and may be unable to protect our proprietary information and technology.

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If we are unable to acquire or license necessary technology for our products in the future, our business could be adversely affected and any inability to protect intellectual property rights could limit our ability to manufacture or sell products.

•

If we or our third-party suppliers are found to be infringing patents or trade secrets owned by others, we may be forced to cease or alter our product development efforts, obtain licenses to continue the development or sale of our products, and/or pay damages.

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System security and data breaches, cyber-attacks, and other related cyber security incidents could disrupt our internal operations and/or supply chain, result in the loss of our, our customers’, and our suppliers’ proprietary and confidential information, adversely impact our reputation and business, and result in potentially significant expenses, costs, liabilities, and other negative consequences.

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There is currently no market for our Common Stock and there can be no assurance that any market will ever develop, and our Common Stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system and the market price and trading volume of our Common Stock may be volatile and could decline significantly.

•	The designation of our Common Stock as “penny stock” would limit the liquidity of our Common Stock and may limit a stockholder’s ability to buy and sell our Common Stock.

•	Because we did not become a reporting company by means of a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

•

If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

•

Any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Common Stock less attractive to investors.

•	We may face risks related to securities litigation.

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Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

•	Because we do not intend to pay dividends, stockholders will benefit from an investment in our Common Stock only if it appreciates in value.

•	If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

•	Future sales of our Common Stock, including resales by existing investors or the future issuance of equity or of debt securities that are convertible into equity, may dilute existing stockholders.

•	Our operating results for a particular period may fluctuate significantly or may fall below the expectations of investors or securities analysts.

•	The reporting requirements of federal securities laws can be expensive and may divert resources from other projects, thus impairing our ability to grow.

•	The former stockholders of Private Blue Laser Fusion will have significant influence over the election of our board of directors and approval of any significant corporate actions.

Corporate Information

Our principal offices are located at 6950 Hollister Ave, Goleta, CA 93117 and our telephone number is 650-906-0323. Our website is www.bluelaserfusion.com. Except for any documents, such as exhibits, that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced

•

being permitted to present only two years of audited consolidated financial statements, in addition to any required unaudited interim consolidated financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•	reduced disclosure about our executive compensation arrangements;

•	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

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an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); and

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an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the consolidated financial statements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We may choose to take advantage of some but not all of these exemptions. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our consolidated financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are also a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited consolidated financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

SUMMARY OF THE OFFERING

The following is a summary of the shares being offered by the Selling Stockholders:

Common Stock offered by Selling Stockholders	Up to 2,353,422 shares of our common stock, par value $0.0001 per share, (the “Common Stock”) consisting of (i) up to 1,240,632 shares of Common Stock issued and sold in the Private Placement completed in September and October 2026, with a purchase price of $27.50 per share, (ii) up to 1,000,000 shares of Common Stock held by the Former Unite Holders, including Lucius Partners, and (iii) up to 112,790 shares of Common Stock issuable upon exercise of warrants issued to the Placement Agent, with an exercise price of $33.00 per share.

Common Stock outstanding before and after the offering	8,234,466 shares*

Market for our Common Stock	Our Common Stock is not currently listed or quoted on any national securities exchange or quotation system. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our Common Stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of our Common Stock by the Selling Stockholders. However, upon the cash exercise of the Placement Agent warrants, we will receive the exercise price of such warrants. See “Use of Proceeds.”

Risk factors	You should carefully read “Risk Factors” in this prospectus for a discussion of factors that you should consider before deciding to invest in our Common Stock.

*

Reflects Common Stock outstanding as of October 31, 2026 on an actual basis, and excludes Common Stock issuable upon exercise of the Placement Agent warrants and outstanding equity awards, and shares reserved for future issuance under the 2026 Stock Incentive Plan.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before investing in our Common Stock, you should carefully consider the risks described below, as well as the other information in this prospectus, including our consolidated financial statements and the related notes. In addition, we may face additional risks and uncertainties not currently known to us, or which as of the date of this registration statement we might not consider significant, which may adversely affect our business. If any of the following risks occur, our business, financial condition, and results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our Industry, Business, and Operations

We are an early-stage company with an unproven business model based on technologies that are still in development, and we may never achieve commercial success.

We are a pre-revenue, development-stage company pursuing commercially unproven technologies, including laser-driven fusion energy and pulsed laser systems for directed energy defense applications. The commercial viability of fusion energy has never been demonstrated at scale by any company, and there is no assurance that our approach will achieve the technical milestones necessary for commercialization. Our directed energy defense applications similarly face significant technical, regulatory, and market adoption challenges, and we have not yet completed the full-scale 1 kJ pulsed OEC laser demonstration or tested our laser technology in a directed energy defense application. Our technology is based on novel concepts that may not perform as expected under real-world conditions. The development of our products will require substantial capital investment, continued technical innovation, and successful completion of developmental and engineering milestones, none of which can be assured. Fusion energy in particular is an emerging technology sector in which no company has yet achieved commercial-scale power generation. Investors should be aware that they may lose their entire investment if our technologies fail to achieve commercial viability.

Our laser fusion and directed energy technologies are unproven at commercial scale and may never achieve sustained, economically viable deployment.

Our business is dependent on the successful development and commercialization of our proprietary pulsed laser architecture, including our laser optical enhancement cavity (“OEC”) technology. While the National Ignition Facility (NIF) at Lawrence Livermore National Laboratory (“LLNL”) demonstrated fusion ignition and net energy gain in December 2022, translating this scientific achievement to a commercially viable power plant presents substantial challenges. Our OEC technology must demonstrate sustained, high-repetition-rate operation at gigawatt-scale power levels and efficiencies sufficient for commercial viability. Our approach requires advances in multiple complex scientific and engineering disciplines, including high peak power laser systems, plasma physics, materials science, precision optics, and scalable manufacturing of OEC components. In addition, our directed energy defense applications require demonstration of effective target engagement, system reliability, and cost-effectiveness compared to conventional weapon systems. These challenges may prove more difficult than anticipated or may not be solvable with existing or foreseeable technology. If we are unable to demonstrate commercially viable fusion energy production or effective directed energy defense systems, our business would not be viable.

We face significant challenges in scaling our technology from prototype systems to commercial deployment.

Transitioning our OEC technology from laboratory and prototype systems to commercial-scale power plants involves substantial engineering, manufacturing, and operational challenges. Our directed energy defense systems must similarly transition from development to production and field deployment. We may encounter difficulties in system integration, reliability, maintenance, and cost control. Delays, cost overruns, or technical failures during scale-up could materially and adversely affect our business, prospects, financial condition, and results of operations.

Our commercialization timeline is highly uncertain and subject to significant delays.

The development and commercialization of laser fusion energy technology and directed energy defense systems is subject to inherent uncertainty. Our ability to achieve key technical milestones, such as reliable high-repetition-rate laser operation, cost-effective OEC component manufacturing, system integration at commercial scale, and grid-scale electricity generation or defense deployment, is uncertain. We have targeted initial commercial revenue generation for 2028 and a fusion pilot plant as early as 2032-2034, but these timelines are subject to significant uncertainty and may be delayed. Any delays in achieving these milestones would delay or prevent commercialization and could materially and adversely affect our business and financial condition. In addition, our directed energy defense applications may require extensive testing, qualification, and approval processes before deployment. This in turn could further extend commercialization timelines. Investors should not place undue reliance on our projected timelines. Our failure to achieve our milestones in a timely manner or at all would materially and adversely affect our business, prospects, financial condition, and results of operations.

Our business depends on specialized components and supply chains that are not yet established at scale.

Our OEC technology requires highly specialized components, including high peak power laser systems, precision optics, advanced optical coatings, and custom-engineered subsystems. Many of these components are available only from a limited number of suppliers or require bespoke manufacturing processes that have not been demonstrated at commercial scale. Our directed energy defense systems may require additional specialized components subject to defense industry supply chain constraints. Supply chain disruptions, delays, quality issues, or cost increases could significantly impair our ability to develop and deploy our systems. Our failure to develop and deploy our systems in a timely manner or at all would materially and adversely affect our business, prospects, financial condition, and results of operations.

Even if we successfully develop our technology, we may not achieve market acceptance or economic competitiveness.

The markets for fusion energy and directed energy defense systems are emerging and not yet fully established. Even if we successfully develop commercially viable systems, customers—including electric utilities, data center operators, government defense agencies, and industrial end-users—may be reluctant to adopt new and unproven technologies. Our fusion energy systems must achieve cost competitiveness with existing energy sources, including natural gas, renewables, and advanced nuclear fission, to meet the acute and increasing demand for power from data centers, AI infrastructure, electric vehicles, and onshore manufacturing. Our directed energy defense systems must demonstrate effectiveness, reliability, and favorable cost-per-shot economics compared to conventional kinetic weapons and missile defense systems. Factors such as capital costs, operating costs, system reliability, and regulatory requirements will affect adoption. If we are unable to achieve widespread market acceptance in either market, our business, prospects, financial condition, and results of operations would be materially and adversely affected.

We may depend on strategic partners, government funding, and collaborative relationships.

We may rely on partnerships with U.S. government agencies (including the Department of War and Department of Energy), research institutions (including national laboratories such as Lawrence Livermore National Laboratory (LLNL)), and commercial entities to fund and support our development efforts. Partnerships with national laboratories may involve complex intellectual property arrangements and restrictions on commercial use. The loss of key partnerships or funding sources could significantly delay our progress and materially and adversely affect our business, prospects, financial condition, and results of operations.

Our technology involves potential safety, environmental, and reputational risks.

Although fusion energy is generally considered to present fewer safety risks than traditional nuclear fission due to the absence of long-lived radioactive waste and meltdown risk, our operations involve high-energy laser systems, precision optics, and complex engineering processes that present their own hazards. Our directed energy defense applications, by their nature, involve weapon systems designed to neutralize threats, which may attract heightened regulatory scrutiny, public concern, and reputational risk. Any accidents, safety incidents, or perceived risks could result in regulatory action, project delays, or reputational harm. Public perception of nuclear-related technologies or weapons systems could negatively impact acceptance of our solutions. This in turn could materially and adversely affect our business, prospects, financial condition, and results of operations.

The regulatory framework applicable to fusion energy is evolving and may impose significant costs and delays.

Fusion energy is subject to a developing regulatory landscape in the United States and internationally. Regulatory authorities, including the U.S. Nuclear Regulatory Commission and other federal, state, and local agencies, may impose licensing, safety, environmental, and operational requirements that are uncertain and may change over time. Our directed energy defense applications are subject to separate regulatory frameworks, including Department of War procurement regulations, International Traffic in Arms Regulations (ITAR), Export Administration Regulations (EAR), and potential foreign government approvals. The dual-use nature of our laser technology may subject us to heightened export control scrutiny, limiting our ability to collaborate internationally, access certain markets, or share technology with potential partners. Compliance with existing and future regulations could result in significant costs, delays, or restrictions on our operations. This in turn could materially and adversely affect our business, prospects, financial condition, and results of operations.

Our directed energy defense business is subject to significant government contracting risks and regulatory requirements.

We are pursuing applications for our pulsed laser technology in directed energy defense systems for U.S. and international defense customers. Government contracting presents unique risks, including:

•	dependence on government budget appropriations and spending priorities, which are subject to political uncertainty;

•	extensive and costly compliance requirements, including those related to cost accounting, procurement, and contract administration;

•	strict security clearance requirements for personnel and facilities;

•	potential for contract terminations for convenience or for default;

•	lengthy and complex procurement and certification processes that may take years to complete;

•	significant competition from established defense contractors with greater resources, relationships, and past performance records;

•	ITAR and EAR export control restrictions that limit our ability to market technology internationally or collaborate with foreign partners; and

•	political and budgetary uncertainties that may delay or cancel procurement programs.

Our failure to comply with applicable laws, regulations, and contract requirements could result in contract termination, civil or criminal penalties, debarment, and reputational harm. We have limited experience with government contracting, and there can be no assurance that we will successfully compete for or perform government contracts. The U.S. government typically does not commit to long-term funding, and programs are subject to annual appropriation cycles. Our inability to successfully navigate the government contracts process and regulatory requirements could significantly delay our progress and materially and adversely affect our business, prospects, financial condition, and results of operations.

We have incurred recurring losses and experienced negative cash flows from operations, which in turn may require us to seek additional capital to fund our operations in the future. If we are unable to obtain such financing on acceptable terms, or at all, we may be forced to scale back or cease our operations.

We have experienced recurring losses and negative cash flows from operating activities. As a result, we may seek, or be required to seek, additional financing to fund our operations in the future, including potential equity, debt, or equity-linked financing. If we are unable to obtain additional financing on acceptable terms, or at all, we may be forced to scale back or cease our operations.

We have a limited operating history, expect significant losses, and may experience financial volatility.

We are an early-stage company with a limited operating history and no history of commercial revenue from our fusion energy systems or otherwise. Since inception, we have incurred losses and expect to continue to incur substantial operating losses for the foreseeable future, including the next several years, as we commence and invest in our research and development efforts and develop manufacturing, sales, marketing, and distribution capabilities and infrastructure. We may never achieve profitability, and even if we do, we may not be able to sustain it. We currently generate limited or no revenue from our core fusion energy business and may initially derive revenue primarily from directed energy defense contracts, grants, or other non-recurring sources of funding. As a result, our financial results may fluctuate significantly from period to period, and we may not achieve stable or predictable revenue. Our ability to fund fusion energy development will depend to a significant degree on our ability to secure defense contracts and government funding and our failure to do so could significantly delay our progress and materially and adversely affect our business, prospects, financial condition, and results of operations.

Accordingly, our business is subject to all of the risks inherent in the establishment of a new business enterprise, which make our prospects hard to evaluate. Any evaluation of our business and our prospects must be considered in light of the uncertainties, problems, expenses, difficulties, complications, and delays frequently encountered in connection with development and expansion of a new business enterprise. There can be no assurance that the products under development by us will be approved for sale in the United States or elsewhere. Furthermore, there can be no assurance that if such products are approved they will be successfully commercialized, and the extent of our future losses and the timing of our profitability are highly uncertain. Many of these factors are beyond the control of our management. If we are unable to achieve profitability, we may be unable to continue our operations.

We will require substantial additional capital, and such financing may not be available on acceptable terms, if at all. Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The development of fusion energy systems is highly capital-intensive. We expect to require significant additional funding to support ongoing research and development, build prototype and demonstration systems, and ultimately construct commercial-scale facilities. We may seek to raise additional capital through equity offerings, debt financings, strategic partnerships, or government funding. Such financing may not be available when needed, on acceptable terms, or at all. If we raise additional capital through equity or equity-linked financings, existing investors may experience significant dilution. Additionally, the terms of any debt financing may impose restrictive covenants that limit our operating flexibility. There can be no assurance that we will be able to secure the additional capital necessary to achieve our business objectives.

We have limited access to the capital markets to raise capital. The capital markets have been unpredictable in the recent past for unprofitable companies such as ours. In addition, it is generally difficult for development stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables in market conditions that are beyond our control. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition, and our continued viability will be materially and adversely affected.

Changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales.

The United States or foreign governments may enact changes in trade policies that could adversely impact our ability to source and sell products internationally. For example, the U.S. government has recently imposed and/or threatened tariffs on a broad range of imported goods, particularly those from China, in response to perceived unfair trade practices. In retaliation, the Chinese government has imposed significant tariffs on certain U.S. products.

We rely on global supply chains for certain components and products used in our operations. Governmental actions affecting international trade, such as the imposition of tariffs, quotas, export restrictions, or other trade barriers, could materially increase our cost of goods, delay shipments, or disrupt supply chains. For example, in recent years, the U.S. government has imposed, and continues to consider, significant tariffs and trade restrictions on a broad range of imports from China in response to perceived unfair trade practices. In turn, China and other affected countries have implemented retaliatory measures.

Although we cannot predict future actions regarding tariffs, export restrictions, or other trade barriers—nor the products or countries that may be affected—the global trade environment remains dynamic and uncertain. Such developments could materially affect our operations, particularly if significant tariffs or restrictions are placed on goods imported.

While we have the ability to source certain products from alternative regions, such alternatives may not fully offset the impact of sudden or widespread trade disruptions. Further escalation of trade tensions or regulatory restrictions could materially and adversely affect our business, prospects, financial condition, and results of operations.

We operate in the defense, energy, and laser / photonics segments, which are cyclical and subject to significant downturns.

The markets in which we operate, including defense, energy, and laser / photonics segments, are subject to cyclical trends and rapid technological evolution. These segments are characterized by constant product innovation, evolving standards, compressed product lifecycles, and fluctuations in customer demand and capital spending. In addition, intense pricing pressure and the risk of product obsolescence may lead to inventory write-downs, margin compression, and declining average selling prices. Periods of weak demand in defense, energy, laser / photonics segments, AI infrastructure, hyperscale data centers, or broader industrial markets may result in excess capacity and reduced profitability for companies like ours. If we are unable to respond swiftly to such downturns by adjusting our cost structure, research and development priorities, or go-to-market strategies, our revenue, gross margins, liquidity, and overall financial performance could be materially and adversely affected.

Our revenue growth and gross margin are substantially dependent on our successful development and commercialization of new laser and fusion energy products and services based on our proprietary and novel pulsed laser architecture based on high peak power laser optical enhancement cavity (OEC) technology.

Maintaining or growing our revenue will depend, among other things, on our ability to timely develop and introduce new products that address evolving customer requirements for performance, size, weight, power, energy efficiency, integration, and cost-effectiveness in the defense and energy sectors. Failure to introduce new products at sufficient volumes or on schedule could materially and adversely affect our revenue growth.

The development and commercialization of pulsed OEC lasers for defense and fusion energy is a complex process involving advanced laser architectures, precision optics, materials science, and system-level performance validation. We have experienced, and may continue to experience, delays or setbacks in product development, engineering, or ramping manufacturing capacity. Our ability to successfully develop products depends on various factors, including accurate anticipation of customer needs and evolving technical standards; availability of skilled engineers and manufacturing capabilities; design and production yield performance; customer acceptance of our technology; protection of our intellectual property; and securing licenses for third-party technologies when necessary.

New product development cycles in our industry typically span over one year and require substantial investment in research and development, engineering, and commercialization efforts, with potential delays before return on investment is realized. Failure to anticipate or respond promptly to technological shifts or competitive innovations could result in loss of design wins, declining market share, reduced gross margins, and adversely impact our ability to sustain or grow revenue. This in turn would materially and adversely affect our business, prospects, financial condition, and results of operations.

Fusion energy commercialization involves unprecedented technical, regulatory, and commercial challenges, and there can be no assurance we will ever generate revenue from fusion energy applications.

While scientific breakthroughs have been demonstrated at government research facilities such as the National Ignition Facility (NIF) at Lawrence Livermore National Laboratory (LLNL), the transition from laboratory demonstration to commercial power generation involves numerous technical, engineering, economic, and regulatory challenges that have not been solved. These challenges include, among others:

•	achieving consistent “net energy gain” at commercially viable efficiency levels;

•	developing materials that can withstand the extreme conditions of repeated fusion reactions;

•	creating systems capable of continuous operation rather than single-shot experiments;

•	designing economically competitive power plants that can compete with existing energy sources;

•	obtaining necessary regulatory approvals, which do not yet exist for commercial fusion power plants; and

•	developing a supply chain for fusion-grade materials and components.

There can be no assurance that we or anyone else will successfully commercialize fusion energy within any particular timeframe, if ever.

The outcome of any litigation in which we are involved is unpredictable and an adverse decision in any such matter could subject us to damage awards and lower the market price of our stock.

From time to time, we may be a party to certain litigation matters. Any such disputes, litigations, investigations, administrative proceedings, or enforcement actions may divert financial and management resources that would otherwise be used to benefit our operations, result in negative publicity, and harm our customer or supplier relationships. An adverse resolution of any such matter in the future, including the results of any amicable settlement, could subject us to material damage awards or settlement payments, loss of contractual or other rights, injunctions or other limitations on the operation of our business, or other material harm to our business.

We may fail to successfully acquire or integrate new businesses, products, and technology, and we may not realize expected benefits, resulting in harm to the business.

We intend to grow our business through acquisitions of complementary companies, products, or technologies that align with our strategic goals. However, identifying suitable acquisition targets can be challenging, costly, and time-consuming, and we may not always be able to successfully complete such transactions. Moreover, acquisitions could divert management’s attention from core operations, potentially impacting our business performance.

Even if acquisitions are completed, successfully integrating new organizations, products, technologies, and employees is complex and may not achieve anticipated benefits or synergies. Potential unknown issues such as product quality deficiencies, regulatory compliance gaps, or intellectual property risks—undetected during due diligence—could arise post-acquisition. Addressing such issues may be costly and time-consuming, potentially adversely affecting our financial condition and operations.

Acquisitions may also introduce unanticipated expenses, liabilities, and operational complexities, including compliance challenges under regulations such as the Sarbanes-Oxley Act. There is no assurance that acquisitions will improve profitability or cash flow, and failure to realize expected benefits could harm our business and financial results.

We operate in intensely competitive markets. Our failure to compete effectively would harm our results of operations.

We compete with a range of companies and research institutions pursuing different fusion approaches, including magnetic confinement, other inertial confinement methods, and hybrid approaches. Some of these competitors are larger, better funded, or supported by significant government investment. In the directed energy defense market, we compete against established defense contractors and other directed energy startups developing alternative laser architectures, particle beams, and high-power microwave systems. Blue Laser Fusion currently competes with a number of large domestic and international companies in the field of high-performance defense laser solutions and fusion energy commercialization, some of which have greater financial, technical, and management resources than we do. In addition, efforts to introduce new products into markets with established competitors expose us to additional competitive pressures.

In addition, we compete indirectly with established and emerging energy technologies, including renewable energy sources, energy storage systems, advanced nuclear fission (including small modular reactors), and fossil fuels. If competing technologies achieve commercial viability sooner, at lower cost, or with greater reliability, our technology may become economically uncompetitive. The growing demand for energy from data centers, AI infrastructure, electric vehicles, and onshore manufacturing may attract increased competition and investment in alternative energy solutions. Some of our competitors may be better positioned to meet changing customer needs and secure design wins. Increasing competition in the markets in which we operate may negatively impact our revenue and gross margins.

We may also face discriminatory or anti-competitive practices from our competitors that could impede our growth, cause us to incur additional expenses, or otherwise negatively affect our business. Additionally, some competitors may use their market power to discourage customers from purchasing our products.

Moreover, many of our competitors have longer operating histories, greater brand recognition, larger customer bases, and more extensive sales, marketing, and distribution resources than we do. In the directed energy defense market, established defense contractors have existing customer relationships, security clearances, and government contracting infrastructure that we lack.

Furthermore, the laser defense and fusion energy industries have experienced significant private investment, government funding, and consolidation in recent years. Such activity has altered and may continue to alter the competitive landscape, capabilities, and market shares of industry participants, which could put us at a competitive disadvantage and harm our results of operations. Our ability to pursue international defense sales may be limited by export controls, foreign policy considerations, and competition from established defense contractors with existing customer relationships. Our failure to compete effectively would materially and adversely affect our business, prospects, financial condition, and results of operations.

Costs related to defective products could have a material adverse effect on us.

We develop and intend to sell highly complex OEC laser and fusion energy products and services, and accordingly, there is a risk of defects in our products. Such defects could lead to significant costs, including customer warranty claims, the cost of replacement products, increased support and service efforts, or loss of customer goodwill. Moreover, since the cost of replacing defective products is often much higher than the price of the components themselves, we may be subject to claims from customers for damages exceeding the amounts paid to us, including consequential damages.

In addition, because our lasers may be integrated into customer systems that support mission-critical applications such as defense or energy production, any malfunction or defect in our products that contributes to the failure of these systems could expose us to liability claims, reputational harm, or the loss of future business. Our customers may be required to recall or replace their end-products if a defect is traced back to our components, and in such cases, they may seek indemnification or cost-sharing from us. If such product issues arise in high-volume or high-stakes markets, we could incur substantial expenses and reputational damage. Any such defect-related costs could materially and adversely affect our reputation, business, results of operations, and financial condition.

We may, in the future, seek to enter into collaborations with third parties for the development and commercialization of our technologies. If our collaborators cease development efforts under our collaboration agreements, or if any of those agreements are terminated, these collaborations may fail to lead to commercial products and we may never receive milestone payments or future royalties under these agreements.

Given our current early stage of development, we may in the future seek collaborations with academic institutions, component manufacturers, or other players in the laser / photonics, defense, and energy sectors to advance the commercialization of our OEC pulsed laser-based platform. If we fail to enter into suitable agreements, or if such collaborations are not successful, we may be unable to leverage external resources to further our product development and commercialization efforts.

With both our existing agreements and any future collaborations, we will have limited control over how much and when collaborators commit resources, set development timelines, or choose technology directions. As a result, our ability to derive value from these arrangements depends heavily on the collaborators’ ability to perform their assigned responsibilities.

Collaborations may expose us to the following risks:

•	Collaborators may devote fewer resources or less effort to the project than we expect;

•	Collaborators may suspend or terminate development due to internal strategy shifts, lack of funding, or external events such as mergers and acquisitions;

•	Collaborators may delay prototyping, halt development plans, or require changes in our designs that increase cost or time;

•	Collaborators may independently develop or co-develop competing technologies if they perceive better commercial potential;

•	Even if they hold distribution rights, collaborators may not dedicate sufficient resources to market our products;

•	Collaborators may mishandle or inadequately protect our IP, or misuse proprietary information, exposing us to litigation or loss of rights;

•	Disputes with collaborators could delay or terminate projects and drain our resources; and

•	If agreements are terminated, we may be forced to continue development alone, assuming all associated costs.

As a result, our current or future collaborations may fail to advance our platform efficiently or at all. If a collaborator undergoes a major business change—such as a merger or restructuring—they may reduce or cease focus on our projects, potentially harming our business, financial condition, results of operations, and future prospects.

Moreover, if a collaboration is terminated, we may have to independently fund pre-commercialization efforts, handle marketing, or defend IP—any of which could alter our business strategy and materially impact our financial and operational trajectory.

Our products are in the early stages of development.

Our products are at an early development stage. Further design, development, laboratory testing, engineering validation, and specific qualification processes will be required before our products can be commercially launched. Adverse or inconclusive results from pre-commercial testing or qualification procedures may substantially delay or halt the further development or commercialization of one or more of our products.

We currently have no sales and marketing organization. If we are unable to establish satisfactory sales and marketing capabilities and/or secure a sales and marketing partner, we may not successfully commercialize our products.

We do not have direct experience in sales or marketing. To commercialize our products, if and when they are ready for market, we must build our marketing, sales, managerial, and other non-technical capabilities or make arrangements with third parties to perform these functions, which may not be successful. Despite the technical expertise of our leadership team, we have limited experience as a company in sales and marketing. Building and managing a sales organization involves significant challenges, including hiring, retaining, and incentivizing qualified personnel, generating sales leads, providing adequate training, and managing a geographically dispersed team.

In addition, we may not be able to enter into collaboration agreements with sales and marketing partners on acceptable terms or at all. Even if such partnerships are formed, we may have limited control over the sales, marketing, and distribution activities of third parties. Our future revenues may heavily depend on these partners’ efforts. If we choose to build our own sales and marketing infrastructure, we may not achieve a positive return on this investment. Furthermore, we must compete with established, well-funded semiconductor and technology companies to recruit, hire, and retain skilled sales personnel.

Factors that may inhibit our commercialization efforts without strategic partners include:

•	Our inability to recruit and retain sufficient, effective sales and marketing personnel;

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Challenges for sales personnel in accessing or persuading target customers such as government customers, defense prime contractors, energy customers including wholesale markets, electric utilities, or large commercial customers;

•	The absence of a broad product portfolio, which may place us at a competitive disadvantage relative to companies with more extensive offerings; and

•	Unanticipated costs and expenses associated with developing an independent sales and marketing organization.

Our success depends on our ability to attract and retain highly skilled personnel, and the loss of key employees could adversely affect our business.

Our business depends on a small number of highly specialized scientists, engineers, and technical personnel with expertise in fields such as plasma physics, high-energy laser engineering, precision optics, OEC system design, and advanced manufacturing. We also require personnel with experience in defense contracting and government procurement processes. Competition for such personnel is intense, particularly from government laboratories, defense contractors, and other fusion and directed energy companies. The loss of key employees or our inability to attract and retain qualified personnel could delay development and adversely affect our business. There also is a risk that changes in immigration laws and regulations, or their administration or enforcement, can impair our ability to attract and retain qualified engineering personnel. In the U.S., where a significant portion of our research and development teams are located, tightening of immigration controls may adversely affect the employment status of non-U.S. engineers and other key technical employees or further impact our ability to hire new non-U.S. employees. There are significant costs to the Company associated with attracting and retaining qualified personnel in key technology positions. Recruiting and employee costs, such as cash and stock-based compensation, have increased relative to historic levels and may continue to increase, which could adversely affect our results of operations.

We are highly dependent upon our CEO and co-founder, Dr. Shuji Nakamura, and a small team of key executives and technical experts.

Our success depends significantly upon the continued services of Dr. Shuji Nakamura, our CEO, co-founder, and a 2014 Nobel Prize laureate for his invention of efficient blue light-emitting diodes. Dr. Nakamura’s scientific reputation, industry relationships, and technical expertise are central to our credibility with investors, partners, government agencies, and customers in both the directed energy defense and fusion energy markets. The loss of Dr. Nakamura’s services, whether due to death, disability, or voluntary departure, could materially and adversely affect our ability to attract funding, secure partnerships, recruit talent, and commercialize our technology. We also depend on a small team of key executives and technical experts, including Richard Ogawa, our General Counsel and co-founder, and Dr. Paul Rudy, who leads business development. Our executives’ and team’s knowledge of the market, our business, and our Company represents a key strength that cannot be easily replicated. We do not maintain key person life insurance on Dr. Nakamura or any of our other executives. The success of our business strategy and our future growth also depend on our ability to attract, train, retain, and motivate skilled managerial, sales, administration, development, and operating personnel. Competition for qualified personnel in the laser, photonics, defense, and energy sectors is intense, and we may not be able to attract or retain the personnel necessary to achieve our business objectives.

Our insurance coverage may not adequately cover all potential risks and liabilities, and we may be unable to maintain sufficient coverage on commercially reasonable terms.

We maintain certain commercial insurance policies, including general liability, workers’ compensation, health insurance, and directors and officers (D&O) liability insurance. However, our current insurance coverage may not adequately protect us against all potential risks and liabilities associated with our business, including product liability, cyber liability, property damage, business interruption, or other operational risks.

As our business evolves, particularly as we scale operations for directed energy defense systems and fusion energy development, we may require additional types or increased levels of insurance coverage. There can be no assurance that we will be able to obtain or maintain adequate insurance coverage on commercially reasonable terms, or at all. Any gaps in our insurance coverage, or our inability to obtain sufficient coverage, could expose us to substantial uninsured liabilities in the event of claims or losses, which could have a material adverse effect on our business, financial condition, and results of operations.

Additionally, our insurance policies are subject to various exclusions, limitations, and conditions that may prevent coverage from applying in certain circumstances. Insurers may also dispute coverage or seek to rescind policies, and any such disputes could result in delays, costs, and uncertainties regarding our protection against claims. These factors could make us less attractive to prospective investors, partners, or customers, and may impair our ability to raise future capital or enter into critical business relationships.

We may have conflicts with our partners that could delay or prevent the development or commercialization of our product.

We may have conflicts with our partners, such as disputes concerning the interpretation of technical milestones, ownership of jointly developed intellectual property, fulfillment of development obligations, payment for services, or the interpretation of contractual terms. If conflicts arise, a partner may act in a manner that is contrary to our business interests. Any such disagreement could result in one or more of the following outcomes, each of which could delay or prevent the development, commercialization, or deployment of our technology solutions and, in turn, negatively impact our ability to generate revenue.

•	unwillingness on the part of a partner to pay us milestone payments or royalties we believe are due to us under a collaboration;

•	uncertainty regarding ownership of intellectual property rights arising from our collaborative activities, which could prevent us from entering into additional collaborations;

•	unwillingness by the partner to cooperate in the development or manufacture of the product, including providing us with product data or materials;

•	unwillingness on the part of a partner to keep us informed regarding the progress of its development and commercialization activities or to permit public disclosure of the results of those activities;

•	initiation of litigation or alternative dispute resolution options by either party to resolve the dispute; and

•	attempts by either party to terminate the agreement.

Such outcomes could materially impact our operations, delay our go-to-market strategy, or harm our reputation with future partners or customers.

Risks Related to Our Intellectual Property and Cybersecurity

We may incur liabilities for claims of intellectual property infringement relating to our products.

The laser / photonics, defense, and energy industries are generally subject to frequent litigation regarding patents and other intellectual property rights. In the past we have been, and may in the future be, subject to claims that we have breached, infringed, or misappropriated patent, license, or other intellectual property rights. Our customers may assert claims against us for indemnification if they receive claims alleging that their or our products infringe upon others’ intellectual property rights, and have in the past and may in the future choose not to purchase our products based on their concerns over such a pending claim.

In the event of an adverse result of any intellectual property rights litigation, we could be required to incur significant costs to defend or settle such litigation, pay substantial damages for infringement, expend significant resources to develop non-infringing technology, incur material liability for royalty payments or fees to obtain licenses to the technology covered by the litigation or be subjected to an injunction, which could prevent us from selling our products, and materially and adversely affect our revenue and results of operations. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, lost sales or damaged customer relationships, and diversion of management’s attention and resources.

Our limited ability to protect our proprietary information and technology may adversely affect our ability to compete.

Our future success and ability to compete is dependent in part upon our protection of our proprietary information and technology through patent filings, enforcement of agreements related to intellectual property, and otherwise. We cannot be certain that any patents we apply for will be issued or that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection or commercial advantage.

Our competitors may also be able to design around our patents. Similarly, counterparties to our intellectual property agreements may fail to comply with their obligations under those agreements, requiring us to resort to expensive and time-consuming litigation to protect our rights, which may or may not be successful. Although we intend to vigorously defend our intellectual property rights, we may not be able to prevent misappropriation of our technology or may need to expend significant resources in defending our rights.

We rely on a comprehensive portfolio of more than 140 patents and patent applications as well as trade secrets and proprietary know-how, and other unpatented proprietary information relating to our product development and manufacturing activities to protect our OEC technology and related innovations. While we enter into confidentiality agreements with employees and other parties to protect this information, we cannot be sure these agreements will be adequate or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others. Our intellectual property rights may not be sufficient to prevent others from developing competing technologies, and our pending patent applications may not result in issued patents or may be challenged after issuance. Our technology builds in part on research conducted at national laboratories and universities, and we may be subject to claims regarding the scope of our rights or obligations with respect to such underlying research. In addition, we may be subject to claims that we infringe the intellectual property rights of others, which could result in costly litigation, damages, or the need to obtain licenses on unfavorable terms.

Additionally, our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Patent litigation is expensive and our ability to enforce our patents and other intellectual property is limited by our financial resources and subject to general litigation risks. If we seek to enforce our rights, we may be subject to claims that the intellectual property rights are invalid, unenforceable, or licensed to the party against whom we assert a claim. Our assertion of intellectual property rights could also lead to counterclaims, which is a frequent occurrence in such litigations.

Our products in the future may require technology from third parties and if we are unable to acquire or license necessary technology for our products in the future, our business could be adversely affected.

We sell products in markets that are characterized by rapid technological changes, evolving industry standards, frequent new product introductions, and increasing levels of integration. Our ability to keep pace with these markets may depend on our ability to obtain technology from third parties on commercially reasonable terms to allow our products to remain competitive.

If licenses to such technology are not available on commercially reasonable terms and conditions or at all and we cannot otherwise acquire or integrate such technology, our products or our customers’ products could become unmarketable or obsolete, we could lose market share, and our revenue and results of operations could materially decline.

In addition, disputes with third-party licensors over required payments, scope of licensed rights, and compliance with contractual terms are common in our industry and we have in the past and may in the future be subjected to disputes over the terms of such licenses which could result in substantial unanticipated costs or delays in developing substitute technology to deliver competitive products, damaged customer and vendor relationships, indemnification liabilities, and declining revenues and profitability. Such events could have an adverse effect on our financial condition and results of operations.

Our ability to protect and enforce our patents and any patents we may obtain does not guarantee that we will secure the right to commercialize such patents.

A patent is a limited monopoly right conferred upon an inventor, and his or her successors in title, in return for the making and disclosing of a new and non-obvious invention. This monopoly is of limited duration but, while in force, allows the patent holder to prevent others from making and/or using his or her invention. While a patent gives the holder this right to exclude others, it is not a license to commercialize the invention, where other permissions may be required for permissible commercialization to occur. Further, the invention, even if patented itself, cannot be commercialized if it infringes the valid patent rights of another party.

Any inability to protect intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell products.

We rely on patent protection, in some cases trade secrets, unpatented proprietary know-how, and continuing technological innovation to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed, or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We may not be able to develop patentable products with acceptable patent protection. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology or require a license. In addition, other parties may duplicate, design around, or independently develop similar or alternative technologies.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We plan to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

We also rely on confidentiality agreements to protect our trade secrets. If these agreements are breached by our employees or other parties, our trade secrets may become known to our competitors. We may not have any remedies against our competitors and any remedies that may be available to us may not be adequate to protect our business or compensate us for the damaging disclosure. In addition, we may have to expend significant resources to protect our interests from possible infringement by others.

If we or our third-party suppliers are found to be infringing patents or trade secrets owned by others, we may be forced to cease or alter our product development efforts, obtain licenses to continue the development or sale of our products, and/or pay damages.

As the laser / photonics, defense, and energy industries rapidly evolve, and more patents are issued, the risk increases that our or our suppliers’ manufacturing processes and potential products may give rise to claims that they infringe patents, trademarks, copyrights, trade secrets, or other intellectual property rights of others. Although we have reviewed certain third-party patents that we believe may be relevant to our technology and products, we have not conducted a comprehensive freedom-to-operate search or analysis, and may be unaware of patents or pending applications that, if granted, could block us from commercializing our technology or products.

Therefore, we cannot guarantee that our products or commercialization activities do not and will not infringe any third party’s intellectual property. From time to time, we may be notified of claims that we or our suppliers infringe third-party intellectual property rights, including from potential competitors. We cannot assure that others will not pursue infringement claims against us or the third-party technologies we license in the future. If found to infringe, or if we fail to obtain or renew licenses under third-party patents or intellectual property rights, we may be required to pay damages. Other parties may also seek legal action to enjoin testing, manufacturing, or marketing of affected products or processes. If such actions succeed, we may be required to obtain licenses to continue testing, manufacturing, or marketing, but required licenses may not be available on acceptable terms or at all. Litigation outcomes are uncertain and may consume significant financial resources and personnel efforts. Litigation involving our suppliers could also hinder product development and commercialization.

Moreover, rights granted under licensing agreements may not provide us with a competitive advantage. Enforcement of patent rights is costly and may fail. Others may independently develop similar or superior technologies, or our technology may infringe others’ patents. Therefore, patents licensed or held by us may not afford meaningful competitive advantages. Our confidentiality agreements may also fail to protect proprietary information adequately. Failure to maintain our intellectual property rights could materially harm our business, financial condition, and results of operations.

Our success depends in part on our ability to operate without infringing the patents and proprietary rights of third parties in the laser, photonics, defense, and energy industries. The development, manufacture, use, and sale of new laser / photonics, defense, and energy products and services are frequently subject to substantial patent litigation. Such disputes often relate to the validity and alleged infringement of patents or proprietary rights held by others.

Third parties, including commercial companies, research institutions, or universities, may have filed patent applications or obtained patents that cover technologies relevant to our OEC laser and fusion energy platform technologies. Existing or future patents held by others may contain claims that could cover our products or technology.

We expect to face infringement claims from time to time in the ordinary course of business, and third parties may assert claims against us regarding our current or future products or licensed technologies. Any such claims or litigation could require us to:

•	cease or delay the manufacturing, use, or sale of products incorporating or made with the challenged intellectual property;

•	pay damages; or

•	enter into licensing or royalty agreements, which may not be available on acceptable terms or at all.

Regardless of the outcome, any litigation or administrative proceedings could delay product development and commercialization, incur substantial costs, and divert significant management and technical resources.

System security and data breaches, cyber-attacks, and other related cyber security incidents could disrupt our internal operations and/or supply chain, result in the loss of our, our customers’, and our suppliers’ proprietary and confidential information, adversely impact our reputation and business, and result in potentially significant expenses, costs, liabilities, and other negative consequences, any or all of which could adversely affect results of operations and our stock price.

Despite implementing security measures, we are subject to risk, both at our clients and our supply chain, of attack from malicious threat actors, which could include agents of organized crime or nation-state or nation-state supported actors. We manage and store various proprietary information and sensitive or confidential data relating to our business and our employees. In addition, we manage and store a significant amount of proprietary and sensitive or confidential information from third parties, such as our customers and suppliers. Unauthorized insiders and/or third-party threat actors may be able to penetrate our security measures, evade our controls, or exploit vulnerabilities in our systems or our third-party providers’ systems and misappropriate or compromise our, our customers’, or our suppliers’ proprietary and confidential information, including intellectual property and personal information of our current and former employees, create system disruptions, or cause shutdowns. Threat actors also may be able to develop and deploy viruses, worms, phishing attempts, ransomware, and other malicious software that attack our websites, computer systems, access to critical information, products, or otherwise exploit security vulnerabilities. The sophistication, scale, and frequency of cyber-attacks has continued to increase and evolve at a rapid pace, and the risk of attack may be heightened when our employees are working remotely. Artificial intelligence and machine learning also may be used for certain cybersecurity attacks, improving or expanding the existing capabilities of threat actors in manners we cannot predict at this time, resulting in greater risks of security incidents and breaches. The risk of state-sponsored or geopolitical-related cybersecurity incidents has also increased due to ongoing geopolitical tensions with China or incidents, such as the war in Ukraine or the Israel-Hamas war. Our prioritization of security measures and remediation of known vulnerabilities may prove inadequate and we may be unable to anticipate or protect against attacks. If an incident occurs, we may be unable to detect it for an extended period of time.

Any breach of our security measures or the loss, inadvertent disclosure, or unapproved dissemination of proprietary information or sensitive or confidential data about us, our customers, our suppliers, or our employees, including the potential loss or disclosure of such information or data, could result in numerous risks and adverse consequences. Such consequences include remediation costs, litigation and potential liability for us, including as a result of U.S. or foreign governmental investigations or enforcement actions, penalties for violation of applicable laws or regulations, including laws and regulations in the United States and other jurisdictions relating to the collection, use, and security of user and other personally identifiable information and data, damage to our brand and reputation, the loss of sales and customer or supplier relationships, negative impacts to our employee recruiting and retention, loss of intellectual property protection, risk of inadequate insurance coverage and increased insurance premiums, and numerous other financial, legal, and business risks, any or all of which could harm our business, financial condition, and results of operations, and result in significant stock price volatility. In addition to our own systems, our business also is reliant upon the security of various third parties in our supply chain, and any breach of their systems and security could result in our being subjected to the numerous risks and adverse consequences noted above.

In the past, we have experienced attempted cybersecurity attacks and we anticipate continuing to be subject to such attempts, particularly given the evolving nature of the cybersecurity threat landscape. While we believe that the past threats have not had a material impact on our business, any future cybersecurity incidents could damage our reputation, expose us to regulatory and litigation risk, and materially and adversely affect our business, prospects, financial condition, and results of operations.

Risks Related to Our Common Stock, this Offering, and Operating as a Public Company

There is currently no market for our Common Stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our Common Stock at times and prices that you believe are appropriate.

Our Common Stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our Common Stock and our Common Stock may never be included for trading on any stock exchange, automated quotation system, or any over-the-counter market. Accordingly, our Common Stock is highly illiquid and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

Our Common Stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, we will be required to meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on a national securities exchange. We intend to contact an authorized market maker for an over-the-counter quotation system for sponsorship of our Common Stock, but we cannot guarantee that such sponsorship will be approved and our Common Stock listed and quoted for sale. Even if our Common Stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our Common Stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The market price and trading volume of our Common Stock may be volatile and could decline significantly.

The quotation systems, including the OTCQB or OTCQX market of the OTC Markets, or stock exchanges, including Nasdaq, on which our Common Stock may be quoted or on which our Common Stock may be listed in the future have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for our Common Stock following the Merger, the market price of our Common Stock may be volatile and could decline significantly. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. If the market price of our Common Stock declines significantly, you may be unable to resell your shares at or above the price you paid for our Common Stock. The market price of Common Stock may fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity, or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the OTC Markets when applicable or with Nasdaq listing requirements following our potential uplisting on Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales, resales, or repurchases or anticipated issuances, sales, resales, or repurchases of our Common Stock;

•	sales of our Common Stock by our officers, directors, or significant stockholders or the perception such sales may occur, including upon the expiration of lock-up periods;

•	publication of research reports about us, or our industry;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential, or perceived control, accounting, or reporting problems;

•	changes in accounting principles, policies, and guidelines;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	our ability to commercialize, and market acceptance of, our products;

•	success of our competitors in commercializing products;

•	strategic transactions undertaken by us or our competitors;

•	disputes concerning our intellectual property or other proprietary rights;

•	policies or regulatory actions affecting us or our industry; and

•	business disruptions caused by natural disasters.

In addition, the stock markets in general have experienced extreme volatility that has been often unrelated to the operating performance of the issuer. These broad market fluctuations may negatively impact the price or liquidity of our Common Stock. In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The designation of our Common Stock as “penny stock” would limit the liquidity of our Common Stock.

Our Common Stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stock in start-up companies is among the riskiest equity investments. For any transaction involving a penny stock, unless exempt, the rules require that: (a) a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.

If our Common Stock is or becomes subject to the “penny stock” rules, it may be more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our Common Stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers choose not to participate in penny stock transactions. If our Common Stock is deemed “penny stock,” because of penny stock rules, there may be less trading activity in any market that develops for our Common Stock in the future and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our Common Stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for and price of our Common Stock.

Because we did not become a reporting company under the Exchange Act by means of a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our Common Stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our Company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our Common Stock.

Because the Merger is a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares of Common Stock pursuant to Rule 144, and our SEC filings may be subject to heightened scrutiny. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. Because we became a public reporting operating company through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our Common Stock. Brokerage firms may not provide analyst coverage of our capital stock or business in the future.

We are obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

We are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our annual report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our Common Stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal control and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

Our management concluded that, during the nine months ended September 30, 2026, our disclosure controls and procedures were not, in design and operation, effective at a reasonable assurance level due to the material weaknesses in internal control over financial reporting described below. Because of our limited operations, we have a limited number of employees which prohibits a segregation of duties. In addition, we lack a formal audit committee with a financial expert. As we grow and expand our operations, we will engage additional employees and experts as needed. However, there can be no assurance that our operations will expand. The material weakness in internal control over financial reporting included the following:

•	Limited segregation of duties due to the size of the accounting staff;

•	Insufficient review controls over the financial close and reporting process;

•	Insufficient information technology controls to prevent or detect, on a timely basis, unauthorized access to certain financial reporting systems; and

•	Insufficient review controls over expense classification within the Statement of Operations.

During the nine months ended September 30, 2026, we continued to implement measures designed to remediate the material weaknesses described above. These measures included the following:

•	Enhancing segregation of duties through reassignment of responsibilities and implementation of compensating controls, including independent review and approval of key transactions;

•

Implementing formal review controls and documentation requirements over the financial close and reporting process, including over significant and complex accounting areas such as revenue recognition, complex financing transactions, and income tax accounting; and

•	Strengthening information technology general controls, including user access restrictions, periodic user access reviews, and formalized procedures for provisioning and modifying user access.

Although management has designed and implemented these controls and has begun testing their operating effectiveness through the quarter ended September 30, 2026, the material weaknesses will not be considered remediated until the applicable controls have operated for a sufficient period of time and management has concluded, through testing, that the controls are operating effectively.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our Common Stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain quoted on any over-the-counter trading system, or following any potential listing, listed on any securities exchange.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Our status as an emerging growth company will end upon the earliest of: (a) the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement; (b) the last day of the fiscal year in which we have more than $1.235 billion in annual gross revenues; (c) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; and (d) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities.

We cannot predict if stockholders or potential stockholders will find our Common Stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some stockholders or potential stockholders find our Common Stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Common Stock and the market price of our Common Stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Additionally, pursuant to the Engagement Agreement (as defined below) with the Placement Agent, we have agreed to indemnify the Placement Agent and certain related parties against certain liabilities that may be incurred in connection with the Private Placement. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs, or damage awards that could have a material impact on our financial position, results of operations, and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

•	permit only the board of directors to establish the number of directors and fill vacancies on the board;

•	establish a classified board;

•	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

•	require super-majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

•	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•

prohibit stockholder action by written consent after the date on which our Common Stock is first listed on a national securities exchange, which in turn would require all stockholder actions to be taken at a meeting of our stockholders;

•	prohibit cumulative voting; and

•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:

•	any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (the “DGCL”), our restated certificate of incorporation, or our restated bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated certificate of incorporation will provide that the federal district courts of the United States of America will, unless we consent in writing to an alternative forum, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum

Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act, the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our Common Stock.

The issuance of our preferred stock could adversely affect the holders of our Common Stock in some circumstances.

The future issuance of some or all of our authorized preferred stock could adversely affect the holders of our Common Stock in some circumstances. Our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our Common Stock only if it appreciates in value.

We have never declared or paid any cash dividends on our preferred stock or Common Stock nor do we intend to do so. We do not currently have any shares of preferred stock outstanding. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that, other than with respect to dividends we may be obligated to pay on shares of preferred stock (if any), no dividends will be paid to holders of our preferred stock or Common Stock. As a result, the success of an investment in our preferred stock (if and to the extent of any future issuance of preferred stock) or Common Stock will depend upon any future appreciation in its value. There is no guarantee that our Common Stock (or any preferred stock that we may issue in the future) will appreciate in value.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTC Markets, if any, or following our potential listing on a securities exchange, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our Common Stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our Common Stock.

Future sales of our Common Stock, including resales by existing investors or the future issuance of equity or of debt securities that are convertible into equity, may dilute existing stockholders.

The resale or sale of a substantial number of shares of our Common Stock in the public market, or the perception that such resales or sales may occur, could adversely affect the market price for our Common Stock and make it more difficult for holders to sell shares of our Common Stock at times and prices that they feel are appropriate or above the price at which they purchased their shares of Common Stock. We expect that, because there will be a large number of shares registered pursuant to the registration statement of which this prospectus forms a part, selling stockholders will continue to offer shares covered by such registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time. Continued negative pressure on the market price of our Common Stock could have a material adverse effect on our ability to raise additional equity capital. Further, if we choose to raise additional capital in the future, to the extent that additional capital is raised through the issuance of shares or other securities convertible into shares, our stockholders will be diluted.

Issuance of stock to fund our operations or grow our business may dilute your investment and reduce your equity interest.

We may issue authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of the then current stockholders. We may issue additional shares of our Common Stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. Any equity financing may have significant dilutive effect to stockholders and a material decrease in our stockholders’ equity interest in us. Equity financing, if obtained, could result in substantial dilution to our existing stockholders. At its sole discretion, our board of directors may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us. Further, the future issuance of any additional shares of our Common Stock may create downward pressure on the trading price of the Common Stock. We may need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants, or other convertible securities in the future in conjunction with the capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

Our operating results for a particular period may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause the price of our Common Stock to fluctuate or decline.

We expect our operating results to be subject to fluctuations. Our operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to research and development and our future development plans;

•	any intellectual property infringement lawsuit or opposition, interference, or cancellation proceeding in which we may become involved;

•	the timing of commercialization and market acceptance of our products and technology; and

•	regulatory developments affecting our industry, us, or our competitors.

If our operating results for a particular period fall below the expectations of investors or securities analysts, the price of our Common Stock could decline substantially. Furthermore, any fluctuations in our operating results may, in turn, cause the price of our Common Stock to fluctuate substantially. We believe that comparisons of our financial results from various reporting periods are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We continue to be subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability to grow.

As a public company, we are subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports, proxy statements, registration statements, and other information with the SEC and furnishing audited reports to stockholders would cause our expenses to be higher than they would be if we remained privately held and did not consummate the Merger. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents required under the terms of the Private Placement.

It may be time consuming, difficult, and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls, and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

The former stockholders of Private Blue Laser Fusion will have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the Company.

Immediately upon the closing of the Merger, Private Blue Laser Fusion’s founders, executive officers, directors, and other principal stockholders, in the aggregate, beneficially owned a majority of our outstanding stock. These stockholders have, and are expected to continue to have, significant influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing an acquisition of the Company or another significant corporate transaction.

USE OF PROCEEDS

We will not receive any proceeds from the sales of shares of our Common Stock by the Selling Stockholders. However, upon the cash exercise of the Placement Agent warrants, we will receive the exercise price of such warrants, which have an aggregate exercise price of $3,722,070.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may only sell their shares of our Common Stock pursuant to this prospectus at a fixed price of $27.50 per share until such time as our Common Stock is quoted on the OTCQB or another public trading market for our Common Stock otherwise develops. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our Common Stock. At and after such time, the Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

In determining the initial offering price of $27.50 per share (as stated above), we considered our Company’s future prospects and those of our industry in general, our revenue, earnings, and certain other financial and operating information in recent periods and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours, as well as the price per share at which our Common Stock was sold in the Private Placement. We cannot assure you that the prices at which the shares will sell in the public market after our Common Stock is listed or is trading on an exchange or automated quotation system or quoted on the OTCQB Market (if ever) will not be lower than the initial offering price or that an active trading market in our common stock will develop or continue if developed.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is not currently, and there has never been, any market for any of our Common Stock. Our Common Stock is not eligible for trading on any national securities exchange and is not quoted for sale on any over-the-counter markets, including the OTCQB.

Holders

As of October 31, 2026, there were 166 holders of record of our Common Stock.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements, and such other factors as the board of directors deems relevant.

SELLING STOCKHOLDERS

This prospectus relates to the potential offer and resale by the Selling Stockholders identified in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of 2,353,422 shares of our Common Stock consisting of (i) up to 1,240,632 shares of Common Stock issued and sold in the Private Placement completed in September and October 2026, with a purchase price of $27.50 per share, (ii) up to 1,000,000 shares of Common Stock held by the Former Unite Holders, including Lucius Partners, and (iii) up to 112,790 shares of Common Stock issuable upon exercise of warrants issued to the Placement Agent, with an exercise price of $33.00 per share.

Private Placement

In September and October 2026, the Company issued and sold in the Private Placement 1,240,632 shares of Common Stock at a purchase price of $27.50 per share. The Company also issued warrants to purchase 112,790 shares of Common Stock at an exercise price of $33.00 per share, exercisable for seven (7) years from the final closing of the Offering.

In conjunction with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with purchasers in the Private Placement pursuant to which the Company agreed to file a registration statement with the SEC to register the resale of the shares of Common Stock issued and sold in the Private Placement, the shares underlying the warrants issued to the Placement Agent, and 1,000,000 shares held by the Former Unite Holders, including Lucius Partners, and to use commercially reasonable efforts to cause the registration statement to be declared effective no later than 120 days after the final closing of the Private Placement (subject to tolling).

The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the shares referred to above. The Selling Stockholders may also sell, transfer, or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act.

The Selling Stockholders may sell some, all, or none of their shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the Selling Stockholders regarding the sale of any of the shares. The “Beneficial Ownership After the Offering” assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Beneficial Ownership

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 8,234,466 shares of our Common Stock outstanding as of October 31, 2026. Except as disclosed below, none of the Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years. Except as otherwise described below, based on the information provided to us by the Selling Stockholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

The following table sets forth the shares beneficially owned, as of October 31, 2026, by the Selling Stockholders prior to the offering contemplated by this prospectus, the number of shares that the Selling Stockholders may offer and sell from time to time under this prospectus, and the number and percentage of shares which the Selling Stockholders would own beneficially if all such offered shares are sold.

Name of Selling Stockholders	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage Ownership After the Offering
Dr. Shuji Nakamura (1)	1,966,347	9,091	1,957,256	23.8%
Richard Ogawa (2)	575,508	7,273	568,235	6.9
Dr. Paul Rudy (3)	496,885	3,637	493,248	6.0
Mathew August (4)	22,113	9,091	13,022		*
Jeffrey B Shealy & Erika C Cerini Honick JTWROS (5)	8,700	3,637	5,063		*
Lucius Partners LLC (6)	995,000	995,000	—	—
Sichenzia Ross Ference Carmel LLP (7)	5,000	5,000	—	—
Laidlaw & Company (UK) Ltd. (8)	112,790	112,790	—	—
Yusaku Maezawa (9)	521,751	36,364	485,387	5.9
SMBC Trust Bank Ltd. as trustee of Mirai Creation Fund III (10)	802,998	145,455	657,543	8.0
Paul E Albini	1,819	1,819	—	—
Stassi Anastassov	21,818	21,818	—	—
Hanan Atia	910	910	—	—
Kyle K Benko	3,637	3,637	—	—
Michael Berger	1,818	1,818	—	—
Joshua Berliant Revocable Trust DTD 03/21/2013	1,819	1,819	—	—
Matthew Ross Bielski	3,636	3,636	—	—
Joel Blumberg & Shana Blumberg JTWROS	5,455	5,455	—	—
David B Brown	7,272	7,272	—	—
Scott L Byer	3,637	3,637	—	—
David Cantwell	3,637	3,637	—	—
Carnahan Trust	7,272	7,272	—	—
James R Carpenter	2,182	2,182	—	—
Michael B Carroll & Sheila J Carroll JTWROS	3,637	3,637	—	—
Trond Christensen	5,000	5,000	—	—
Donald K Coffey TOD	2,728	2,728	—	—
Roger Conan	2,500	2,500	—	—
Craig M Shattuck Irrevocable Trust	9,091	9,091	—	—
Craig M Shattuck Revocable Trust	9,091	9,091	—	—
John Craig	18,182	18,182	—	—
Scott Edward Cunningham	1,817	1,817	—	—
Patrick Cutter	3,637	3,637	—	—
Davoli PTY LTD	72,727	72,727	—	—
Marc DE Garidel	10,000	10,000	—	—
Thierry DE Kalbermatten	18,181	18,181	—	—
Michael G Doherty	7,273	7,273	—	—
Stephen Scott Dragos	10,910	10,910	—	—
Todd Edenborough	1,637	1,637	—	—
Mark A Fletcher	7,273	7,273	—	—
Andrew S Garner	1,819	1,819	—	—
Marc Gilligan	10,909	10,909	—	—
The Goldstein 2019 Dynastic Trust DTD 12/08/2019	2,000	2,000	—	—
Fernando da Costa Gomez	3,637	3,637	—	—
Dr. Joshua Gooden	6,365	6,365	—	—

Name of Selling Stockholders	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage Ownership After the Offering
Pranav Gupta & Anusha Nagarajan JTWROS	2,728	2,728	—	—
The Guttersen Family Trust DTD 09-24-2010	7,273	7,273	—	—
Bryan J Hanks & Michelle B Hanks JTWROS	3,637	3,637	—	—
Ulfar Haraldsson	9,999	9,999	—	—
Aaron C Harris	10,910	10,910	—	—
Phillip Todd Herndon	50,000	50,000	—	—
Jacob Ingram	1,819	1,819	—	—
Chet I Jewan	3,637	3,637	—	—
Jmd Enterprises of FL	910	910	—	—
Sarbjit Johl	3,637	3,637	—	—
Yoko Kato	10,910	10,910	—	—
Keith A Shattuck Revocable Trust	9,091	9,091	—	—
Susie Young Kim	1,819	1,819	—	—
StoneX Financial Inc c/f Jeff C Kleinschmidt IRA	18,181	18,181	—	—
Clinton Jay Kohlback	2,728	2,728	—	—
John A Komlos	5,455	5,455	—	—
Ron Karl Komlos	3,637	3,637	—	—
Timothy William Lahey	18,182	18,182	—	—
The Laskowski Revocable Trust DTD 9/20/2018	1,100	1,100	—	—
Christian A Levie	7,272	7,272	—	—
Jorge H Lavignasse & Jacqueline E Lubbe JTIN	910	910	—	—
Bobby Mahallati	909	909	—	—
Michael Martin	7,272	7,272	—	—
The Marvin Dale & Marlaine Jo Martin Rev. Living Trust DTD 05/07/2026	1,819	1,819	—	—
Bartley McElroy	7,273	7,273	—	—
Manan Mehta	7,272	7,272	—	—
Roberto Mendez & Eliana Cardenas JTWROS	1,819	1,819	—	—
Joseph A Messeh	7,273	7,273	—	—
Darashaw Motashaw	3,000	3,000	—	—
Tibor Nemes	3,636	3,636	—	—
StoneX Financial Inc c/f Jeremy J Nelson IRA	1,818	1,818	—	—
StoneX Financial Inc c/f Sathyanarayana Prasad Palavalli R/O IRA	909	909	—	—
Bernard Q Petersen	1,637	1,637	—	—
The Raring Family Trust DTD 01/20/2021	3,638	3,638	—	—
Edward J Reagan	5,000	5,000	—	—
Gloria Lynn Roth TOD	910	910	—	—
Robert Rudasill	1,819	1,819	—	—
Vijay Sharma Revocable Trust DTD 09/12/2018	2,000	2,000	—	—
Shattuck 2021 Family Trust	9,091	9,091	—	—
Shattuck 2021 Legacy Trust	9,091	9,091	—	—
Silver Clock Capital LTD.	3,000	3,000	—	—
Andrew Smukler	1,818	1,818	—	—
Neil R Snowdon	1,819	1,819	—	—
Solid Rock Commercial, LLC	5,455	5,455	—	—
Ji-Ang Song & Young-Sook Park Song JTWROS	7,273	7,273	—	—
Gunnar Stolze	1,819	1,819	—	—
Gregory Tanzer	910	910	—	—

Name of Selling Stockholders	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage Ownership After the Offering
Robert J Wahl JR & Joann Wahl JTWROS	5,455	5,455	—	—
Nigel J Weston	1,273	1,273	—	—
Daniel P Wikel	9,091	9,091	—	—
Carlo Wolf TOD	3,637	3,637	—	—
Qinghua Rose Zhao	36,363	36,363	—	—
John Paul DeJoria Family Trust	181,819	181,819	—	—
Savas Sahin	9,500	9,500	—	—
Anand Srinivasan	2,727	2,727	—	—
Luc Lissoir	3,635	3,635	—	—
Smith Living Trust Dated February 12, 2004	3,637	3,637	—	—
Michael P Jester	1,818	1,818	—	—
Old Mamaroneck Realty LLC	1,818	1,818	—	—
Nancy H Shiau	910	910	—	—
Peter F Zichelle	9,090	9,090	—	—
Brian Kopelowitz & Nicole Kopelowitz TBE	1,819	1,819	—	—
Kirk W Flight & Tessa Z Flight JTWROS	5,310	5,310	—	—
Loretta Zapp	3,636	3,636	—	—
Michael C Bellard TOD	1,100	1,100	—	—
Applied Food Sciences Inc	9,090	9,090	—	—
John Petote	3,637	3,637	—	—
David Ingram	909	909	—	—
Mark Maki	3,636	3,636	—	—
Philip A Herve	1,819	1,819	—	—
Jurgen Hatheier	3,637	3,637	—	—
Jay Bharatiya	8,182	8,182	—	—
Chris Bellard	910	910	—	—
Nathan A Gooden & Jennifer D Gooden JTWROS	9,092	9,092	—	—
Roberto R Soler	3,637	3,637	—	—
RarTek Trust Dated March 28, 2018	4,000	4,000	—	—
StoneX Financial Inc C/F Susie Kim IRA	3,636	3,636	—	—
Jeffrey Brown & Kristi Brown JTWROS	3,637	3,637	—	—
Andrew Leo Kirby & Seona Elizabeth Kirby JTWROS	3,636	3,636	—	—
Patrick Bellard	910	910	—	—
Joseph S Straka	3,637	3,637	—	—
Anthony Michael Barkett (11)	30,666	3,637	27,029		*
Peter Sclafani & Lillyan Sclafani JTWROS	1,819	1,819	—	—
Joseph Francis Kelly Jr & Melissa Kelly JTWROS	54,546	54,546	—	—
James Kinnell	5,455	5,455	—	—
Jeremy Zhu	3,637	3,637	—	—
Jason Tu	3,637	3,637	—	—
R I A Henshaw	1,000	1,000	—	—
Koutras 2021 Gifting Trust DTD 11-30-21, Jennifer Santo TTEE, Constantine D	3,637	3,637	—	—
Calvin Theodore Simmons III	910	910	—	—
Michael Gong	1,819	1,819	—	—
SonRai LLC	3,272	3,272	—	—
William B McPherson	1,819	1,819	—	—
Todd Vignola	3,637	3,637	—	—

Name of Selling Stockholders	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage Ownership After the Offering
Josef Keltjens & Beverley Warner Keltjens JTWROS	1,818	1,818	—	—
Kitt and Caboodle AS	2,545	2,545	—	—
Olympus 3 Acquisitions LLC	910	910	—	—
Joshua A Hendryx & Ashley M Hendryx JTWROS	1,819	1,819	—	—
R & J Pence Family Trust, Richard Pence & Janine Pence TTEES	1,818	1,818	—	—
Jeffrey Feuerman	5,455	5,455	—	—
David Andrew Cotton Revocable Trust DTD January 15, 2021	910	910	—	—
Patrick Mulvihill	3,637	3,637	—	—
SNX 504 Limited	10,909	10,909	—	—
Robert John Kline-Schoder Rev Living Trust DTD 1-27-95, Robert Kline-Schoder & Barbara Kline-Schoder TTEES	828	828	—	—
StoneX Financial Inc C/F Charles Lubar IRA	1,800	1,800	—	—
Richard J. LeBlanc Revocable Trust	9,091	9,091	—	—
Vera Yanti Kretschmar	1,819	1,819	—	—
Theodoulos Demetriou	1,816	1,816	—	—

Total		2,353,422

*	Less than 1%.
(1)

Dr. Shuji Nakamura is our Co-Founder, President, Chief Executive Officer, and a director. Beneficial ownership before the offering consists of (a) 1,957,256 shares of Common Stock (including restricted shares) and (b) 9,091 shares of Common Stock purchased in the Private Placement.

(2)

Richard Ogawa is our Co-Founder, General Counsel, Secretary, and a director. Beneficial ownership before the offering consists of (a) 568,235 shares of Common Stock (including restricted shares) and (b) 7,273 shares of Common Stock purchased in the Private Placement.

(3)

Dr. Paul Rudy is our Co-Founder, Vice President of Business, and a director. Beneficial ownership before the offering consists of (a) 441,961 shares of Common Stock (including restricted shares), (b) 51,287 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026, and (c) 3,637 shares of Common Stock purchased in the Private Placement.

(4)

Mathew August is a director and was nominated to our board of directors by Lucius Partners. Beneficial ownership before the offering consists of (a) 13,022 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026, and (b) 9,091 shares of Common Stock purchased in the Private Placement.

(5)

Jeffrey B. Shealy is a director. Beneficial ownership before the offering consists of (a) 5,063 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026, and (b) 3,637 shares of Common Stock purchased in the Private Placement. The shares are held by Jeffrey B Shealy & Erika C Cerini Honick JTWROS, and are held jointly by Mr. Shealy and Erika C. Cerini Honick as joint tenants with right of survivorship.

(6)

Lucius Partners LLC (“Lucius Partners”) was a stockholder of Unite prior to the Merger and retained 995,000 shares following the Merger. Matthew Eitner, Chief Executive Officer of Laidlaw & Company (UK) Ltd. (“Laidlaw”), is a managing member and officer of Lucius Partners and has voting and investment control over the shares held by Lucius Partners. James Ahern, Managing Partner of Laidlaw, and Patrick Gallagher, Managing Director of Laidlaw, are also members and/or officers of Lucius Partners. Lucius Partners is an affiliate of Laidlaw, a registered broker-dealer. Lucius Partners acquired its shares in the ordinary course of business and, at the time of acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute such shares. Pursuant to the Merger Agreement, Lucius Partners had

the right as of the closing of the Merger to nominate one director to our board of directors and, following the Effective Time and upon the commencement of trading of our Common Stock on the OTC Markets, Nasdaq, the NYSE or NYSE American, has the right to nominate two directors to our board of directors, in each case subject to the terms of the Merger Agreement. Mathew August currently serves as Lucius Partners’ nominee. The address of Lucius Partners is 12 E. 49th Street, 11th Floor, New York, NY 10017.
(7)

Sichenzia Ross Ference Carmel LLP (“SRFC”) served as counsel to Unite and received 5,000 shares of Common Stock in connection with a transfer from Lucius Partners. Thomas A. Rose, Managing Partner of SRFC, holds voting and dispositive power over the shares held by SRFC. The address of SRFC is 1185 Avenue of the Americas, 26th Floor, New York, NY 10036.

(8)

Laidlaw acted as the Placement Agent for the Private Placement. Laidlaw is a broker-dealer registered under the Exchange Act and a member of FINRA. Laidlaw received the Placement Agent warrants as compensation for its services as placement agent in the Private Placement and, at the time of receipt, had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or the underlying shares. Beneficial ownership before the offering consists of 112,790 shares of Common Stock issuable upon exercise of warrants, which have an exercise price of $33.00 per share. Matthew Eitner, Chief Executive Officer of Laidlaw, holds voting and dispositive power over the shares issuable upon exercise of the warrants. Mr. Eitner is also a managing member and officer of Lucius Partners. The address of Laidlaw is 521 Fifth Avenue, 12th Floor, New York, NY 10175.

(9)

Beneficial ownership before the offering consists of (a) 485,387 shares of Common Stock and (b) 36,364 shares of Common Stock purchased in the Private Placement. The address of Yusaku Maezawa is 1-2-10, Kurosuna, Inage, Chiba, Japan.

(10)

Beneficial ownership before the offering consists of (a) 657,543 shares of Common Stock held by SMBC Trust Bank Ltd. acting as trustee of Mirai Creation Fund III and SPARX Group Co., Ltd. and (b) 145,455 shares of Common Stock purchased in the Private Placement. Shuhei Abe, President and Group CEO of SPARX Group Co., Ltd., and Takaki Demichi, Director and Head of Investment for Next-Generation Growth Division of SPARX Asset Management Co., Ltd., may be deemed to hold voting and dispositive power over such shares. The address of Mirai Creation Fund III and SPARX Group Co., Ltd. is c/o SPARX Asset Management Co., Ltd., Shinagawa Season Terrace 6F, 1-2-70 Konan, Minato-ku, Tokyo 108-0075, Japan.

(11)

Beneficial ownership before the offering consists of (a) 27,029 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026, and (b) 3,637 shares of Common Stock purchased in the Private Placement.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their respective pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange, or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121.

In connection with the sale of the securities covered hereby, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and are informing the Selling Stockholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Penny Stock Rules

Our shares of Common Stock are subject to the “penny stock” rules of the Exchange Act. In general terms, “penny stock” is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, or excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer’s net tangible assets or revenues. In the last case, the issuer’s net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer’s average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our Common Stock, to the extent it is penny stock, and may affect the ability of stockholders to sell their shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our current expectations, estimates, and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Basis of Presentation

The following discussion highlights our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described and provides information that management believes is relevant for an assessment and understanding of the statements of consolidated financial condition and results of operations presented herein. The following discussion and analysis are based on our audited consolidated financial statements and our unaudited condensed consolidated financial statements, and the related notes thereto, contained elsewhere in this prospectus, which we have prepared in accordance with United States generally accepted accounting principles.

Overview

Blue Laser Fusion is commercializing a proprietary and novel pulsed laser architecture, GigaPulse™, based on its high peak power, efficient, reliable, and cost-effective laser optical enhancement cavity (“OEC”) technology. Blue Laser Fusion is pursuing pulsed laser applications in directed energy defense applications designed to deliver 100,000 times the peak power compared to conventional continuous wave defense lasers. This capability has the potential to neutralize advanced threats with rapid engagement of targets at the speed of light, a deep magazine, and low cost per shot compared to conventional approaches. Blue Laser Fusion has not yet completed the full-scale 1 kJ pulsed OEC laser demonstration or tested the laser in a directed energy defense application. Blue Laser Fusion currently anticipates using a portion of the proceeds from the Private Placement (as defined below) to complete the development of the laser with a view toward commercialization. Additionally, Blue Laser Fusion is developing gigawatt (“GW”) scale, safe, secure, clean fusion energy based on the proven ignition and gain demonstrated by the National Ignition Facility (“NIF”) at Lawrence Livermore National Laboratory (“LLNL”) in 2022 in order to power economic growth and meet the acute and increasing demand for data centers and AI, EVs, and onshore manufacturing. Blue Laser Fusion has been awarded contracts from the U.S. Department of Energy, as well as the Japan Fusion Moonshot program. Blue Laser Fusion has published a peer-reviewed overview of the technology architecture and has presented at multiple defense- and energy-related conferences. Blue Laser Fusion has established a comprehensive IP portfolio with more than 140 patents and patent applications.

Blue Laser Fusion’s office headquarters is located at 6950 Hollister Ave, Goleta, CA 93117, with a commercial laser engineering facility nearby also in Goleta, and R&D labs with Caltech, as well as Osaka University Blue Laser Fusion Institute. Blue Laser Fusion is led by an experienced high-tech management team, consisting of Nobel Prize winner Dr. Shuji Nakamura, Richard Ogawa, and Dr. Paul Rudy, who have decades of experience commercializing laser and photonics.

Merger

On September 4, 2026, Blue Laser Fusion Acquisition Co., a wholly owned subsidiary of Unite, merged with and into Private Blue Laser Fusion pursuant to an Agreement and Plan of Merger (the “Merger Agreement”). At the effective time of the Merger (the “Effective Time”), Private Blue Laser Fusion survived as a wholly owned subsidiary of Unite, and Unite was renamed “Blue Laser Fusion, Inc.”

At the Effective Time, all outstanding shares of Private Blue Laser Fusion capital stock (after giving effect to the conversion of Private Blue Laser Fusion’s Series Seed-1 and Series Seed-2 convertible preferred stock into common stock on a one-for-one basis) were converted into an aggregate of 5,993,834 shares of Common Stock, at an exchange ratio of approximately 0.6314 (the “Exchange Ratio”), and all outstanding options to purchase Private Blue Laser Fusion common stock were converted into options to purchase 1,155,632 shares of Common Stock. In connection with the Merger, the Company’s board of directors adopted the Blue Laser Fusion, Inc. 2026 Stock Incentive Plan, under which 3,253,428 shares of Common Stock were reserved as of September 30, 2026, consisting of 2,097,796 shares available for future awards and 1,155,632 shares underlying the converted options. As of October 31, 2026, 3,284,640 shares were reserved for issuance under the 2026 Plan, consisting of (i) 2,129,008 shares available for future awards and (ii) 1,155,632 shares underlying the converted options. The increase was due to the subsequent closings of the Private Placement in October 2026, as the total share reserve under the 2026 Plan was based in part on the total number of shares of Common Stock outstanding immediately upon the closing of the Merger and the final closing of the Private Placement, on a fully diluted basis. The Company assumed Private Blue Laser Fusion’s 2022 Stock Incentive Plan in the Merger, and no further awards will be granted under that plan.

Lucius Partners, the sole holder of common stock of Unite prior to the Merger, agreed to the cancellation of 4,000,000 shares of Common Stock, and the remaining 1,000,000 shares remained outstanding after the Merger, of which Lucius Partners held 995,000 shares as of September 30, 2026. The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

The Merger was accounted for as a reverse recapitalization, with Private Blue Laser Fusion as the accounting acquirer. Unite, a shell company that did not meet the definition of a business under ASC 805, was treated as the acquired company, and its net liabilities of $0.8 million were recognized at historical cost, with no goodwill or other intangible assets recorded. Accordingly, BLF’s pre-Merger financial statements are presented as our historical financial statements, and pre-Merger common share, per share and stock option amounts have been retrospectively recast to reflect the Exchange Ratio. The convertible preferred stock was not recast and remained in temporary equity until the Closing Date.

The Private Placement

Immediately following the Effective Time, we completed the initial closing of the Private Placement of 910,265 shares of Common Stock at $27.50 per share, followed on September 30, 2026 by a second closing of 122,285 shares at the same price.

On October 14, 2026, subsequent to quarter-end, we completed a third closing of the Private Placement of 208,082 shares of Common Stock at $27.50 per share. Across the initial, second, and third closings, we sold an aggregate of 1,240,632 shares of Common Stock in the Private Placement for aggregate gross proceeds of approximately $34.1 million and net proceeds of approximately $29.2 million, after placement agent fees and other transaction costs. On October 29, 2026, we announced the completion of the Private Placement.

We intend to use the net proceeds previously received from the Private Placement to accelerate our engineering milestones, operational expansion, and technology deployment, allocated principally across three areas: (i) our directed energy defense platforms, including accelerating prototype development and field-testing of our ultra high-power pulsed lasers to address military requirements for defense against advanced threats, counter-unmanned aerial systems, missile defense, and other tactical defense capabilities; (ii) our next-generation inertial confinement fusion program, including advancing the semiconductor- and fiber-amplifier-based pulsed laser systems that drive our high-frequency, high-efficiency fusion power architecture; and (iii) manufacturing and supply chain scaling, including establishing and expanding semiconductor-related optical fabrication and pulsed laser engineering and assembly capacity in Goleta, California, to serve defense prime contractors and energy partners. We also intend to use a portion of the net proceeds to pursue a quotation of our Common Stock on an over-the-counter market or a listing on a national securities exchange, and for working capital, capital expenditures, and other general corporate purposes. Our management has broad discretion over the application of the net proceeds, and the amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our technology development, customer demand, government funding, and strategic partnership opportunities.

In connection with the Private Placement, the Placement Agent received, from the proceeds of each closing, a cash commission of 10.0% and a non-allocable expense allowance of 2.0% of the gross proceeds of that closing (the rates applicable under the Placement Agent engagement agreement (the “Engagement Agreement”) to investors introduced by the Placement Agent; a 5.0% commission and a 1.0% expense allowance apply to investors introduced by the Company), as well as a non-refundable activation fee of $50 thousand. The Placement Agent also received the Placement Agent warrants described below.

Placement Agent Warrants

We issued to the Placement Agent warrants to purchase an aggregate of 112,790 shares of Common Stock at an exercise price of $33.00 per share, in connection with the closings of the Private Placement. The warrants are exercisable through the seventh anniversary of the final closing of the Private Placement for cash or, if no effective registration statement covers the underlying shares, on a cashless basis.

Financial Overview

Since our inception in November 2022, we have devoted substantially all of our efforts and financial resources to research and development, engineering design, prototype assembly and hardware demonstrations, building our organization, including raising capital, researching, organizing, and staffing the Company, business planning, and providing general and administrative support for these operations. To date, we have funded our operations primarily with proceeds from the sale of convertible preferred stock and the Private Placement. Prior to the Merger, we raised aggregate net proceeds of approximately $38.2 million from the issuance of Series Seed-1 convertible preferred stock for cash and Series Seed-2 convertible preferred stock issued in July 2023 upon the conversion of a $500,000 SAFE, after issuance costs of approximately $0.1 million. In September 2026, we received net proceeds of approximately $23.7 million from the Private Placement after deducting transaction costs of approximately $4.7 million. In October 2026, subsequent to quarter-end, we received additional gross proceeds of approximately $5.7 million from the third closing of the Private Placement, before placement agent fees and expenses, and on October 29, 2026, we announced the completion of the Private Placement with aggregate gross proceeds of approximately $34.1 million and aggregate net proceeds of approximately $29.2 million across the three closings.

Our net losses were $2.0 million and $2.4 million for the three months ended September 30, 2026 and 2025, respectively, and $6.5 million and $7.4 million for the nine months ended September 30, 2026 and 2025, respectively. During the years ended December 31, 2025 and 2024, our net losses were $9.1 million and $9.5 million, respectively. As of September 30, 2026, we had an accumulated deficit of $27.6 million. Substantially all of our net losses have resulted from costs incurred in connection with our research and development programs and, to a lesser extent, from general and administrative costs associated with our operations.

Trends and Uncertainties

Uncertainty in the global economy presents significant risks to Blue Laser Fusion’s business. Blue Laser Fusion is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics, recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions. While Blue Laser Fusion is closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of Blue Laser Fusion’s business, including the impacts on its employees, suppliers, vendors, and business partners and Blue Laser Fusion’s future access to capital, the ultimate extent of the impact on Blue Laser Fusion’s business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside Blue Laser Fusion’s control and could exist for an extended period of time. Blue Laser Fusion will continue to evaluate the nature and extent of the potential impacts to its business, results of operations, liquidity, and capital resources.

Components of Results of Operations

Revenue

To date, Blue Laser Fusion has generated limited revenue from licensing arrangements. Our revenue to date has been derived from licensing our proprietary radiation-hydrodynamics simulation software to a research institution in Japan. Under a 12-month Software License and Service Agreement that commenced on April 1, 2026 (the “2026 Agreement”), we recognize total fixed consideration of approximately $0.1 million ratably over the term as a single combined performance obligation. We recognized revenue of $28 thousand and $57 thousand for the three and nine months ended September 30, 2026, respectively, and no revenue for the corresponding periods in 2025. Blue Laser Fusion generated $56 thousand of licensing revenue for the year ended December 31, 2025 and did not recognize any revenue for the year ended December 31, 2024. Blue Laser Fusion does not expect to generate material recurring revenue unless and until it successfully commercializes its directed energy and fusion energy products.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred in connection with the design, prototyping, and testing of Blue Laser Fusion’s pulsed laser architecture and related fusion energy and directed energy applications. These expenses include personnel-related costs (including stock-based compensation) for engineering and scientific staff, materials and components consumed in laboratory and prototype activities, fees paid to research collaborators and third-party service providers, depreciation and facility costs allocated to research and development operations, and other costs that support Blue Laser Fusion’s research and development programs.

Blue Laser Fusion expenses research and development costs as incurred. Blue Laser Fusion expects research and development expenses to fluctuate from period to period based on the timing and scope of prototype builds, hardware demonstrations, and external research engagements, and to increase over the long term as Blue Laser Fusion advances its technology toward commercial deployment.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in executive, finance, and other administrative functions. Other significant costs include facilities-related expenses not included in research and development expense, legal fees related to intellectual property and corporate matters, other professional fees for accounting and consulting services, insurance, and other administrative expenses.

Blue Laser Fusion expects that its general and administrative expense will increase for the foreseeable future as it continues to support its expanding headcount and operations to support the growth of its business. Following the Merger, Blue Laser Fusion also expects increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, board of director fees, investor relations costs, and other expenses that it did not incur as a private company.

Other Income (Expense)

Other income (expense) consists of interest earned on our cash and cash equivalents, primarily money market funds. It also includes foreign currency gains and losses related to our Japanese subsidiary and our yen-denominated lease liability.

Income Taxes

Income tax expense consists of foreign income taxes incurred by our Japanese subsidiary, Blue Laser Fusion GK. Blue Laser Fusion has historically incurred net losses and maintains a full valuation allowance against its U.S. federal and state net deferred tax assets.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited condensed consolidated financial statements and the related notes thereto for the three and nine months ended September 30, 2026 and 2025, and our audited consolidated financial statements for the years ended December 31, 2025 and 2024 and the related notes thereto, included elsewhere in this prospectus.

Three Months Ended September 30, 2026, Compared to Three Months Ended September 30, 2025

The following table sets forth our results of operations for the three months ended September 30, 2026 and 2025 (in thousands):

	Three Months Ended September 30,
	2026	2025	$ Change	% Change
Revenues:
Other revenue	$28	$—	$28	N/M

Total revenues	28	—	28	N/M
Operating expenses:
Research and development	1,195	2,244	(1,049)	(47)%
General and administrative	889	408	481	118%

Total operating expenses	2,084	2,652	(568)	(21)%

Loss from operations	(2,056)	(2,652)	596	22%
Other income (expense):
Interest income	101	205	(104)	(51)%
Foreign currency loss	(1)	—	(1)	N/M

Loss before income taxes	(1,956)	(2,447)	491	20%
Income tax (expense) benefit	(10)	—	(10)	N/M

Net loss	$(1,966)	$(2,447)	$481	20%

N/M = not meaningful

Nine Months Ended September 30, 2026, Compared to Nine Months Ended September 30, 2025

The following table sets forth our results of operations for the nine months ended September 30, 2026 and 2025 (in thousands). The discussion that follows addresses both the three- and nine-month periods.

	Nine Months Ended September 30,
	2026	2025	$ Change	% Change
Revenues:
Other revenue	$57	$—	$57	N/M

Total revenues	57	—	57	N/M
Operating expenses:
Research and development	4,048	6,843	(2,795)	(41)%
General and administrative	2,816	1,287	1,529	119%

Total operating expenses	6,864	8,130	(1,266)	(16)%

	Nine Months Ended September 30,
	2026	2025	$ Change	% Change
Loss from operations	(6,807)	(8,130)	1,323	16%
Other income (expense):
Interest income	355	697	(342)	(49)%
Foreign currency loss	(1)	—	(1)	N/M

Loss before income taxes	(6,453)	(7,433)	980	13%
Income tax (expense) benefit	(8)	(7)	(1)	(11)%

Net loss	$(6,461)	$(7,440)	$979	13%

N/M = not meaningful

Revenue

We recognized revenue of $28 thousand and $57 thousand for the three and nine months ended September 30, 2026, respectively, compared to no revenue for the corresponding periods in 2025. Revenue in 2026 reflects ratable recognition of the fixed consideration under the 2026 Agreement, which commenced on April 1, 2026. We have not generated revenue from collaboration arrangements during the periods presented.

Research and Development Expenses

Research and development expenses decreased by $1.0 million, or 47%, from $2.2 million for the three months ended September 30, 2025 to $1.2 million for the three months ended September 30, 2026, and decreased by $2.8 million, or 41%, from $6.8 million for the nine months ended September 30, 2025 to $4.0 million for the nine months ended September 30, 2026. The decreases were primarily due to lower prototype build costs, which declined by approximately $2.7 million for the nine-month period because the prior-year period included significant prototype equipment purchases, and lower outsourced consulting and third-party engineering services, partially offset by higher laboratory materials costs.

General and Administrative Expenses

General and administrative expenses increased by $0.5 million, or 118%, from $0.4 million for the three months ended September 30, 2025 to $0.9 million for the three months ended September 30, 2026, and increased by $1.5 million, or 119%, from $1.3 million for the nine months ended September 30, 2025 to $2.8 million for the nine months ended September 30, 2026. The increases were primarily due to higher audit, tax, and other professional fees incurred in connection with the Merger and becoming a public reporting company, including an increase of approximately $0.4 million in audit and tax fees for the nine-month period, and higher stock-based compensation expense of $0.1 million and $0.3 million for the three and nine months, respectively. The increases also reflect higher personnel-related, travel, and patent costs.

Other Income (Expense)

Other income (expense) consists of interest income of $0.1 million and $0.2 million for the three months ended September 30, 2026 and 2025, respectively, a decrease of $0.1 million, or 51%, and $0.4 million and $0.7 million for the nine months ended September 30, 2026 and 2025, respectively, a decrease of $0.3 million, or 49%. The decreases were primarily due to lower average balances of cash equivalents held in money market funds prior to the closing of the Private Placement in September 2026, reflecting the use of cash to fund operations.

Income Tax Expense

Income tax expense was $10 thousand and less than $1 thousand for the three months ended September 30, 2026 and 2025, respectively, and $8 thousand and $7 thousand for the nine months ended September 30, 2026 and 2025, respectively, and relates to the activity of Blue Laser Fusion GK. We continue to maintain a full valuation allowance against our U.S. federal and state net deferred tax assets.

Comparison of the Years Ended December 31, 2025 and 2024

The following table sets forth our results of operations for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024	$Change
Revenues:
Other revenue	$56	$—	$56

Total revenues	56	—	56
Operating expenses:
Research and development	8,271	9,681	(1,410)
General and administrative	1,761	1,237	524

Total operating expenses	10,032	10,918	(886)

Loss from operations	(9,976)	(10,918)	942
Other income (expense):
Interest income	868	1,393	(525)
Gain on disposal of assets	2	—	2

Loss from operations before income taxes	(9,106)	(9,525)	419
Income tax expense	(9)	(5)	(4)

Net loss	$(9,115)	$(9,530)	$415

Revenue

Blue Laser Fusion recognized $56 thousand of licensing revenue during the year ended December 31, 2025, as compared to no revenue for the year ended December 31, 2024. The increase reflects the commencement of licensing activity in 2025; Blue Laser Fusion has not yet generated revenue from collaboration arrangements during the periods presented.

Research and Development Expenses

Research and development expenses decreased by $1.4 million, or 15%, from $9.7 million for the year ended December 31, 2024 to $8.3 million for the year ended December 31, 2025. The decrease was primarily due to lower prototype costs coupled with a reduction in outsourced third-party engineering services.

General and Administrative Expenses

General and administrative expenses increased by $0.5 million, or 42%, from $1.2 million for the year ended December 31, 2024 to $1.8 million for the year ended December 31, 2025. The increase was primarily due to higher personnel-related and stock-based compensation expense, increased professional fees in preparation for the Merger and becoming a reporting company, and patent fees.

Interest Income

For the years ended December 31, 2025 and 2024, Blue Laser Fusion recognized $0.9 million and $1.4 million, respectively, of interest income earned on its cash and cash equivalents. The decrease of $0.5 million, or 38%, was primarily due to lower average cash balances during 2025 as compared to 2024, reflecting the use of cash to fund operations.

Income Tax Expense

Income tax expense was $8,883 and $5,252 for the years ended December 31, 2025 and 2024, respectively. The increase was driven primarily by higher foreign tax expense related to our Japan operations.

Liquidity and Capital Resources

Source of Liquidity

Blue Laser Fusion has incurred net losses and negative cash flows from operations since its inception. To date, we have funded our operations primarily through the sale and issuance of convertible preferred stock and the Private Placement, from which we received net proceeds of approximately $23.7 million, after deducting placement agent fees and other offering costs of approximately $4.7 million. As of September 30, 2026, we had cash and cash equivalents of $33.0 million, including $29.7 million held in money market funds, working capital of $32.0 million, and an accumulated deficit of $27.6 million. On October 14, 2026, we completed a third closing of the Private Placement for gross proceeds of approximately $5.7 million, before placement agent fees and expenses. The proceeds of the third closing are not included in our cash and cash equivalents as of September 30, 2026. Across the three closings, the Private Placement generated aggregate gross proceeds of approximately $34.1 million and aggregate net proceeds of approximately $29.2 million, and on October 29, 2026, we announced its completion.

We believe that our existing cash and cash equivalents will be sufficient to fund our operating expenses, working capital, and capital expenditure requirements for at least twelve months from the date of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. We will require substantial additional funding to complete development of our pulsed laser and fusion energy technologies and to commercialize any resulting products, and we may seek such funding through equity or debt financings, government contracts and grants, or strategic collaborations. Such funding may not be available on acceptable terms, or at all.

Cash Flows

The following table sets forth a summary of Blue Laser Fusion’s cash flow activity for the nine months ended September 30, 2026 and 2025 (amounts in thousands):

	Nine Months Ended September 30,
	2026	2025	Change
Net cash used in operating activities	$(6,353)	$(7,330)	$977
Net cash used in investing activities	(378)	(173)	(205)
Net cash provided by financing activities	23,209	10	23,199
Effect of exchange rate changes on cash and cash equivalents	(3)	(6)	3

Net increase (decrease) in cash and cash equivalents	$16,475	$(7,499)	$23,974

Operating Activities

Net cash used in operating activities was $6.4 million for the nine months ended September 30, 2026, compared to $7.3 million for the nine months ended September 30, 2025, a decrease of $1.0 million. The decrease was primarily due to our $1.0 million lower net loss and $0.3 million of higher stock-based compensation expense, partially offset by a $0.3 million increase in prepaid expenses and other current assets in 2026, compared to a $0.1 million decrease in 2025. Changes in accounts payable and accrued expenses used net cash of $0.3 million in each of 2026 and 2025.

Investing Activities

Net cash used in investing activities was $0.4 million for the nine months ended September 30, 2026, compared to $0.2 million for the nine months ended September 30, 2025. The increase of $0.2 million, or 118%, was primarily due to higher purchases of laboratory equipment and equipment under construction to support our prototype and engineering programs.

Financing Activities

Net cash provided by financing activities was $23.2 million for the nine months ended September 30, 2026, compared to $10 thousand for the nine months ended September 30, 2025. Financing activities in 2026 consisted primarily of $24.6 million of proceeds from the Private Placement, net of issuance costs paid, and $24 thousand of proceeds from stock option exercises, partially offset by $1.1 million used to repurchase shares of Private Blue Laser Fusion common stock from WUV 1 Limited Partnership and $0.4 million used to repay notes payable and loans assumed from Unite. Financing activities in 2025 consisted of $10 thousand of proceeds from stock option exercises.

The following table sets forth a summary of Blue Laser Fusion’s cash flow activity for the years ended December 31, 2025 and 2024 (amounts in thousands):

	Year Ended December 31,
	2025	2024	Change
Net cash used in operating activities	$(9,093)	$(7,256)	$(1,837)
Net cash used in investing activities	(252)	(835)	583
Net cash provided by financing activities	10	4,986	(4,976)
Effect of exchange rate changes on cash and cash equivalents	(11)	(12)	1

Net decrease in cash and cash equivalents	$(9,346)	$(3,117)	$(6,229)

Operating Activities

Net cash used in operating activities was $9.1 million for the year ended December 31, 2025, compared to $7.3 million for the year ended December 31, 2024, an increase of $1.8 million. The increase in cash used was primarily driven by changes in working capital–most notably a $0.4 million use of cash to reduce accounts payable in 2025 (compared to a $0.3 million source of cash from accounts payable in 2024) and the build-up of $56,000 of accounts receivable in 2025–partially offset by a lower net loss and non-cash charges including $0.2 million of depreciation and amortization, $0.1 million of stock-based compensation expense, and $0.2 million of amortization of right-of-use assets.

Investing Activities

Net cash used in investing activities was $0.3 million for the year ended December 31, 2025, compared to $0.8 million for the year ended December 31, 2024. The decrease of $0.6 million, or 70%, was due to lower purchases of property and equipment in 2025 as Blue Laser Fusion completed certain build-outs of its laboratory and engineering facilities in 2024.

Financing Activities

Net cash provided by financing activities was $10,218 for the year ended December 31, 2025, compared to $5.0 million for the year ended December 31, 2024. Financing inflows in 2025 consisted of $10,218 of proceeds from stock option exercises. Financing inflows in 2024 consisted primarily of $5.0 million of net proceeds from the issuance of Series Seed-1 convertible preferred stock, partially offset by $30 used to repurchase shares of Private Blue Laser Fusion common stock.

Critical Accounting Policies and Significant Judgments and Estimates

Management’s discussion and analysis of Blue Laser Fusion’s financial condition and results of operations is based on its financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America. The preparation of these financial statements requires Blue Laser

Fusion to make estimates and judgments that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities in its financial statements, as well as the reported expenses incurred during the reporting periods. Blue Laser Fusion bases its estimates on historical experience and on various other factors that Blue Laser Fusion’s management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material.

Blue Laser Fusion believes that the accounting policies discussed in the financial statements located elsewhere in this prospectus are critical to understanding its historical and future performance, as these policies relate to the more significant areas that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on its financial condition or results of operations.

Contractual Obligations and Commitments

As a smaller reporting company as defined by Rule 12b-2 of the Exchange Act, we are not required to provide the information under this item.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to either early adopt or delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We do not anticipate that our status as an “emerging growth company” will be impacted by the Merger.

Quantitative and Qualitative Disclosures About Market Risk

The Company is a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and is not required to provide the information under this item.

DESCRIPTION OF BUSINESS

Overview

Blue Laser Fusion is developing technology to commercialize a proprietary and novel pulsed laser architecture, GigaPulse™, based on its high peak power, efficient, reliable, and cost-effective laser optical enhancement cavity (OEC) technology. Blue Laser Fusion is pursuing pulsed laser applications in directed energy defense applications designed to deliver 100,000 times the peak power compared to conventional continuous wave defense lasers. This capability has the potential to neutralize advanced threats with rapid engagement of targets at the speed of light with a deep magazine, and low cost per shot compared to conventional approaches. Blue Laser Fusion has not yet completed the full-scale 1 kJ pulsed OEC laser demonstration or tested the laser in a directed energy defense application. Blue Laser Fusion currently anticipates using a portion of the proceeds previously received from the Private Placement to further the development of the laser with a view toward commercialization. Additionally, Blue Laser Fusion is developing gigawatt (GW) scale, safe, secure, clean fusion energy based on the ignition and gain demonstrated by the National Ignition Facility (NIF) at Lawrence Livermore National Laboratory (LLNL) in 2022 in order to power economic growth and meet the acute and increasing demand for data centers and AI, EVs, and manufacturing. Blue Laser Fusion has been awarded two research and development contracts from the U.S. Department of Energy and the Japan Fusion Moonshot program. Blue Laser Fusion has published a peer-reviewed overview of the technology architecture, and has presented at multiple defense- and energy-related conferences. Blue Laser Fusion has established a comprehensive IP portfolio with more than 140 patents and patent applications.

Blue Laser Fusion’s office headquarters is located at 6950 Hollister Ave, Goleta, CA 93117, with a commercial laser engineering facility also in Goleta, and research and development labs with Caltech, as well as Osaka University Blue Laser Fusion Institute. Blue Laser Fusion is led by an experienced high-tech management team, consisting of Nobel Prize winner Dr. Shuji Nakamura, Richard Ogawa, and Dr. Paul Rudy, who have decades of experience commercializing laser and photonics technologies.

Strategy and Market Focus

We believe that Blue Laser Fusion’s GigaPulse laser platform can present substantial market opportunities in defense, energy, industrial process, and biomedicine:

•	Defense, for example directed energy for advanced threats such as hypersonic missiles, drone swarms, satellite sensors

•	Fusion: laser based inertial fusion energy (IFE)

•	Nuclear spent fuel: laser transmutation of spent nuclear fuel

•	Industrial materials processing including advanced cutting, welding, 3D printing

•	Biomedicine

Blue Laser Fusion operates in the emerging high-growth defense technology and fusion energy sectors, both of which have been identified as strategic sectors by the U.S. Department of War and the U.S. Department of Energy.

We believe Blue Laser Fusion is also well-positioned in the laser photonics technology industry.

Blue Laser Fusion’s breakthrough OEC laser technology comprises the following features:

•	Fiber laser injection: Efficient, reliable, rugged

•	Optical Enhancement Cavity (OEC): Stores laser energy 100,000 times

•	Pulsed laser output: High peak power and high average power

The first market Blue Laser Fusion is targeting is directed energy defense. Scaled directed energy is one of six critical technology areas for the U.S. Department of War, and all branches of defense are working in this technology area. Blue Laser Fusion has an international opportunity to supply in the U.S., and into Japan, the United Kingdom, the European Union, and Israel for protection of the U.S. and its allies against advanced threats such as Hypersonic Missile Defense, subject to successful development, testing, and validation of its laser technology for directed energy applications.

In the U.S., $175 billion in funding has been announced for missile defense systems under the Golden Dome program through 2029. The annual market is estimated to be a $20 billion market for directed energy, with lasers presenting an ideal solution due to their ability to provide defense at the speed of light with a deep magazine and low cost per shot. Blue Laser Fusion’s GigaPulse laser platform has the potential for short dwell times for advanced threats. Blue Laser Fusion plans to pursue this directed energy defense market in 2028.

The second market Blue Laser Fusion is targeting is the estimated $1 trillion fusion energy opportunity. We believe Blue Laser Fusion’s laser innovation has significant potential to enable commercial fusion to address the energy crisis and power economic growth. There is significant increasing demand for energy due to EVs, data centers and AI, manufacturing, chemicals, semiconductors, steel, direct carbon capture, water desalination, and agriculture. Energy needs are estimated to grow up to 79% from 2022 to 2050, according to Ignition Research Fusion Energy Worldwide Demand Market Report; Aug 2024. In California alone, additional energy capacity of up to 20 GW will be required 2025 to 2045, per the California Energy Commission, January 2026. Blue Laser Fusion is pursuing the fusion energy market with its pilot fusion power plant, currently estimated for a timeframe of 2032-2034+, to deliver safe, secure, clean energy, addressing the energy problem with a cost-effective levelized cost of energy (“LCOE”) around $50 per megawatt-hour.

Technology Platform and Differentiation

Blue Laser Fusion is a high-tech laser and photonics company developing technology to commercialize a high peak power, high average power laser architecture, GigaPulse™, based on Optical Enhancement Cavity (OEC) technology. The OEC laser acts as a photon capacitor, storing laser energy and then firing out high energy, high peak power pulses with 100,000 times peak power delivered vs conventional continuous lasers. Today’s lasers are continuous wave fiber based but cannot be pulsed. High peak power pulsed lasers have usually therefore required solid state gain glass architectures which are expensive.

Blue Laser Fusion’s OEC laser features are designed to include the following:

•	Fiber laser injection: Efficient, reliable, rugged

•	Optical Enhancement Cavity (OEC): Stores laser energy 100,000 times

•	Pulsed laser output: High peak power and high average power

In directed energy defense applications, the existing approach focuses on the following:

•	Continuous High Energy Lasers

•	Long dwell times: 1 – 10 seconds

•	Beam deformation, distortion, tracking

•	Challenges to address fast moving hypersonic targets or swarms

•	Continuous Laser: 100 kW -> 1 megawatt (MW) in the future

In directed energy defense applications, the Blue Laser Fusion laser technology has the potential to enable, subject to successful completion of the planned 1 kJ pulsed OEC laser demonstration and directed energy testing and validation:

•	Instant delivery of high peak power pulses 100 nano second

•	Reduced challenges of beam delivery to target

•	Rapid engagement to address advanced threats

•	1 kJ Pulsed Laser: 10 gigawatt (GW) peak power

For fusion energy applications, Blue Laser Fusion’s fusion architecture is being designed to achieve the following:

•	Blue Laser Fusion’s Pulsed OEC fiber laser

•	1/10 cost of laser

•	1/1000th of pump diodes & gain glass vs DPSS lasers

•	100,000 times Laser power storage for high energy pulses

•	Blue Laser Fusion’s DT fuel in Target Chamber: 10 times More Gain Blue Laser Fusion Direct Drive DT vs Indirect Drive

•	Blue Laser Fusion’s Heat Exchanger, Turbine & Generator deliver 1 gigawatt (GW) of electricity to the grid at 1/4 of the LCOE versus other fusion

We believe Blue Laser Fusion’s laser innovation has the potential to provide several advantages over existing solutions such as solid state “DPSS” lasers, which have many challenges for a 1 gigawatt (GW) fusion power plant, including the following:

•	Brute force, high power drive of system components

•	High number of costly components

•	100 gigawatt (GW) pump diodes

•	140 tons fragile gain glass

•	New factories needed

We believe Blue Laser Fusion’s OEC fiber laser has breakthrough cost potential for pulsed lasers for a 1GW fusion power plant due to the following:

•	Brilliant, low power drive into OEC to store & pulse energy

•	Small number of commercial off-the-shelf (“COTS”) components

•	0.1 gigawatt (GW) pump diodes

•	0.5 tons of optical fiber spool

•	COTS, no new factories

•	Blue Laser Fusion’s OEC FIBER LASER has potential for breakthrough cost for pulsed lasers for a 1 gigawatt (GW) fusion power plant

We believe Blue Laser Fusion’s advantages include:

•	1/1000th of optical pump power needed

•	No new diode factories required

•	No gain glass needed due to use of fiber amps

•	No new glass factories required

•	1/10th the cost versus other pulsed lasers (DPSSL)

Evolution of High Energy Lasers

The following illustrates the evolution of high energy lasers and the competitive landscape:

Evolution of High Energy Lasers for Directed Energy Defense Applications

2000’s:

•	Chemical Laser

•	ABL COIL, continuous

•	dangerous, cost prohibitive

2010’s:

•	Solid State Laser

•	DPSS electric, continuous

•	fragile, unreliable, expensive

2020’s:

•	Fiber lasers

•	CBC, continuous, fieldable

•	long dwell time challenges

2028+:

•	Blue Laser Fusion’s GigaPulse OEC fiber laser

•	CBC pulsed, instant engagement

•

100,000 times the peak power versus continuous beam lasers, designed to defeat advanced threats, subject to successful completion of the planned 1 kJ pulsed OEC laser demonstration and directed energy testing and validation

Evolution of High Energy Lasers for Fusion Energy:

Magnetic fusion has been in the research and development phase for many decades, but progress has been slow and remains far from achieving scientific gain of 1. International projects such as ITER are now delayed until 2045 – 2055 with substantial cost overruns. Laser fusion, on the other hand, has seen breakthrough performance with ignition and positive gain being shown in December 2022 at the National Ignition Facility (NIF) at Lawrence Livermore National Laboratory (LLNL) and repeated multiple times since with steadily increasing performance. This is being achieved with a lamp pumped solid state laser (LPSSL), with the intention to transition to diode pumped solid state laser (DPSSL).

Magnetic Fusion challenges:

•	Promise of secure, safe, clean energy

•	Unproven Ignition; Gain << 1

•	Unsolved reliability issues, including high cost uncertainty around critical first-wall durability (“1st Wall”); not modular

•	High costs; superconducting magnets

•	Supply issues: Costly new factories

•	10 times performance: Laser fusion vs Magnetic

•	“Fusion Triple Product” per U.S. DOE Phys. Plasmas 29, 062103 (2022)

Competition

We compete with a range of companies and research institutions pursuing different fusion approaches, including magnetic confinement, other inertial confinement methods, and hybrid approaches. Some of these competitors are larger, better funded, or supported by significant government investment. In the directed energy defense market, we compete against established defense contractors and other directed energy startups developing alternative laser architectures, particle beams, and high-power microwave systems. Blue Laser Fusion currently competes with a number of large domestic and international companies in the field of high-performance defense laser solutions and fusion energy commercialization, many of which have greater financial, technical, and management resources than we do. In addition, efforts to introduce new products into markets with established competitors expose us to additional competitive pressures.

In addition, we compete indirectly with established and emerging energy technologies, including renewable energy sources, energy storage systems, advanced nuclear fission (including small modular reactors), and fossil fuels. If competing technologies achieve commercial viability sooner, at lower cost, or with greater reliability, our technology may become economically uncompetitive. The growing demand for energy from data centers, AI infrastructure, electric vehicles, and manufacturing may attract increased competition and investment in alternative energy solutions. Some of our competitors may be better positioned to meet changing customer needs and secure design wins. Increasing competition in the markets in which we operate may negatively impact our revenue and gross margins.

We believe that Blue Laser Fusion has the potential to achieve several competitive advantages in the fusion energy space, including the following:

•	Promise of secure, safe, clean energy

•	Proven ignition & gain of DT fuel

•	Solved First Wall issue

•	Modular => mitigates “1st Wall” risk

•	Commercial fusion enabled

•	Reliable OEC fiber laser: 10 shots/sec

•	Efficient OEC fiber laser: > 10% efficiency

•	Attractive LCOE and laser cost

•	Efficient Direct Drive ignition

•	Low-cost fiber amps & diode pumps

•	COTS supply, no new factories needed

Many of our competitors have longer operating histories, greater brand recognition, larger customer bases, and more extensive sales, marketing, and distribution resources than we do. In the directed energy defense market, established defense contractors have existing customer relationships, security clearances, and government contracting infrastructure that we lack. Furthermore, the laser defense and fusion energy industries have experienced significant private investment, government funding, and consolidation in recent years. Such activity has altered and may continue to alter the competitive landscape, capabilities, and market shares of industry participants, which could put us at a competitive disadvantage and harm our results of operations.

Research and Development

We believe Blue Laser Fusion has achieved compelling progress since inception, including in the following areas:

•	OEC laser

•	1.5m, 15m OEC builds are complete

•	150,000 times laser power storage has been demonstrated in prototype OEC lasers, see SPIE Proceedings Volume 13888, Optical Technologies for Inertial Fusion Energy II; 1388809 (2026)

•	Targeting 100J, 15m OEC

•	GW Fusion pilot plant

•	Conceptual design is drafted and ongoing

•	MOUs signed for fusion energy projects in California (U.S.), Italy, and Japan

Blue Laser Fusion intends to use a portion of the proceeds previously recieved from the Private Placement to further support technical and commercial progress in the 2026-2028 timeframe with respect to the following:

•	OEC laser

•	Full scale 1kJ demonstration

•	Complete laser engineering, TRLs

•	Go-to-market Defense/Energy 2028

•	GW fusion pilot plant (FPP)

•	Finalize site selection

•	Complete conceptual design

•	Initiate engineering design

Blue Laser Fusion has achieved third-party validation from government contract awards as well as peer-reviewed publication. Specifically, Blue Laser Fusion has secured two contracts from the U.S. Department of Energy’s INFUSE program, as well as the Japan Fusion Moonshot program. These contracts are for research and development purposes and do not represent commitments for future procurement of commercial products. There can be no assurance that these relationships will result in future contracts or commercial opportunities. Blue Laser Fusion has published a peer-reviewed overview of the technology architecture and has presented at multiple defense- and energy-related conferences.

Intellectual Property

Blue Laser Fusion has established a comprehensive IP portfolio with more than 140 patents and patent applications and maintains design know-how as trade secrets. Blue Laser Fusion’s patent portfolio includes the following:

•	>140 patents and patent applications

•	>70 U.S. patents

•	>20 issued patents

•	>60 pending

•	>40 foreign including Foreign-China, Japan, India, UAE, SA, Canada, Korea, Europe, Great Britain

Blue Laser Fusion’s IP is focused in the following areas:

•	Fusion & Directed Energy Systems

•	Target, Reactor Method, Devices

•	Laser, OEC, CBC Method, Devices

•	Optical Components Method, Devices

Regulatory Compliance

Blue Laser Fusion strives to operate in full compliance with applicable U.S. export control laws and regulations, including the Export Administration Regulations (EAR) and the International Traffic in Arms Regulations (ITAR), particularly as they pertain to laser and energy technologies. Our directed energy defense products may be classified as defense articles under ITAR, which would subject them to the most restrictive export control requirements, including State Department licensing for all exports and potential foreign military sales requirements. Violations of export control laws can result in significant civil and criminal penalties, loss of export privileges, and reputational harm.

We anticipate that our lasers and energy systems will be evaluated for export classification, and in many cases will be designated on the Commerce Control List (CCL), Category 6, Sensors and Lasers. In some cases, Blue Laser Fusion’s lasers may be EAR99, a classification used for items that are subject to the EAR but not listed on the Commerce Control List (CCL). Items classified as EAR99 generally do not require a license for export, unless they are being shipped to a sanctioned country, end-user, or for a prohibited end-use. This designation facilitates broader international distribution while still falling under the purview of U.S. export control law.

To maintain compliance with these regulations, Blue Laser Fusion has enacted an export compliance policy and has engaged experienced outside export control counsel to evaluate our products and internal processes. As Blue Laser Fusion transitions into the commercialization phase, its compliance program will include guidance on end-use screening, customer due diligence, and the proper classification and documentation of exports.

While Blue Laser Fusion’s hardware will be developed in compliance with U.S. export regulations, including those that enable dual-use commercial technologies, the final regulatory approval and responsibility for system-level deployment and operational compliance typically resides with the end system provider or integrator deploying the technology. Blue Laser Fusion is committed to responsible innovation and the secure, lawful distribution of advanced laser and energy systems globally.

Manufacturing and Supply Chain

We retain internal control of our core laser architecture, design, and supply chain, including seed lasers, fiber amplifiers, coherent beam combination, OEC laser designs, locking control systems, mirror specifications, and our fusion energy reactor technologies. Blue Laser Fusion will perform assembly of systems initially in California, and will adjust in the future for best cost, quality, and timing. Blue Laser Fusion runs RFI and RFQ processes for critical supply items and manages procurement of customized components by working directly with the vendors under non-disclosure agreement. Blue Laser Fusion intends to conduct manufacturing activities in the United States, and has carefully selected vendors from the U.S., the United Kingdom, the European Union, and Japan.

We intend to commercialize our products with vendor partners that are certified under internationally recognized ISO standards, ensuring high-quality, compliant production while maintaining flexibility and scalability.

Sales and Business Development

Blue Laser Fusion has generated initial revenue through the licensing of its laser plasma simulation code and intends to transition to commercial revenues for prototype OEC lasers as early as 2028. Blue Laser Fusion has initiated early-stage technical and commercial discussions with defense and fusion energy customers.

Additionally, Blue Laser Fusion has established MOUs related to fusion energy projects with RSE in Italy, REACH in Central California, and a confidential Japanese AI/datacenter leader. These MOUs are the first step toward establishing pilot plants in these locations in 2032-2034+.

Blue Laser Fusion’s early market access strategy is designed to build credibility, accelerate validation, and establish a strong ecosystem presence. Key elements of this approach include:

•

Technical demonstrations and prototypes. We are actively developing and showcasing functional prototypes to demonstrate the performance, scalability, and manufacturability of our OEC laser solutions. These demonstrations serve as critical proof points for potential customers, partners, and investors. We present at commercial tradeshows and publish on the results at commercial and government run conferences, including SPIE Photonics West, Directed Energy Professional Society, and Fusion Industry Association, among others.

•	Strategic partnerships: We intend to pursue strategic relationships and collaborations with government labs, leading laser and energy research institutions, and commercial companies, such as:

•	US DOE INFUSE

•	IFE-Star RISE fusion HUB

•	FIRE Collaboratives, Milestone Program.

•	Caltech / LIGO

•	Colorado State University

•	IFE STAR

•	General Atomics

•	Idaho National Laboratory

•	Caltech

•	Lawrence Livermore National Laboratory (LLNL)

•	University of Rochester Laboratory for Laser Energetics

Environmental Considerations

We are committed to sustainable operations and full regulatory compliance with all applicable federal, state, and local environmental standards. Our laser and fusion energy operations and hazardous material handling will be managed by qualified third-party providers who adhere to industry best practices and maintain strict compliance with all relevant regulations.

Employees

Blue Laser Fusion is led by our CEO, co-founder, and board member Dr. Shuji Nakamura, a 2014 Nobel Prize winner and inventor of LED lighting and blue lasers which have revolutionized the global energy landscape through the solid-state lighting revolution. Richard Ogawa, our General Counsel, co-founder, and board member, leads Blue Laser Fusion’s intellectual property strategy, export compliance, and contracts. Dr. Paul Rudy, our Vice President, Business, co-founder, and board member, leads our business development strategy, with experience in the defense and energy lasers and photonics space. As of September 30, 2026, we had approximately 19 total full-time and part-time employees, including 13 in research and development, 1 in sales and marketing, and 5 in general and administrative. We also work with consultants and contractors in the ordinary course of our business. We intend to expand hiring in engineering, operations, and business development as we progress toward pilot production and customer engagement.

Properties

Blue Laser Fusion is headquartered near Goleta, California. We have a lease for our administrative functions and a lab for research and development and initial customer pilot production. We expect our facility will support corporate offices for executive, finance, and product functions. Our facility is expected to expand to support development and production of the 1 kJ laser. We believe that our current facilities are sufficient to support our current and anticipated operations for the foreseeable future.

Legal Proceedings

Blue Laser Fusion is not currently involved in any material litigation or regulatory actions. We intend to maintain appropriate directors and officers insurance and insurance coverage for a company at our stage of development.

Available Information

Our principal offices are located at 6950 Hollister Ave, Goleta, CA 93117 and our telephone number is 650-906-0323. Our website is www.bluelaserfusion.com. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge on our website at www.bluelaserfusion.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this filing. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our current executive officers and directors, and their ages as of September 30, 2026:

Name	Age	Positions
Executive Officers
Shuji Nakamura, PhD	72	Co-Founder, President and Chief Executive Officer, and Director
Vanessa Ann Truong	69	Chief Accounting Officer and Treasurer
Paul Rudy, PhD	55	Co-Founder, Vice President of Business, and Director
Richard Ogawa, J.D.	63	Co-Founder, General Counsel, Secretary, and Director
Jeffrey B. Shealy, MBA, PhD	57	Director
Mathew August	38	Director

Dr. Shuji Nakamura is a Co-Founder of Blue Laser Fusion and has served as the President and Chief Executive Officer and as a director of Blue Laser Fusion since November 2022. Dr. Nakamura joined the University of California, Santa Barbara faculty in 2000 and was appointed to the CREE Chair in Materials. He is also a research director for UCSB’s Solid State Lighting & Energy Electronics Center. Dr. Nakamura was awarded the 2014 Nobel Prize in Physics, “For the invention of efficient blue light-emitting diodes, which has enabled bright and energy-saving white light sources.” Dr. Nakamura’s pioneering inventions of LED lighting helped to create the multi-billion-dollar solid-state lighting industry. He is a successful entrepreneur and was formerly a co-founder of privately held GaN start-up companies, Soraa Inc. and Soraa Laser Diode Inc. Known for his technological achievements with semiconducting gallium nitrides, he is widely recognized as the world pioneer in light emitters based on the wide-bandgap semiconductor gallium nitride (GaN) and its alloys with aluminum and indium. Before joining UCSB, Dr. Nakamura worked in research for Japan’s Nichia Chemical Industries Ltd., and spent a year at the University of Florida as a visiting research associate. He earned his undergraduate, master’s, and doctoral degrees at Japan’s University of Tokushima. In addition to the Nobel Prize, he is the recipient of numerous prestigious awards, including the Global Energy Prize (2015) and the Millennium Technology Prize (2006). He was elected to the National Academy of Engineering in 2003. Awards of Distinction include: the Nobel Prize in Physics (2014), the Millennium Technology Prize (2006), the Global Energy Prize (2015), the National Academy of Sciences Award for the Industrial Application of Science (2020), the Queen Elizabeth Prize for Engineering (2021), and the Technology and Engineering Emmy Award, National Academy of Television Arts and Sciences (2012). Dr. Nakamura is a member of the National Academy of Engineering, the National Academy of Inventors, and the Royal Academy of Engineering, and is a Fellow of the National Academy of Engineering, the National Academy of Inventors, the Royal Academy of Engineering, and the National Inventors Hall of Fame. Honors awarded to Dr. Nakamura, in addition to the foregoing, include: the Order of Culture Award, Japan, the Czochralski Award, the Prince of Asturias Award for Technical Scientific Research, the Charles Stark Draper Prize for Engineering, the Physical Society of Japan Honorary Membership, the Nishina Memorial Award, the Materials Research Society Medal, the IEEE Jack A. Morton Award, the British Rank Prize, the Harvey Award, the Photonics Pioneer Award, an Honorary Degree from Duke University, an Honorary Degree from Queen’s University, Northern Ireland, and an Honorary PhD in Energy and Sustainable Development, University of Perugia, Italy, the Queen Elizabeth Prize for Engineering, the Industrial Application of Science Award, National Academy of Sciences, the Leigh Ann Conn Prize for Renewable Energy, the Hall of Fame Inductee, Consumer Technology Association, and the Richard J. Goldstein Energy Lecture Award, American Society of Mechanical Engineers. We believe that Dr. Nakamura’s role as our Co-Founder, together with his extensive industry expertise and experience in semiconductor physics, photonics, and blue LED laser technology space, provides valuable perspective and insight to our board of directors.

Vanessa Ann Truong has served as the Chief Accounting Officer and Treasurer of Blue Laser Fusion since April 2026. Ms. Truong is a senior finance executive with over 25 years of experience in accounting, finance, treasury, corporate development, tax strategy, equity administration, SEC reporting, capital markets, and public-company readiness. Ms. Truong most recently served as Senior Director of Finance, Treasury, Equity and Tax at QuantumScape Battery, Inc. from January 2021 to August 2025, where she led capital markets, treasury, tax, global operations, systems implementation, and compliance and risk initiatives. She previously served as Corporate Controller of QuantumScape Corporation from June 2015 to December 2020, supporting QuantumScape’s SPAC merger and managing accounting, financial planning and analysis, treasury, internal controls, and equity administration. Earlier in her career, Ms. Truong held senior finance and controller roles at Qualcomm Atheros, Inc., Atheros Communications, Inc., ESS Technology, Inc., and Adaptec, Inc. Ms. Truong holds an MBA and a B.A. in Accounting from San Jose State University and is a Certified Management Accountant, Certified Treasury Professional, and Certified Corporate Financial Planning & Analysis Professional.

Dr. Paul Rudy is a Co-Founder of Blue Laser Fusion and has served as the Vice President of Business since April 2024 and as a director since June 2026. Prior to joining Blue Laser Fusion, Dr. Rudy served as the Chief Marketing Officer and Senior Vice President of Kyocera SLD Laser, Inc., a company specializing in gallium-nitride (GaN) laser technology, from January 2021 to December 2023. Dr. Rudy has worked in the field of lasers and photonics for more than 30 years, with an emphasis in strategic business development and technical product management. Dr. Rudy was previously a co-founder, Chief Marketing Officer, and Senior Vice President of Soraa Laser Diode Inc. (subsequently SLD Laser and now Kyocera SLD Laser), a leader in the commercialization of GaN-based laser light sources, from July 2013 to January 2021, at which time it was acquired by Kyocera Corporation. At SLD, he led the growth stage of the company, securing over $150 million in revenue-generating contracts, and establishing strategic investor relationships to fuel the company’s growth. He started his career at Coherent (Nasdaq: COHR), the world’s largest commercial laser manufacturer, where he was Director of Marketing. Dr. Rudy led growth initiatives to commercialize semiconductor laser light sources for energy and defense sector applications, and he was awarded Market Development Manager of the Year multiple times. Dr. Rudy has extensive experience in photonics general management, technical product marketing, business development, and corporate development, and has co-authored over 100 patents. Dr. Rudy has had the honor of leading multiple commercialization product teams to achieve prestigious industry awards, including SPIE Prism Awards and Sapphire Awards, LFI and LFW Innovation Awards, as well as IES Progress Report and DesignPlus selections. He has served on the Directed Energy Professional Society laser conference committee, and is an active contributor to Optica and SPIE conferences, webinars, and special events, and has given more than 100 talks and papers. Dr. Rudy received his MBA from USC, his PhD in physics from the University of Rochester, and his undergraduate degrees in physics and philosophy from Duke University. We believe that Dr. Rudy’s expertise and experience in the GaN laser technology industry, as well as his role as our Co-Founder, contribute significantly to our board of directors, including with respect to the oversight of our business strategy.

Richard Ogawa, J.D. is a licensed attorney and has served as a Founder and Partner at Ogawa Professional Corporation, which he founded in February of 2010. Mr. Ogawa is a Co-Founder of Blue Laser Fusion and has served as the General Counsel and Secretary and as a director of Blue Laser Fusion since November 2022. Prior to joining Blue Laser Fusion, Mr. Ogawa served as General Counsel at Inphi Corporation from January 2013 to April 2021. Mr. Ogawa has served as General Counsel or Chief Intellectual Property Officer for experienced start-ups, building companies in both private and public markets in high technology. He has experience in running and growing public companies in the start-up phase and once they are fully capitalized. Mr. Ogawa served as the Chief Intellectual Property Officer at Khosla Ventures Companies from May 2008 to June 2013. Mr. Ogawa currently serves as a member of the board of directors of Palomino Laboratories Inc. He was a partner at Townsend and Townsend and Crew LLP from January 1992 to January 2010. Mr. Ogawa holds a Juris Doctorate from the University of the Pacific – McGeorge School of Law, and a Bachelor of Science in Chemical Engineering from the University of California, Davis. Mr. Ogawa is licensed in the State of California. He is also a registered patent attorney with the U.S. Patent and Trademark Office. We believe that Mr. Ogawa’s role as our Co-Founder, together with his expertise in intellectual property and experience in advising companies on their IP and growth strategies, provides valuable insight to our board of directors.

Jeffrey B. Shealy is Co-Founder, President, Chief Executive Officer, and a director of Palomino Laboratories Inc. He is a seasoned technology executive and entrepreneur with more than 30 years of leadership experience in the radio frequency (RF), wireless communications, semiconductor, and advanced materials industries, with a strong track record of building and scaling high-growth technology companies centered on solid-state materials and electron device innovation. Prior to co-founding Palomino Laboratories, Mr. Shealy served as Co-Founder and Chief Executive Officer of Akoustis Technologies, Inc. from May 2014 through July 2024, where he led the company’s growth as a publicly traded semiconductor and RF technology innovator. Before Akoustis, he held executive leadership roles at Qorvo, Inc. (formerly RF Micro Devices), including Vice President and General Manager, where he was responsible for driving strategic growth initiatives and advancing next-generation RF technologies for wireless communications markets. Earlier in his career, Mr. Shealy spent seven years with Hughes Electronics at Hughes Research Laboratories (now HRL Laboratories) and Hughes Network Systems, contributing to advanced technology and communications research initiatives. He also founded RF Nitro, a gallium nitride (GaN) RF power amplifier company that was acquired by RF Micro Devices in 2001. Mr. Shealy is recognized for his expertise in semiconductor innovation, public company leadership, strategic growth, capital markets, mergers and acquisitions, and commercialization of advanced technologies. He holds a Master of Business Administration from Wake Forest University, as well as Master of Science and Doctorate degrees in Electrical and Computer Engineering from University of California, Santa Barbara. He earned his Bachelor of Science degree in Electrical and Computer Engineering from North Carolina State University. We believe that Mr. Shealy’s extensive experience as a technology executive and entrepreneur, including in public company leadership, capital markets, and strategic growth, contributes significantly to our board of directors and its oversight of our business and growth strategy.

Mathew August is the Managing Director and Executive Chairman of Atlas Capital, a single family office investment firm and merchant bank, and its related entities since 2016. He has over 15 years of experience in long-term investing, advising, and building companies across the venture capital, private equity, and public markets. His investment and advisory focus spans a broad range of industries, including new economy, defense, space, power / utilities, infrastructure, technology, digital assets, and strategic critical resources. Prior to founding Atlas, Mr. August was the Founder and Vice Chairman of a merchant bank, where he advised on and led transactions totaling in the billions of dollars across multiple sectors. Mr. August actively incubates, invests in, and advises a number of public and private companies, and serves on both advisory boards and formal boards of directors. His current and past affiliations include: the Board of Directors of CSLM Digital Asset Acquisition Corp III, Ltd (NASDAQ: KOYN) $230MM SPAC 2025 IPO; Founder Investor Group of GSR III, GSR IV & GSR V NASDAQ-listed $230MM SPACs; Significant Investor, Advisory Board Member, and Special Advisor to the CEO & Chairman of Critical Metals Corp. (NASDAQ: CRML); Significant Investor, and Special Advisor to the CEO & Chairman of ReAlloys Inc. (NASDAQ: ALOY); Significant Investor, and Special Advisor to the CEO & Chairman of CuFe Ltd. ASX-CUF; Lead Investor and Special Advisor to the Executive Chairman of Edge Total Intelligence TSX-CTRL $100MM+ up-listing onto NASDAQ; and Lead Investor and Special Advisor to the CEO. We believe that Mr. August’s demonstrated investment and advisory experience across a range of industries and in capital markets, as well as his experience as a board member, contributes significantly to our board of directors and its oversight of our business and growth strategy.

Corporate Governance

Appointment of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors, provided, however, that the board of directors may empower the Chief Executive Officer of the Company to appoint any officer other than the Executive Chairperson (if any), the Chief Executive Officer, the President, the Chief Financial Officer, or the Treasurer.

Board Composition

Our board of directors consists of five (5) members: Shuji Nakamura, Richard Ogawa, Paul Rudy, Jeffrey B. Shealy, and Mathew August. Our board of directors is divided into three classes, Class I, Class II, and Class III, with the directors elected to serve a three-year term. Our Class I director is Shuji Nakamura, with his term expiring in 2027, our Class II directors are Paul Rudy and Jeffrey B. Shealy, with their terms expiring in 2028, and our Class III directors are Richard Ogawa and Mathew August, with their terms expiring in 2029. Each of our current directors will continue to serve until the election and qualification of his successor, or his earlier death, resignation, disqualification, or removal.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent. However, we currently evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules and based on currently available information, our board of directors has determined that Jeffrey B. Shealy is an independent director, and Dr. Shuji Nakamura, Richard Ogawa, Paul Rudy, and Mathew August are not independent directors, under Nasdaq Listing Rule 5605(a)(2). In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described under “Certain Relationships and Related Party Transactions.” Under Nasdaq Marketplace Rules, a director only qualifies as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review and based on currently available information, our board of directors determined that Jeffrey B. Shealy is an “independent director” as defined under the listing requirements and rules of Nasdaq. In making this determination, our board of directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them as described under “Certain Relationships and Related Party Transactions.”

At such time as the Company is trading on any of the OTC Markets, the Nasdaq Stock Market LLC, the NYSE, or NYSE American, it is anticipated that the board of directors of the Company will consist of at least five (5) members, at least three (3) of whom shall be “independent” (as such term is defined by the OTC Markets or the national exchange on which the Company’s securities are then traded).

Family Relationships

There are no family relationships between or among the members of the board of directors or other executive officers of the Company.

Legal Proceedings

None of the Company’s directors or executive officers are involved in any legal proceedings described in Item 401(f) of SEC Regulation S-K.

Committees of the Board of Directors

Our board of directors does not currently have any committees.

Code of Ethics

Our board of directors has adopted a Code of Ethics (the “Code of Ethics”), which applies to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The Code of Ethics addresses, among other matters, honest and ethical conduct, actual or apparent conflicts of interest, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; compliance with applicable governmental laws, rules, and regulations; the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and accountability for adherence to the Code of Ethics. If any substantive amendments are made to our Code of Ethics, or if any waiver (including any implicit waiver) of any provision of the Code of Ethics is granted that is required to be disclosed under the rules of the SEC, such amendment or waiver will be disclosed at the same location on our website, or, if required, in a current report on Form 8-K. The Code of Ethics did not result in any explicit or implicit waiver of any prior code of conduct or ethics. In addition, our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest and corporate opportunities, fair dealing, record-keeping and public disclosures, compliance with laws and corporate policies, confidentiality and corporate assets, and reporting and consequences of violations.

Director Compensation

Nathan P. Pereira served as President, Secretary, Chief Executive Officer, Chief Financial Officer, and a director of Unite from March 10, 2022 until the consummation of the Merger. The Company agreed to pay Mr. Pereira a fee of $1,000 per month for his services as a director. The Company incurred director fees with Mr. Pereira amounting to $12,000 in 2025. The Company paid $2,000 during the quarter ended March 31, 2025. We do not currently provide for director compensation, although we may do so in the future. We reimburse our directors for reasonable expenses incurred in connection with their service as directors. While we do not currently intend to provide our non-employee directors with annual cash compensation, non-employee directors may be eligible to receive such equity grants or awards in respect of shares of Common Stock as may be approved by the board of directors in its discretion.

EXECUTIVE COMPENSATION

Executive Officer Compensation

Unite

Mr. Pereira received no executive compensation for his role as Chief Executive Officer and Chief Financial Officer of Unite for the 2024 and 2025 fiscal years.

Private Blue Laser Fusion

Throughout this section, unless otherwise noted, “we,” “us,” “our,” “Company,” and similar terms refer to Private Blue Laser Fusion prior to the closing of the Merger, and to the Company and its subsidiaries after the closing of the Merger. In addition, except as otherwise noted in this section, the share amounts in this section give effect to the conversion of the shares of Private Blue Laser Fusion common stock (“BLF Common Stock”) issued, or subject to options granted, to the following individuals into shares of our Common Stock at the Exchange Ratio set forth in the Merger Agreement.

This section discusses the material components of the executive compensation program for the Company’s named executive officers who appear in the “Summary Compensation Table” below. In 2025, the “named executive officers” were Dr. Shuji Nakamura, Dr. Paul Rudy, and Richard Ogawa. The following table sets forth information concerning the compensation of the named executive officers for the 2024 and 2025 fiscal years.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Total ($)
Dr. Shuji Nakamura, Chief Executive Officer (1)	2025	108,000	108,000
	2024	108,000	108,000
Dr. Paul Rudy, Vice President, Business (2)	2025	180,000	180,000
	2024	180,000	180,000
Richard Ogawa, General Counsel and Secretary (3)	2025	108,000	108,000
	2024	108,000	108,000

(1)

In December 2022, Dr. Nakamura was granted 1,894,119 shares of Common Stock, which shares vested at the rate of 25% of the underlying shares on the first anniversary of the grant date and 1/48th of the underlying shares monthly thereafter. Such shares will be fully vested as of December 2026, subject to Dr. Nakamura’s continued employment. The amounts set forth under “Salary” for Dr. Nakamura reflect cash compensation paid to Dr. Nakamura as a consultant until May 4, 2026, at which time he was onboarded as an employee.

(2)

In December 2022, Dr. Rudy was granted 473,530 shares of Common Stock, which shares vested at the rate of 25% of the underlying shares on the first anniversary of the grant date and 1/48th of the underlying shares monthly thereafter. In December 2023, Private Blue Laser Fusion repurchased 189,411 shares, leaving 284,119 shares in Dr. Rudy’s account. In June 2026, Dr. Rudy was granted options to purchase 189,411 shares of Common Stock, of which 31,556 shares of Common Stock were vested as of June 2026, with 1/48th of the underlying shares vesting monthly thereafter. Such shares will be fully vested in June 2030, subject to Dr. Rudy’s continued employment.

(3)

In November 2022, Mr. Ogawa was granted 473,529 shares of Common Stock, which shares vested at the rate of 25% of the underlying shares on the first anniversary of the grant date and 1/48th of the underlying shares monthly thereafter. Such shares will be fully vested as of November 2026, subject to Mr. Ogawa’s continued employment.

Outstanding Equity Awards at Fiscal Year-End

None of our named executive officers held any outstanding options or other equity awards as of December 31, 2025. See “—Summary Compensation Table” above for information regarding restricted shares and options granted in fiscal year 2026 to our named executive officers.

Pre-Merger Offer Letters with Named Executive Officers

The summaries of the pre-Merger offer letters below do not give effect to the conversion of shares of BLF Common Stock into shares of our Common Stock in connection with the Merger.

On April 29, 2026, Private Blue Laser Fusion entered into an offer letter with Dr. Shuji Nakamura, its Chief Executive Officer, pursuant to which Dr. Nakamura will receive an annualized base salary of $108,000, payable in accordance with the company’s regular payroll practices. The offer letter also provides for participation in employee benefit plans generally available to employees and reimbursement of reasonable business expenses. The employment relationship is at will and may be terminated by either party at any time, subject to applicable law. In December 2022, Dr. Nakamura was granted 3,000,000 shares of BLF Common Stock, which vested as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares monthly thereafter under the Company’s terms and conditions, subject to continued service. Additionally, Dr. Nakamura was required to sign a proprietary information and inventions agreement with customary terms and conditions.

On March 28, 2024, Private Blue Laser Fusion entered into an offer letter with Dr. Paul Rudy, its Vice President of Business and Strategic Alliances, pursuant to which Dr. Rudy will receive an annualized base salary of $180,000, payable in accordance with the company’s regular payroll practices. The offer letter also provides for participation in employee benefit plans generally available to employees and reimbursement of reasonable business expenses. The employment relationship is at will and may be terminated by either party at any time, subject to applicable law. In December 2022, Dr. Rudy was granted 750,000 shares of BLF Common Stock, which vested as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares monthly thereafter under the Company’s terms and conditions, subject to continued service. In December 2023, Private Blue Laser Fusion repurchased 300,000 shares of BLF Common Stock from Dr. Rudy. Additionally, Dr. Rudy was required to sign a proprietary information and inventions agreement with customary terms and conditions.

On December 1, 2024, Private Blue Laser Fusion entered into an offer letter with Richard Ogawa, its General Counsel, pursuant to which Mr. Ogawa will receive an annualized base salary of $108,000, payable in accordance with the company’s regular payroll practices. The offer letter provides that Mr. Ogawa is expected to work approximately 20 hours per week and will report to the Chief Executive Officer. The offer letter also provides for participation in employee benefit plans generally available to employees and reimbursement of reasonable business expenses. The employment relationship is at will and may be terminated by either party at any time, subject to applicable law. In November 2022, Mr. Ogawa was granted 750,000 shares of BLF Common Stock, which vested as to 25% of the underlying shares on the first anniversary of the vesting commencement date and as to 1/48th of the underlying shares monthly thereafter under the Company’s terms and conditions, subject to continued service. Additionally, Mr. Ogawa was required to sign a proprietary information and inventions agreement with customary terms and conditions.

On April 20, 2026, Private Blue Laser Fusion entered into an offer letter with Vanessa Ann Truong, its Chief Accounting Officer, pursuant to which Ms. Truong will receive an annualized base salary of $120,000, payable in accordance with the company’s regular payroll practices. The offer letter provides that Ms. Truong is expected to work approximately 20 hours per week and will report to the Company’s Chief Executive Officer. The offer letter also provides for participation in employee benefit plans generally available to employees and reimbursement of reasonable business expenses. The employment relationship is at will and may be terminated by either party at any time, subject to applicable law. The offer letter provides for the grant of a stock option to purchase 100,000 shares of BLF Common Stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the board of directors. The option will vest at the rate of 25% of the underlying shares on the first anniversary of the effective date of April 24, 2026 and 1/48th of the underlying shares monthly thereafter, subject to continued service. Additionally, Ms. Truong was required to sign a proprietary information and inventions agreement with customary terms and conditions.

The descriptions of the foregoing offer letters are qualified in their entirety by reference to the text thereof filed herewith as Exhibits 10.6, 10.7, 10.8, and 10.9, which are incorporated herein by reference.

Post-Merger Employment Agreements with Named Executive Officers

The Company currently intends to continue the offer letters described above. The Company may enter into employment agreements with the named executive officers at a later date, with such terms and provisions to be decided at such future date.

Pension Benefits

We currently do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.

The 2026 Stock Incentive Plan

Following is a summary of the principal features of the Company’s 2026 Stock Incentive Plan (the “2026 Plan”).

Provisions of the 2026 Plan	Description
Share Reserve:	3,284,640 The share reserve automatically increases on January 1 of each year from 2027 through 2036 by an amount equal to the lesser of (i) 4% of the outstanding shares on the immediately preceding December 31 or (ii) a lesser amount determined by our board of directors.

Award Types:	• Incentive stock options and nonstatutory stock options • Stock appreciation rights • Restricted stock awards • Restricted stock unit awards • Cash-based awards and other stock-based awards

Vesting:	Determined by our board of directors or a committee designated by our board.

Repricing:	Repricing of outstanding stock awards is permitted without the approval of our stockholders.

Termination Date:	Our board of directors may terminate the 2026 Plan at any time; however, no incentive stock options may be granted after the tenth anniversary of the earlier of (i) the date the 2026 Plan is adopted by our board of directors or (ii) the date the 2026 Plan is approved by the stockholders of the Company.

Administration

The 2026 Plan will be administered by our compensation committee or by our board of directors acting as the compensation committee. With respect to grants of awards to our officers or directors, to the extent required by our board of directors, the 2026 Plan will be administered by our board of directors or a designated committee in a manner that permits such grants and related transactions to be exempt from Section 16(b) of the Exchange Act. The plan administrator will have the full authority to, among other things, select recipients of the grants, determine the extent of the grants, establish additional terms, conditions, rules, or procedures to accommodate rules or laws of applicable non-U.S. jurisdictions, adjust awards, and to take any other action deemed necessary or advisable; however, no action may be taken that is inconsistent with the terms of the 2026 Plan.

To the extent permitted by applicable law, the board of directors or compensation committee may delegate to one or more officers of the Company the authority to make awards or to take other actions pursuant to the 2026 Plan, subject to a maximum total number of shares subject to such awards, but in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, individuals who are subject to Section 16 of the Exchange Act or members of our board of directors. Any such delegation will be subject to the restrictions and limits that our board of directors specifies at the time of such delegation and may be rescinded at any time by our board of directors.

Available Shares

As of September 30, 2026, 3,253,428 shares of Common Stock were reserved, consisting of 2,097,796 shares available for future awards and 1,155,632 shares underlying the converted options. As of October 31, 2026, 3,284,640 shares were reserved for issuance under the 2026 Plan, consisting of (i) 2,129,008 shares available for future awards and (ii) 1,155,632 shares underlying the converted options. The increase was due to the subsequent closings of the Private Placement in October 2026, as the total share reserve under the 2026 Plan was based in part on the total number of shares of Common Stock outstanding immediately upon the closing of the Merger and the final closing of the Private Placement, on a fully diluted basis. The share reserve described above will be increased on January 1 of each year from 2027 through 2036 by an amount equal to the lesser of (i) four percent (4%) of the number of shares outstanding as of December 31 of the immediately preceding calendar year and (ii) a lesser amount determined by our board of directors or compensation committee.

If restricted shares or shares issued upon the exercise of options are forfeited, then such shares will again become available for awards under the 2026 Plan. If RSUs, options, or SARs are forfeited or terminate for any reason before being exercised or settled, or an award is settled in cash without the delivery of shares to the holder, then the corresponding shares will again become available for awards under the 2026 Plan. Any shares withheld to satisfy the exercise price or tax withholding obligation pursuant to any award of options or SARs will again become available for awards under the 2026 Plan. If RSUs or SARs are settled, then only the number of shares (if any) actually issued in settlement will reduce the number of shares available under the 2026 Plan, and the balance (including any shares withheld to cover taxes) will again become available for awards under the 2026 Plan.

Outside Director Compensation Limit

The maximum number of shares subject to awards granted under the 2026 Plan during any one calendar year to any outside director, taken together with any cash fees paid by us to such outside director during such calendar year for service on our board of directors (other than the calendar year in which an outside director commences service on the board), will not exceed $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes), or, with respect to the calendar year in which an outside director is first appointed or elected to the board, $1,000,000.

Dividends

No dividend or dividend equivalent will be paid on any unvested award, although the plan administrator may provide in an award agreement that dividends with respect to unvested portions of awards may accrue and be paid when and if the awards vest and shares are actually issued to the participant.

Repricing; Cancellation and Regrant of Stock Awards.

Our compensation committee will have the authority to modify outstanding awards under the 2026 Plan. Subject to the terms of the 2026 Plan, the compensation committee will also have the authority to cancel any outstanding stock award in exchange for new stock awards, including awards having the same or a different exercise price, cash, or other consideration, without stockholder approval but with the consent of any adversely affected participant.

Eligibility and Types of Awards

The 2026 Plan will permit us to grant stock awards, including stock options, SARs, restricted stock, RSUs, and other cash-based and stock-based awards to our employees, directors, and consultants.

Stock Options

A stock option is the right to purchase a certain number of shares of Common Stock, at a certain exercise price, in the future. A stock option may be an incentive stock option within the meaning of, and qualifying under, Section 422 of the Code, or a nonstatutory stock option. However, only our employees (or employees of our parent or subsidiaries, if any) may be granted incentive stock options. Incentive and nonstatutory stock options are granted pursuant to option agreements adopted by the plan administrator. The plan administrator will determine the exercise price for a stock option, within the terms and conditions of the 2026 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our Common Stock on the date of grant (or 110% of the fair market value in the case of certain incentive stock options, as described below). Options granted under the 2026 Plan will become exercisable at the rate specified by the plan administrator.

Stock options granted under the 2026 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or the expiration of a specified period following the optionee’s termination of employment. The compensation committee determines the term of the stock options up to a maximum of 10 years. Each stock option agreement will also set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Acceptable consideration for the purchase of Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash or check, (ii) the tender of Common Stock previously owned by the option holder, (iii) past or future services rendered, (iv) a broker-assisted cashless exercise, (v) a net exercise of the option, and (vi) any other form that is consistent with applicable laws, regulations, and rules, and any combination of the foregoing methods of payment.

Incentive stock options may be granted only to our employees (or to employees of our parent company and subsidiaries, if any). To the extent that the aggregate fair market value, determined at the time of grant, of shares of our Common Stock with respect to which incentive stock options are exercisable for the first time by an option holder during any calendar year under any of our equity plans exceeds $100,000, such options will not qualify as incentive stock options and will instead be treated as nonstatutory stock options. A stock option granted to any employee who, at the time of the grant, owns or is deemed to own stock representing more than 10% of the voting power of all classes of our stock (or that of our parent or subsidiaries, if any) may not be an incentive stock option unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (ii) the term of the incentive stock option does not exceed five (5) years from the date of grant.

Stock Appreciation Rights

Stock appreciation rights (“SARs”) generally provide for payments to the recipient based upon increases in the price of our Common Stock over the exercise price of the SAR. The plan administrator will determine both the number of shares of Common Stock related to each SAR and the exercise price for an SAR, within the terms and conditions of the 2026 Plan, provided that the exercise price of an SAR cannot be less than 100% of the fair market value of the Common Stock subject thereto on the date of grant. An SAR granted under the 2026 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. The plan administrator determines the term of SARs granted under the 2026 Plan, up to a maximum of 10 years.

Upon the exercise of an SAR, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the plan administrator, equal to the product of (1) the excess of the per share fair market value of our Common Stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of Common Stock with respect to which the stock appreciation right is exercised.

Restricted Stock

Restricted stock awards are awards of shares of our Common Stock that are subject to established terms and conditions. The plan administrator sets the terms of the restricted stock awards, including the number of shares, the price (if any) to be paid by the recipient, and the vesting schedule and criteria (which may include continued service to us for a period of time or the achievement of performance criteria). If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares generally will be forfeited to, or repurchased by, us. Participants who are granted restricted stock generally have all of the rights of a stockholder with respect to those shares, provided that dividends and other distributions will not be paid in respect of unvested shares unless otherwise determined by the plan administrator and, in such case, only once such unvested shares vest.

Restricted Stock Units

A restricted stock unit (“RSU”) is a right to receive stock, cash equal to the value of a share of stock, or other securities, or a combination of the three at the end of a set period or the attainment of performance criteria. No stock is issued at the time of grant. The plan administrator sets the terms of the RSU award, including the size of the RSU award, the consideration (if any) to be paid by the recipient, the vesting schedule and criteria, and the form (stock or cash) in which the award will be settled. If a participant’s service terminates before the RSU is fully vested, the unvested portion of the RSU award generally will be forfeited to us. Participants generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the RSU award is settled. At the discretion of the plan administrator and as set forth in the stock unit award agreement, an RSU award may provide for the right to dividend equivalents. Dividend equivalents may not be distributed prior to settlement of the RSUs to which the dividend equivalents pertain and the value of any dividend equivalents payable or distributable with respect to any unvested RSUs that do not vest will be forfeited.

Performance-Based Compensation

The 2026 Plan establishes procedures for the Company to grant performance-based awards, meaning awards structured so that they will vest only upon the achievement of performance criteria established by the plan administrator for a specified performance period. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, or business segments, or may be established on an individual basis. Relative performance may be measured against a group of peer companies, a financial market index, or other acceptable objective and quantifiable indices. The plan administrator will have the discretion to adjust the minimum level of achievement required for achievement of performance awards if the plan administrator determines that a change in our business, operations, corporate structure, or capital structure, the manner in which we conduct our business, or other events or circumstances render the performance objectives unsuitable.

The plan administrator will also have the discretion to adjust the performance objectives for other material events not originally contemplated when the performance objectives were established, such as extraordinary gains and losses, the effect of changes in accounting standards or principles, acquisitions or divestitures, changes in tax rules or regulations, capital transactions, restructuring, nonrecurring gains or losses, or other unusual items.

The business measures that may be used to establish the performance criteria may include one of, or a combination of, the following:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net sales growth;

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	Cash flow per share;

•	Earnings before or after taxes, interest, depreciation, and/or amortization;

•	Gross or operating margins;

•	Productivity ratios;

•	Share price (including, but not limited to, growth measures and total stockholder return);

•	Expense targets or ratios;

•	Charge-off levels;

•	Improvement in or attainment of revenue levels;

•	Operating efficiency;

•	Operating expenses;

•	Economic value added;

•	Improvement in or attainment of expense levels;

•	Improvement in or attainment of working capital levels;

•	Debt reduction;

•	Capital targets;

•	Regulatory, manufacturing, or similar milestones;

•	Consummation of acquisitions, dispositions, projects, or other specific events or transactions; or

•	Other significant business milestones.

Changes to Capital Structure

In the event of a recapitalization, stock split, or similar capital transaction, the plan administrator will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2026 Plan, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards, and the exercise price under each outstanding option or stock appreciation right.

Corporate Transactions

If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization. Subject to compliance with applicable tax laws, such agreement may provide, without limitation, for (i) the continuation of the outstanding awards by us, if we are a surviving corporation, (ii) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) the immediate vesting, exercisability, and settlement of the outstanding awards followed by their cancellation, (iv) cancellation of the award, to the extent not vested or not exercised prior to the effective time of the merger or reorganization, in exchange for such cash or equity consideration (including no consideration) as the compensation committee, in its sole discretion, may consider appropriate, or (v) the settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards, provided that any such amount may be delayed to the same extent that payment of consideration to the holders of shares in connection with the merger or reorganization is delayed as a result of escrows, earnouts, holdbacks, or other contingencies.

Transferability

Unless the plan administrator provides otherwise, no award granted under the 2026 Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, or pursuant to a domestic relations order, provided that incentive stock options may be transferred or assigned only to the extent consistent with Section 422 of the Code.

Compensation Recovery (Clawback) Policy

All awards under the 2026 Plan will be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with any applicable compensation recovery, clawback, forfeiture, or other similar policy adopted by our board of directors and as in effect from time to time or applicable law. Further, to the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of an award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), the participant may be required to repay any such excess amount to the Company.

Amendment and Termination

Our board of directors generally may amend, suspend, or terminate the 2026 Plan, provided that any amendment does not materially impair the existing rights of any participant without such participant’s written consent. No incentive stock options may be granted more than 10 years after the approval of the 2026 Plan by our board of directors (or if earlier, our stockholders). An amendment of the 2026 Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations, or rules.

Tax Withholding

The plan administrator may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (i) causing the participant to tender a cash payment, (ii) withholding from a participant’s wages, salary, or other cash compensation, (iii) withholding shares otherwise issuable to the participant in connection with the award, (iv) selling shares otherwise issuable to the participant in connection with the award through such means as the plan administrator may determine, and/or (v) any other arrangement approved by the plan administrator.

Summary of U.S. Federal Income Tax Aspects Related to the 2026 Plan

The following summary is intended only as a general guide to certain U.S. federal income tax consequences under current law of participation in the 2026 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on any participant’s particular circumstances. The summary does not purport to be complete, and it does not address the tax consequences of the participant’s death, any tax laws of any municipality, state, or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws. Furthermore, the tax consequences are complex and subject to change, and a participant’s particular situation may be such that some variation of the described rules is applicable. Recipients of awards under the 2026 Plan should consult their own tax advisors to determine the tax consequences to them as a result of their particular circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

If a participant disposes of underlying shares within two years after the date of grant of the option or within one year after the date of exercise of the option (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed to the participant as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) and other provisions of the Code limiting the deduction of compensation, and the satisfaction of a tax-reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may subject the participant to alternative minimum tax liability for the year of exercise. Special rules may apply after exercise for (i) sales of the shares in a disqualifying disposition, (ii) basis adjustments for computing alternative minimum taxable income on a subsequent sale of the shares, and (iii) tax credits that may be available to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not qualifying as incentive stock options, along with options expressly designated as nonstatutory stock options, will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon the grant of such an option so long as (i) the exercise price is not less than the fair market value of the stock on the date of grant, and (ii) the option (and not the underlying stock) at such time does not have a readily ascertainable fair market value (as defined in Treasury Regulations under the Code). Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the then-fair market value of the shares purchased. If the participant is an employee, such ordinary income amount will be subject to withholding of income and employment taxes. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) and other provisions of the Code limiting the deduction of compensation, and the satisfaction of a tax-reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any recognized gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss, which will be short-term or long-term gain or loss, depending on the holding period of the stock.

Stock Appreciation Rights

A participant will not normally recognize taxable income upon the receipt of an SAR. Upon the exercise of an SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR (subject to the requirement of reasonableness, the provisions of Section 162(m) and other provisions of the Code limiting the deduction of compensation, and the satisfaction of a tax-reporting obligation).

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the Determination Date (as defined below) and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.

The “Determination Date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the Determination Date is the earliest of (i) the date the shares become transferable, (ii) the date the shares are no longer subject to a substantial risk of forfeiture, or (iii) the date the shares are acquired if the participant makes a timely election under Section 83(b) of the Code. If the shares are subject to a substantial risk of forfeiture and not transferable when issued, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the Determination Date by filing an election with the Internal Revenue Service no later than thirty (30) days after the date the shares are acquired.

Upon the taxable disposition of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the Determination Date, will generally be taxed as capital gain or loss; however, for any shares returned to the Company pursuant to a forfeiture provision, a participant’s loss may be computed based only on the purchase price (if any) of the shares and may not take into account any income recognized by reason of a Section 83(b) election. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

We generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) and other provisions of the Code limiting the deduction of compensation, and the satisfaction of a tax-reporting obligation) to a corresponding income tax deduction in the year in which the ordinary income from restricted stock is recognized by the participant.

Restricted Stock Units

A participant will not normally recognize taxable income upon receipt of an RSU award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and/or the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) and other provisions of the Code limiting the deduction of compensation, and the satisfaction of a tax-reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Other Awards

We generally will be entitled to an income tax deduction in connection with an award under the 2026 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income (subject to the requirement of reasonableness, the provisions of Section 162(m) and other provisions of the Code limiting the deduction of compensation, and the satisfaction of a tax-reporting obligation). Participants typically are subject to income (and employment) tax and recognize such tax at the time that an award is granted, exercised, vests, or becomes nonforfeitable, unless the award provides for a further deferral.

Section 409A

Section 409A of the Code (“Section 409A”) imposes certain requirements on nonqualified deferred compensation arrangements. Most awards granted under the 2026 Plan will be designed to qualify for an exemption from the requirements of Section 409A. Certain awards under the 2026 Plan, however, may be subject to the requirements of Section 409A in form and in operation. Awards that are subject to Section 409A will generally be designed to meet the conditions under Section 409A for avoiding the adverse tax consequences resulting from a failure to comply with Section 409A. If an award under the 2026 Plan is subject to Section 409A and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received.

Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% tax on the participant’s compensation recognized as ordinary income, as well as interest on such deferred compensation.

Impact of Section 162(m) on Tax Deductibility of Awards Under the 2026 Plan

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any of our covered employees in excess of $1 million. For purposes of Section 162(m), the term “covered employee” generally includes our chief executive officer, our chief financial officer, our three other most highly compensated officers, any individual who was a covered employee for any taxable year beginning after December 31, 2016, and, for any taxable year beginning after December 31, 2026, the next five highest-compensated employees. Compensation attributable to awards under the 2026 Plan, either on its own or when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. In addition, the Company’s ability to realize the benefit of any tax deductions described above depends on our generation of taxable income as well as the requirement of reasonableness, other limitations on deductions in the Code, and the satisfaction of tax-reporting obligations.

2026 Plan Benefits

The 2026 Plan does not provide for set benefits or amounts of awards, and we have not approved any stock awards that are conditioned on stockholder approval of the 2026 Plan. We have not approved any stock awards under the 2026 Plan in connection with the Merger. All future awards to directors, executive officers, employees, and consultants under the 2026 Plan are discretionary and cannot be determined at this time.

All descriptions of the 2026 Plan herein are qualified in their entirety by reference to the text thereof filed herewith as Exhibit 10.3, which is incorporated herein by reference.

Limitation on Liability and Indemnification Matters

The amended and restated bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the amended and restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended. The amended and restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee, or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

In addition, we have entered into indemnification agreements with the directors and executive officers of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of October 31, 2026, by:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based solely on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. For purposes of calculating the number of shares and percentage of Common Stock beneficially owned by a holder, all shares of Common Stock subject to options, warrants, restricted stock units, convertible notes, or other convertible securities held by the holder that are currently exercisable or convertible, or exercisable or convertible within 60 days of October 31, 2026, are deemed to be outstanding with respect to such holder. However, such shares are not deemed outstanding for the purpose of calculating the beneficial ownership of any other holder. The information below and elsewhere in this prospectus does not give effect to any potential stock splits or any future issuances of equity by the Company. The percentage of shares beneficially owned is calculated based on 8,234,466 shares of Common Stock outstanding as of October 31, 2026. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Blue Laser Fusion, Inc., 6950 Hollister Ave, Goleta, CA 93117.

Name of beneficial owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Executive officers and directors
Shuji Nakamura, PhD	1,966,347	23.88%
Vanessa Ann Truong	63,137	*
Paul Rudy, PhD(1)	496,885	6.00
Richard Ogawa	575,508	6.99
Mathew August(2)	22,113	*
Jeffrey B. Shealy, MBA, PhD(3)	8,700	*
All executive officers and directors as a group (6 persons)(4)	3,132,690	38.04
Greater than 5% stockholders**
Entities affiliated with JAFCO(5)	657,543	7.99
SMBC Trust Bank Ltd. acting as trustee of Mirai Creation Fund III and SPARX Group Co., Ltd.(6)	802,998	9.75
Yusaku Maezawa	521,751	6.34
Lucius Partners LLC(7)	995,000	12.08%

*	Less than 1%.
**	Excluding executive officers and directors who are also greater than 5% stockholders as listed above.
(1)	Includes 51,287 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026.
(2)	Includes 13,022 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026.

(3)	Includes 5,063 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026.
(4)	Includes 69,372 shares of Common Stock subject to stock options currently exercisable or exercisable within 60 days of October 31, 2026.
(5)

Consists of 98,631 shares held by JAFCO SV7-S Investment Limited Partnership and 558,912 shares held by JAFCO V7 Investment Limited Partnership. The address of the entities affiliated with JAFCO is c/o JAFCO Group Co., Ltd., Toranomon Hills Mori Tower 24F, 1-23-1 Toranomon, Minato-ku, Tokyo 105-6324, Japan. The board of directors of JAFCO Group Co., Ltd. may be deemed to hold voting and dispositive power over the shares of Common Stock held by the entities affiliated with JAFCO.

(6)

The address of Mirai Creation Fund III and SPARX Group Co., Ltd. is c/o SPARX Asset Management Co., Ltd., Shinagawa Season Terrace 6F, 1-2-70 Konan, Minato-ku, Tokyo 108-0075, Japan. Shuhei Abe, President and Group CEO of SPARX Group Co., Ltd., and Takaki Demichi, Director and Head of Investment for Next-Generation Growth Division SPARX Asset Management Co., Ltd. (a subsidiary of SPARX Group Co., Ltd.), may be deemed to hold voting and dispositive power over the shares of Common Stock held by SMBC Trust Bank, as trustee of Mirai Creation Fund III and SPARX Group Co., Ltd.

(7)

Matthew Eitner is a managing member and officer of Lucius Partners LLC and has voting and investment control over securities held by Lucius Partners LLC. The address of Lucius Partners LLC is 12 E. 49th Street, 11th Floor, New York, NY 10017. In addition, the Placement Agent holds warrants to purchase up to an aggregate of 112,790 shares of our Common Stock. Lucius Partners does not hold the Placement Agent warrants and disclaims beneficial ownership of the shares underlying them. If the shares underlying the Placement Agent warrants were aggregated with the shares held by Lucius Partners, the aggregate would represent approximately 13.27% of our Common Stock as of October 31, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2024 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers, or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under “Executive Compensation.”

Placement Agent

On June 17, 2026, Unite and Private Blue Laser Fusion entered into the Engagement Agreement with the Placement Agent for the Private Placement. Pursuant to the Engagement Agreement, the Placement Agent was paid a cash fee equal to ten percent (10%) of the gross proceeds delivered to the Company on a Closing Date by Laidlaw-introduced parties and five percent (5%) of the gross proceeds delivered to the Company on a Closing Date by Private Blue Laser Fusion-introduced parties, as well as a non-allocable expense reimbursement equal to two percent (2%) of the gross proceeds delivered by Laidlaw-introduced investors on a Closing Date to the Company, and one percent (1%) of the gross proceeds delivered by Private Blue Laser Fusion-introduced investors on a Closing Date to the Company. The Placement Agent also received, after the final Closing, warrants to purchase shares of the Common Stock in an amount equal to ten percent (10%) of the Common Stock sold to Laidlaw-introduced parties and five percent (5%) of the Common Stock sold to Private Blue Laser Fusion-introduced parties, which are exercisable for seven (7) years from the final closing of the Offering and have an exercise price equal to $33.00 per share. Additionally, Laidlaw was paid a non-refundable activation fee of $50,000.

In addition to any fees due to Laidlaw pursuant to the Engagement Agreement, and regardless of whether a Closing is consummated, Private Blue Laser Fusion was responsible for the prompt payment of all legal fees and expenses incurred by Laidlaw in connection with the Private Placement, including all fees, expenses, and disbursements relating to background checks of Private Blue Laser Fusion’s officers and directors (not to exceed $500 per person) and all reasonable and actual out-of-pocket expenses incurred by Laidlaw in connection with providing the services under the Engagement Agreement, including any roadshow expenses (collectively, the “Laidlaw Transaction Fees”). The Laidlaw Transaction Fees in connection with the Initial Closing were paid as directed by Laidlaw from the gross proceeds of the Initial Closing and any remaining Laidlaw Transaction Fees not paid from the gross proceeds of the Initial Closing were paid upon the final Closing of the Private Placement. Private Blue Laser Fusion was also responsible for payment of all regulatory filing fees and blue sky fees in all states where such filings are required as well as any states in which Laidlaw reasonably requests that such filings be made in connection with the Private Placement. Unless otherwise agreed to in writing by Private Blue Laser Fusion and Laidlaw, Laidlaw Transaction Fees for the Private Placement were not to exceed $200,000. The Company’s and Private Blue Laser Fusion’s obligations to pay Laidlaw Transaction Fees and expense reimbursements survive the termination of the Private Placement or the Engagement Agreement; provided, however, that Laidlaw Transaction Fees surviving such termination shall not exceed $100,000 in the aggregate.

Transactions with Lucius Partners and Related Persons

Lucius Partners, a stockholder of Unite prior to the Merger, founded Unite and acquired the founder’s shares for a nominal price. Matthew Eitner, the Chief Executive Officer of the Placement Agent, James Ahern, the Managing Partner of the Placement Agent, and Patrick Gallagher, a Managing Director of the Placement Agent, are also managing members, members, and/or officers of Lucius Partners, and therefore are indirect material stakeholders of the Company. Lucius Partners beneficially owns approximately 12.08% of our outstanding Common Stock as of October 31, 2026 (excluding 112,790 shares issuable upon exercise of the Placement Agent warrants). In addition, the Placement Agent holds Placement Agent warrants to purchase up to an aggregate of 112,790 shares of our Common Stock. Therefore, in the aggregate, approximately 13.27% of our outstanding shares of Common Stock as of October 31, 2026 may be deemed to be beneficially held and/or controlled either directly or indirectly by associated persons, including Lucius Partners, of the Placement Agent. Lucius Partners has received fees from us for advisory and certain other services to the Company prior to the Merger. There may be conflicts between the best interests of prospective investors in the Private Placement and our stockholders, on the one hand, and the interests of our Placement Agent and its officers, associated persons, and employees, on the other hand.

Except as otherwise disclosed in this prospectus, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

DESCRIPTION OF CAPITAL STOCK

Overview

The following description summarizes the terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed herewith as Exhibits 3.1 and 3.2, respectively, and which are incorporated herein by reference, and to the applicable provisions of Delaware law.

Under the amended and restated certificate of incorporation, our authorized capital stock will consist of 300,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of September 30, 2026, we had 8,026,384 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the terms and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 300,000,000 shares of Common Stock. All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one (1) vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Company’s board of directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

There is currently no public market for our Common Stock. We cannot guarantee our Common Stock will ever be listed on any exchange or approved for quotation on any over-the-counter market.

Preferred Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights, which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that the Company will not do so in the future.

Dividends

We have not paid any dividends on our Common Stock to date and do not intend to pay dividends as of the date hereof or in the foreseeable future. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends subsequent to the Merger and the Private Placement is within the discretion of our then board of directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Stock Options

As of September 30, 2026, we had no outstanding stock options to purchase shares of our Common Stock under the 2026 Plan or otherwise, other than stock options to purchase 1,155,632 shares of our Common Stock which were granted in connection with the converted options.

Warrants

As of the date of this prospectus, we had the following warrants outstanding:

Placement Agent warrants to purchase an aggregate of 112,790 shares of our Common Stock which will be exercisable for cash or, when there is no effective registration statement covering the shares of Common Stock issuable upon exercise of the Placement Agent warrants, on a cashless net exercise basis.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, by and among the Company, the purchasers of shares pursuant to the Private Placement, and Lucius Partners, as well as the Placement Agent (pursuant to a joinder thereto), the Company has agreed to file, no later than thirty (30) calendar days after the final closing of the Private Placement (subject to tolling if needed to comply with financial statement requirements and related “staleness” deadlines), a resale registration statement on Form S-1 with the SEC, registering for resale the Registrable Securities (as such term is defined in the Registration Rights Agreement and which includes shares of Common Stock issuable upon exercise of the Placement Agent warrants). The Company will also use commercially reasonable efforts to cause the registration statement to be declared effective no later than one hundred and twenty (120) calendar days after the final closing of the Private Placement (subject to tolling).

If fewer than all of the Registrable Securities are included in the registration statement when it becomes effective, the Company will use its commercially reasonable efforts within sixty (60) calendar days after the effective date of the registration statement, or within thirty (30) business days after the first date that is permitted by the SEC, to register for resale as many of the Reduction Securities (as defined in the Registration Rights Agreement) as the SEC will permit (pro rata among the holders of such Reduction Securities) using one or more registration statements that it is then entitled to use, and to cause such registration statement(s) to become effective as soon as practicable, until all of the Reduction Securities have been so registered; provided, however, that the Company shall not be required to register such Reduction Securities during a Blackout Period (as defined in the Registration Rights Agreement).

The holders of Registrable Securities shall have “piggyback” registration rights for Registrable Securities not registered as provided above with respect to any registration statement filed by the Company following the effectiveness of the aforementioned registration statement that would permit the inclusion of such underlying shares, subject, in an underwritten offering, to customary cut-back on a pro rata basis among the holders of Registrable Securities if the underwriter or the Company determines that marketing factors require a limitation on the number of shares of stock or other securities to be underwritten.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company by means of a tender offer, a proxy contest, or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions may delay, deter, or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our Common Stock.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

•

Board Size and Classified Board. The number of directors constituting the total number of authorized directors shall be permitted to be set only by a resolution adopted by a majority of the Board. In addition, our amended and restated certificate of incorporation will provide that our board of directors be divided into three classes, with directors in each class elected to serve a three-year term, and will provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the board of directors, but promotes continuity of management.

•

Board Vacancies. Our amended and restated bylaws and amended and restated certificate of incorporation will provide, subject to the special rights of the holders of any series of preferred stock to elect directors, that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the next annual meeting of stockholders at which the relevant class of directors is up for election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification, or removal. In addition, the number of directors constituting the total number of authorized directors shall be permitted to be set only by a resolution adopted by a majority of the Board. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the board of directors, but promotes continuity of management.

•

Supermajority Requirements for Amendments of our Amended and Restated Certificate of Incorporation. Our amended and restated certificate of incorporation provides that the affirmative vote of holders of at least 66 2/3% of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the limitation of personal liability for the board of directors and officers, and the choice of forum provision.

•

Stockholder Action; Special Meetings of Stockholders. Our amended and restated certificate of incorporation will provide that, after the date on which our Common Stock is first listed on a national securities exchange, our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock will not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that special meetings of our stockholders may be called only by the chairperson or executive chairperson of the board of directors, the lead independent director, our chief executive officer, or the board of directors acting pursuant to a resolution adopted by a majority of the Board. Additionally, only the business as stated in the notice for a special meeting may be considered at a special meeting of stockholders. Therefore, stockholders are both prohibited from calling a special meeting and from raising additional matters for consideration at a special meeting of stockholders. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the timing, form, and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. These provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

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No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

•

Issuance of Undesignated Preferred Stock. Our board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

•

Choice of Forum. Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will be the sole and exclusive forum for: (a) any derivative action, suit, or proceeding brought on behalf of us; (b) any action, suit, or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of ours; (c) any action, suit, or proceeding asserting a claim against us or any current or former director, officer, or employee of ours arising out of or pursuant to, or seeking to enforce any right, obligation, or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the amended and restated certificate of incorporation, or the amended and restated bylaws (as each may be amended from time to time); (d) any action, suit, or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (e) any action, suit, or proceeding asserting a claim against us or any current or former director, officer, or employee of ours governed by the internal affairs doctrine, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to actions, suits, or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The amended and restated certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the amended and restated certificate of incorporation will provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders shall not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the amended and restated certificate of incorporation will state that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders shall not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the amended and restated certificate of incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees or could result in increased costs for our stockholders to bring a claim in the chosen forum, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

The amended and restated bylaws provide that our directors and officers will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the amended and restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended. The amended and restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee, or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

In addition, we entered into indemnification agreements with the directors and executive officers of the Company in connection with the Merger.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598, and its telephone number is 212.828.8436.

Stock Quotation

OUR COMMON STOCK IS CURRENTLY NOT LISTED ON A NATIONAL SECURITIES EXCHANGE OR ANY OTHER EXCHANGE, OR QUOTED ON AN OVER THE COUNTER MARKET. FOLLOWING COMPLETION OF THE OFFERING, WE INTEND TO CAUSE OUR COMMON STOCK TO BE QUOTED ON THE OTC MARKETS AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THE REGISTRATION STATEMENT. HOWEVER, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO DO SO AND, EVEN IF WE DO SO, THERE CAN BE NO ASSURANCE THAT OUR COMMON STOCK WILL CONTINUE TO BE QUOTED ON THE OTC MARKETS OR QUOTED OR LISTED ON ANY OTHER MARKET OR EXCHANGE, OR THAT AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR CONTINUE.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our Common Stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market, or the perception that those sales may occur, could cause the prevailing price for our Common Stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our Common Stock will be available for sale in the public market for a period of several months after consummation of the Merger due to contractual and legal restrictions on resale described below. Future sales of our Common Stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our Common Stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Our Common Stock is considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and, as such, trading in our Common Stock is subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few brokers or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “Risk Factors.”

All of the approximately 8,234,466 shares of Common Stock outstanding as of October 31, 2026, including approximately 3,063,318 shares beneficially owned by our directors and executive officers (excluding 69,372 shares of Common Stock issuable upon exercise of stock options currently exercisable or exercisable within 60 days of October 31, 2026), are “restricted securities” as such term is defined in Rule 144. These restricted securities are eligible for resale only if registered under the Securities Act, if they qualify for an exemption from registration under the Securities Act, or pursuant to Rule 144. No shares issued in connection with the Merger or the Private Placement can be publicly sold under Rule 144 under the Securities Act until 12 months after the date of the filing of our Current Report on Form 8-K filed September 9, 2026. Our executive officers, directors, and other affiliates (the “Private BLF Affiliates”) and the non-affiliate stockholders of Private Blue Laser Fusion (the “Private BLF Non-Affiliates”) (collectively, the “Private BLF Stockholders”), entered into a lock-up agreement with the Company for a term ending eighteen (18) months (for the Private BLF Affiliates) and six (6) months (for the Private BLF Non-Affiliates) after the Common Stock is approved for listing on an Approved Market (as defined in the Merger Agreement), whereby they have agreed to certain restrictions on the sale or disposition (including pledge) of all of the Common Stock held by (or issuable to) them (other than any securities issued to each of such Private BLF Stockholders in the Private Placement and any equity awards granted by the Company after the closing of the Merger or shares of Common Stock underlying such equity awards). The lock-up agreements contain customary transfer exceptions and do not apply to securities issued and sold in the Private Placement. The foregoing description of the lock-up agreement does not purport to be complete and is qualified in its entirety by the full text of the lock-up agreement, a copy of which is filed herewith as Exhibit 10.5 and is incorporated herein by reference. After the effective date of the registration statement of which this prospectus forms a part, all of the shares registered pursuant to the registration statement will be freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, or are otherwise subject to the lock-up agreements described above.

Rule 144

Rule 144 is generally not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve (12) months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC.

Prior to the Merger, we were a shell company, and we filed a Current Report on Form 8-K on September 9, 2026, containing “Form 10” information. As a result, Rule 144 will remain unavailable for our securityholders for at least twelve (12) months following the date of the filing of such Current Report on Form 8-K.

A person who has beneficially owned restricted shares of our Common Stock for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of our Common Stock for at least six (6) months but who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3) month period a number of securities that does not exceed one percent (1%) of the then outstanding shares of the same class.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice, and the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants, or advisors who acquired options to purchase Common Stock from Blue Laser Fusion in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the effective date of the Merger (to the extent such Common Stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell shares underlying such options beginning 90 days after the Merger if they comply with Rule 144, including Rule 144(i), but without complying with the holding period requirements contained in Rule 144. Accordingly, subject to Rule 144(i) and any applicable lock-up agreements, beginning 90 days after the Merger, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements, subject to any applicable lock-up agreements.

Registration Rights

In connection with the Merger and the Private Placement, we entered into the Registration Rights Agreement pursuant to which we agreed to file a registration statement covering the reoffer and resale of shares of our Common Stock held by the purchasers in the Private Placement, shares underlying the warrants issued to the

Placement Agent, and the shares held by Lucius Partners. All descriptions of the Registration Rights Agreement herein are qualified in their entirety by reference to the text thereof filed herewith as Exhibit 10.4, which is incorporated herein by reference.

Equity Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of Common Stock that are outstanding or reserved for issuance under the 2026 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of the Merger (but no less than sixty (60) days thereafter pursuant to SEC rules that apply to former shell companies). Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to vesting restrictions, Rule 144 volume limitations, and lock-up agreements, if applicable. For a more complete discussion of our stock plans, see “Executive Compensation—The 2026 Stock Incentive Plan.” All descriptions of the 2026 Plan herein are qualified in their entirety by reference to the text thereof filed as Exhibit 10.3 hereto and which is incorporated herein by reference.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of Common Stock may be sold in some other manner outside the United States without requiring registration in the United States.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On September 4, 2026, Unite and Private Blue Laser Fusion consummated the Merger, as a result of which Private Blue Laser Fusion became a wholly owned subsidiary of the Company.

On September 4, 2026, the board of directors of the Company approved the engagement of Frank, Rimerman + Co. LLP (“FRC”) as the independent registered public accounting firm of the Company and its subsidiaries in connection with the Company’s consolidated financial statements for the year ended December 31, 2026. FRC currently also serves as the independent registered public accounting firm of Private Blue Laser Fusion. Accordingly, KNAV CPA LLP (“KNAV”), Unite’s independent registered public accounting firm prior to the closing of the Merger, was informed that it would be dismissed as the Company’s independent registered public accounting firm effective as of September 4, 2026.

The audit reports of KNAV included in the financial statements of Unite as of December 31, 2024 and 2025 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except that the reports included an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern.

During the years ended December 31, 2024 and 2025 and the six months ended June 30, 2026, there were no disagreements (as defined in Item 304(a)(iv) of Regulation S-K) between Unite and KNAV on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KNAV, would have caused it to make reference to the subject matter of the disagreements in its reports on Unite’s financial statements for such period.

During the years ended December 31, 2024 and 2025 and the six months ended June 30, 2026, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) except for the material weaknesses described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the U.S. Securities and Exchange Commission.

During the years ended December 31, 2024 and 2025 and the six months ended June 30, 2026, neither Unite nor anyone on its behalf consulted FRC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Unite’s financial statements, and neither a written report nor oral advice was provided to Unite that FRC concluded was an important factor considered by Unite in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as defined in Items 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K, respectively.

The Company has provided KNAV with a copy of the foregoing disclosures and has requested that KNAV furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements set forth above and, if not, stating the respects in which it does not agree. A copy of KNAV’s letter, dated September 4, 2026, is filed as Exhibit 16.1 hereto.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements of Blue Laser Fusion, Inc. as of December 31, 2025 and 2024 and for the years then ended, included in this prospectus, have been so included in reliance on the report of Frank, Rimerman + Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement of which this prospectus forms a part. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

You may access our annual reports on Forms 10-K, quarterly reports on Forms 10-Q, current reports on Forms 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our code of ethics is filed as Exhibit 14.1 to our Current Report on Form 8-K filed on September 9, 2026, and is available through our website. As a former “shell” company (as defined in Rule 405 under the Securities Act) within the past three years, pursuant to General Instruction VII.D.1(b) of Form S-1, we are not currently eligible to incorporate by reference into this prospectus certain information required to be included in the registration statement on Form S-1. Except for any documents, such as exhibits, that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2025 and December 31, 2024	F-3
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2025 and December 31, 2024	F-4
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2025 and December 31, 2024	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2025 and December 31, 2024	F-6
Notes to Consolidated Financial Statements	F-7
Condensed Consolidated Balance Sheets as of September 30, 2026 (Unaudited) and December 31, 2025	F-24
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited) for the Three and Nine Months ended September 30, 2026 and September 30, 2025	F-25
Condensed Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit) (Unaudited) for the Three and Nine Months ended September 30, 2026 and September 30, 2025	F-26
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months ended September 30, 2026 and September 30, 2025	F-29
Notes to Unaudited Condensed Consolidated Financial Statements	F-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of Blue Laser Fusion, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Blue Laser Fusion, Inc. and Subsidiary (collectively, the “Company”) as of December 31, 2025, and 2024, and the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Frank, Rimerman + Co. LLP
We have served as the Company’s auditor since 2026.
San Francisco, California
June 11, 2026, except for the effects of the reverse recapitalization discussed in Note 1, as to which the date is November 6, 2026

Blue Laser Fusion, Inc.
Consolidated Balance Sheets
December 31, 2025 and 2024

	December
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$16,546,908	$25,892,723
Accounts receivable, net	56,000	—
Other receivables, net	5,880	10,000
Prepaid expenses and other current assets	160,870	362,310

Total current assets	16,769,658	26,265,033
Property and equipment, net	834,783	803,107
Operating right-of-use assets	704,854	648,136

Total assets	$18,309,295	$27,716,276

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	232,257	644,065
Accrued expenses and other current liabilities	60,368	122,671
Current portion of operating lease liabilities	164,940	160,016

Total current liabilities	457,565	926,752
Operating lease liabilities, net of current portion	569,881	516,838

Total liabilities	1,027,446	1,443,590

Commitments and contingencies (Note 8)
Convertible preferred stock, $0.0001 par value:
Series Seed 1 convertible preferred stock: $0.0001 par value; 4,100,167 shares authorized, 3,876,721 issued and outstanding, liquidation preference of $37,820,127 as of December 31, 2025 and 2024	37,672,616	37,672,616
Series Seed 2 convertible preferred stock: $0.0001 par value; 64,065 shares authorized, issued and outstanding, liquidation preference of $500,000 as of December 31, 2025 and 2024	500,000	500,000

Total convertible preferred stock	38,172,616	38,172,616

Stockholders’ deficit:
Common stock: $0.0001 par value, 7,576,476 shares authorized, 3,632,165 and 3,627,242 shares issued and outstanding as of December 31, 2025 and 2024, respectively	575	575
Additional paid-in capital	231,078	96,013
Accumulated other comprehensive loss	(21,017)	(10,141)
Accumulated deficit	(21,101,403)	(11,986,377)

Total stockholders’ deficit	(20,890,767)	(11,899,930)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$18,309,295	$27,716,276

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Consolidated Statements of Operations and Comprehensive Loss
Year Ended December 31, 2025 and 2024

	Year Ended December 31,
	2025	2024
Revenues:
Other revenue	$56,000	$—

Total revenues	56,000	—

Operating expenses:
Research and development	8,271,119	9,680,775
General and administrative	1,760,658	1,237,234

Total operating expenses	10,031,777	10,918,009

Loss from operations	(9,975,777)	(10,918,009)
Other income (expense):
Interest income	867,771	1,393,005
Gain on disposal of assets	1,863	—

Loss from operations before income taxes	(9,106,143)	(9,525,004)
Income tax expense	(8,883)	(5,252)

Net loss	$(9,115,026)	$(9,530,256)

Other comprehensive loss
Foreign currency translation adjustments	(10,876)	(10,141)

Total comprehensive loss	$(9,125,902)	$(9,540,397)

Net loss per share of common stock - basic and diluted	$(2.51)	$(2.60)

Weighted-average shares of common stock outstanding - basic and diluted	3,629,573	3,669,916

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Consolidated Statements of Changes in Convertible Preferred
Stock and Stockholders’ Deficit
Years Ended December 31, 2025 and 2024

	Convertible preferred stock				Stockholders’ deficit
							Additional Paid-in Capital	Accumulated Other Comprehensive
	Series Seed-1		Series Seed-2		Common stock				Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount		Loss	Deficit	Total
Balance at January 1, 2024, as previously reported	3,364,201	$32,686,557	64,065	$500,000	6,035,000	$604	$—	$—	$(2,456,121)	$(2,455,517)
Retrospective application of the Exchange Ratio to the Company’s common shares (Note 1)	—	—	—	—	(2,224,660)	—	—	—	—	—

Balance at January 1, 2024, as recast	3,364,201	$32,686,557	64,065	$500,000	3,810,340	—	—	—	—	—
Issuance of preferred shares, net of issuance costs	512,520	4,986,059	—	—	—	—	—	—	—	—
Issuance of common shares upon exercise of stock option	—	—	—	—	6,314	1	—	—	—	1
Cancellation of restricted stock awards	—	—	—	—	(189,412)	(30)	—	—	—	(30)
Stock-based compensation expense	—	—	—	—	—	—	96,013	—	—	96,013
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10,141)	—	(10,141)
Net loss	—	—	—	—	—	—	—	—	(9,530,256)	(9,530,256)

Balance at December 31, 2024, as recast	3,876,721	37,672,616	64,065	500,000	3,627,242	575	96,013	(10,141)	(11,986,377)	(11,899,930)
Issuance of common shares upon exercise of stock option	—	—	—	—	4,923	—	10,218	—	—	10,218
Stock-based compensation expense	—	—	—	—	—	—	124,847	—	—	124,847
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10,876)	—	(10,876)
Net loss	—	—	—	—	—	—	—	—	(9,115,026)	(9,115,026)

Balance at December 31, 2025, as recast	3,876,721	$37,672,616	64,065	$500,000	3,632,165	$575	$231,078	$(21,017)	$(21,101,403)	$(20,890,767)

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2025 and 2024

	Year Ended December 31,
	2025	2024
Operating activities:
Net loss	$(9,115,026)	$(9,530,256)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	222,223	128,808
Stock-based compensation expense	124,847	96,013
Amortization of right-of-use assets	159,640	142,819
Gain on disposal of assets	(1,863)	—
Changes in operating assets and liabilities:
Accounts receivable	(56,000)	—
Other receivables	4,085	(10,000)
Prepaid expenses	201,440	1,883,294
Accounts payable	(411,808)	318,541
Accrued liabilities	(62,327)	(169,527)
Lease liabilities - operating leases	(158,391)	(115,723)

Cash used in operating activities	(9,093,180)	(7,256,031)

Investing activities:
Purchases of property and equipment	(252,017)	(835,099)

Cash used in investing activities	(252,017)	(835,099)

Financing activities:
Proceeds from issuance of Series Seed-1 Preferred Stock, net of issuance costs	—	4,986,059
Proceeds from stock option exercises	10,218	—
Repurchases of common stock	—	(30)

Cash provided by financing activities	10,218	4,986,029

Effect of exchange rate changes on cash and cash equivalents	(10,836)	(12,159)
Net decrease in cash and cash equivalents	(9,345,815)	(3,117,260)
Cash and cash equivalents, beginning of year	25,892,723	29,009,983

Cash and cash equivalents, end of year	$16,546,908	$25,892,723

Supplemental non-cash investing and financing activities:
Remeasurement of operating right-of-use assets and lease liabilities upon lease modification	$216,358	$—

Operating right-of-use assets obtained in exchange for new operating lease liabilities	$—	655,872

See accompanying notes to the consolidated financial statements

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Note 1 – Business and Organization
General – Blue Laser Fusion, Inc. and Blue Laser Fusion GK (Japan Subsidiary), (collectively, the “Company”), is an early-stage laser technology company incorporated in the state of Delaware on November 4, 2022. The Company specializes in developing proprietary pulsed laser technology with two principal applications: (i) inertial laser fusion energy directed toward clean baseload power generation, and (ii) directed energy defense applications utilizing the Company’s pulsed Optical Enhancement Cavity (“OEC”) fiber laser.
The Company has not yet commenced its commercial manufacturing and principal related operations. Since inception, the Company’s activities have consisted predominantly of research and development of its proprietary laser technology, related development on reactors, targets, and applications, securing intellectual property, recruiting scientific and engineering personnel, and raising capital to fund those activities through Series Seed Preferred financing. In 2024, the Company was awarded a U.S. Department of Energy INFUSE (Innovation Network for Fusion Energy) project in collaboration with the California Institute of Technology. To date, the Company has generated only minimal revenue, which has been derived from licensing its proprietary radiation-hydrodynamics simulation software to a research institution in Japan under a six-month
license arrangement; the Company does not yet generate revenue from its planned principal operations.
Research and development activities are conducted principally in the United States, at the Company’s laser facility in Goleta, California. In March 2024, the Company established Blue Laser Fusion GK, a wholly owned subsidiary in Japan to expand the Company’s research and development personnel and capabilities, with operations conducted from an office in Tokyo and through a research collaboration with Osaka University. The Company’s ability to achieve fusion are subject to significant risks and uncertainties, which are discussed further in Note 2, but has successful in advancing the proprietary pulsed laser to achieve enhancement.
The Merger
– On September 4, 2026 (the “Closing Date”), Blue Laser Fusion Acquisition Co., a Delaware corporation formed on June 23, 2026 (“Merger Sub”) and a wholly owned subsidiary of Unite Acquisition 2 Corp., a Delaware corporation and shell company with no operations (“Unite”), merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Unite (the “Merger”). On the Closing Date, immediately prior to the effective time of the Merger, all 3,876,721 outstanding shares of the Company’s Series Seed-1 Convertible Preferred Stock and all 64,065 outstanding shares of its Series Seed-2 Convertible Preferred Stock converted into shares of the Company’s common stock on a one-for-one basis (the “Preferred Conversion”). At the effective time of the Merger, each outstanding share of the Company’s common stock, including the shares issued in the Preferred Conversion, was exchanged for approximately 0.6314 shares of Unite common stock, par value $0.0001 per share (the “Exchange Ratio”), resulting in the issuance of 5,488,736 shares of Unite common stock to the Company’s former stockholders, of which 2,488,103 shares were issued in respect of the shares received in the Preferred Conversion, and 505,098 shares of restricted Unite common stock in exchange for the Company’s restricted stock awards. Each outstanding option to purchase the Company’s common stock was converted into an option to purchase Unite common stock, with the number of underlying shares multiplied, and the exercise price divided, by the Exchange Ratio. Upon the Merger, Unite changed its name to Blue Laser Fusion, Inc., and the Company was renamed Blue Laser Fusion Acquisition Co. and subsequently Blue Laser Subsidiary, Inc. on September 30, 2026. Concurrently with the Merger, Unite completed the initial closing of a private placement of 910,265 shares of its common stock at $27.50 per share for gross proceeds of approximately $25.0 million.
The Merger was accounted for as a reverse recapitalization, with the Company determined to be the accounting acquirer under Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. For periods prior to the Merger, the historical common shares of the Company, and all related share, per share, stock option and restricted stock award amounts, have been retrospectively recast by applying

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

the Exchange Ratio to reflect the capital structure of Blue Laser Fusion, Inc. as the legal parent. The recast affects only share and per share amounts; the carrying amounts of equity are unchanged. Because the Preferred Conversion occurred on the Closing Date, after the periods presented, the Series Seed-1 and Series Seed-2 Convertible Preferred Stock is presented in temporary equity at its historical share counts and carrying amounts as of December 31, 2025 and 2024 and has not been retrospectively recast.
Note 2 – Summary of Significant Accounting Policies
Basis of presentation and consolidation – The accompanying consolidated financial statements of the Company have been presented in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company. All intercompany transactions and balances have been eliminated upon consolidation. These consolidated financial statements are presented in U.S. dollars.
Use of estimates – The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Liquidity – As of December 31, 2025, the Company had cash and cash equivalents of approximately $16.5 million. The Company has historically funded its operations primarily through the issuance of preferred stock and expects to continue to fund operations through existing cash on hand and, if necessary, additional equity financings.
Management has prepared cash flow forecasts and believes that the Company’s existing cash and cash equivalents will be sufficient to meet its operating requirements and obligations for at least twelve months from the date the financial statements are available to be issued.
Certain risks and uncertainties – The Company is subject to a number of risks similar to other companies in a comparable stage of development, including the need for successful commercialization and demand for the Company’s future products and services; reliance on key personnel; competition from other companies with greater financial; technical, and research and development resources; and the risks relating to the ability to secure adequate financing.

Cash and cash equivalents – Cash and cash equivalents consist of cash deposits and money market accounts with original maturities of three months or less held at major depository institutions. Cash and cash equivalents are stated at cost, which approximates fair value.
Prepaid expenses – Prepaid expenses at December 31, 2025 and 2024, consist primarily of prepaid research expenses and other miscellaneous prepaid expenses.
Fair value of financial instruments – Financial instruments include cash and cash equivalents. The Company has established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Assets measured at fair value on a recurring basis at December 31, 2025, are summarized below:

	Fair value measurement at reporting date using
December 31, 2025	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market account	$15,366,611	—	—
Assets measured at fair value at December 31, 2024, are summarized below:

	Fair value measurement at reporting date using
December 31, 2024	(Level 1)	(Level 2)	(Level 3)
Assets:
Money market account	$24,498,933	—	—
Concentrations of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents with financial institutions, the balances of which may exceed federally insured limits. If any of the financial institutions with whom the Company does business were to be placed into receivership, the Company may be unable to access the funds it has on deposit with such institutions. If the Company is unable to access its cash and cash equivalents as needed, the Company’s financial position and ability to operate its business could be adversely affected.
The Company had $0.8 million and $1.0 million in deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) limits at December 31, 2025 and 2024, respectively. At December 31, 2025 and 2024, the Company also held $15.4 million and $24.5 million, respectively, in money market funds classified as cash and cash equivalents that were not FDIC insured.
In addition, the Company’s wholly owned Japanese subsidiary, Blue Laser Fusion, GK, maintains cash deposits with a Japanese financial institution. These deposits are insured by the Deposit Insurance Corporation of Japan (“DICJ”) up to a maximum of ¥10 million (approximately $0.06 million) in principal, plus accrued interest, per depositor per financial institution. As of December 31, 2025 and 2024, the Company held approximately ¥16.3 million (approximately $0.1 million) in deposits with a Japanese financial institution, of which approximately ¥6.3 million (approximately $0.04 million) was in excess of DICJ insurance limits.
Property and equipment, net – Property and equipment are stated at cost less accumulated depreciation. The Company calculates depreciation using the straight-line method over the estimated useful lives of the related assets. The Company commences depreciation when the asset is placed into service. Expenditures for maintenance and repair are expensed as incurred.
Software subscriptions are not capitalized as property and equipment because the Company does not obtain ownership of, or the contractual right to take possession of, the underlying software. Such arrangements are accounted for as service contracts in Prepaid expenses and other current assets on the consolidated balance sheet, and the related subscription fees are expensed on a straight-line basis over the subscription term.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Estimated useful lives are as follows:

Category	Term
Laptops and IT equipment	3 years
Software purchase (excluding subscription)	3 years
Lab equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the remaining lease term or the estimated useful lives of the improvements
Impairment of long-lived assets – The Company reviews its long-lived assets, including property and equipment, net and operating right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable, in accordance with ASC Subtopic 360-10, Property, Plant, and Equipment — Overall. Impairment is assessed in a two-step process. First, recoverability is tested by comparing the carrying amount of the asset (or asset group) to the sum of the estimated undiscounted future cash flows expected to be generated by the asset (or asset group) over its remaining useful life. If the carrying amount of the asset (or asset group) exceeds the sum of its estimated undiscounted future cash flows, the asset (or asset group) is considered not recoverable. Second, if the asset (or asset group) is determined not to be recoverable, an impairment loss is recognized equal to the amount by which the carrying amount exceeds the fair value of the asset (or asset group). Fair value is measured in accordance with ASC Topic 820, Fair Value Measurement, using quoted market prices when available, or, when quoted prices are not available, other valuation techniques such as discounted cash flow analyses based on Level 3 inputs. The adjusted carrying amount of the asset becomes its new cost basis and is depreciated over the asset’s remaining useful life. Restoration of a previously recognized impairment loss is prohibited.
The Company did not recognize any impairment losses on long-lived assets during the years ended December 31, 2025 and 2024.
Revenue Recognition – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Under ASC 606, the Company applies the following five-step model to determine when and how revenue is recognized:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) the Company satisfies a performance obligation
The Company derives revenue from the licensing of its proprietary software. During the year ended December 31, 2025, the Company entered into a software license agreement (the “Agreement”). Under the Agreement, the Company granted a limited, non-exclusive, non-transferable license to use its radiation-hydrodynamics simulation software for a six-month term commencing October 1, 2025, in exchange for a fixed, non-refundable monthly fee denominated in Japanese yen. The Company determined that the software license represents functional intellectual property and recognized the transaction price at a point in time upon delivery of the software to the customer. Revenue recognized under this arrangement totaled $56,000 for the year ended December 31, 2025. The Company had no revenue for the year ended December 31, 2024.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

The Agreement
 represents 100% of the revenue recorded in the consolidated statement of operations and comprehensive loss.
Accounts receivable, net – Accounts receivable are recorded at the invoiced amount, net of any allowance for credit losses. The Company evaluates the collectability of its accounts receivable based on a combination of factors, including the creditworthiness of its customers, historical collection experience, and current and forecasted economic conditions in accordance with ASC Topic 326, Financial Instruments – Credit Losses. As of December 31, 2025, accounts receivable totaled $56,000 and consisted of amounts due from a single customer under the Agreement described above. The Company considers recoverability, credit worthiness, and other future economic conditions when assessing expected credit losses. As of December 31, 2025 and 2024, no allowance for credit losses was recorded. The Company had no accounts receivable as of December 31, 2024.
Operating expenses – Operating expenses consist of general and administrative expenses and research and development expenses, as further described below.
General and administrative – General and administrative (“G&A”) expenses consist primarily of personnel-related costs (including salaries, wages, payroll taxes, benefits, and stock-based compensation) for the Company’s executive, finance, human resources, and legal functions; legal and professional fees, including patent-related legal fees, audit and tax fees, and consulting fees; facility-related costs, including rent, utilities, common area maintenance, property taxes, and depreciation of leasehold improvements; insurance, franchise tax, and other general business expenses; and travel and business-related expenses incurred by G&A personnel.
Research and development – Research and development (“R&D”) costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs (including salaries, wages, bonuses, benefits, and stock-based compensation) for the Company’s engineering and information technology personnel in the United States and Japan; outside engineering and consulting services; laboratory and prototype materials and equipment, including small lab equipment, gases, and prototype builds; depreciation of laboratory and engineering equipment; software licenses and IT services used in research activities; and travel and conference costs incurred by R&D personnel.
Income taxes – Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the consolidated financial statements and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Leases – The Company determines whether a contract is or contains a lease at inception in accordance with ASC Topic 842, Leases. Operating leases are recognized on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Lease liabilities are measured at the present value of lease payments not yet paid, discounted using the Company’s incremental borrowing rate (“IBR”) at the commencement date (or the effective date of a modification, as applicable), as the rate implicit in the Company’s leases is not readily determinable. The IBR is the rate of interest that the Company would have to pay to borrow, on a collateralized basis, over a similar term, an amount equal to the lease payments in a similar economic environment. ROU assets are measured at the amount of the lease liability, adjusted for any lease payments made at or before commencement, lease incentives received, and initial direct costs incurred.
Lease terms include the noncancellable period of the lease plus any periods covered by options to extend (or not terminate) the lease that the Company is reasonably certain to exercise. The Company evaluates renewal and termination options at lease commencement and upon occurrence of a triggering event. When the Company exercises a renewal option that was not previously included in the lease term, the lease is remeasured as of the modification date using the IBR in effect at that date. The Company has elected the practical expedient under ASC
842-10-15-37
to not separate
non-lease
components from lease components for all classes of underlying assets, and instead accounts for each lease component and the associated non-lease
components as a single lease component.
The Company has elected the short-term lease recognition exemption for leases with a term of 12 months or less at commencement that do not include a purchase option the Company is reasonably certain to exercise. Short-term lease payments are recognized as expense on a straight-line basis over the lease term.
Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease payments that do not depend on an index or rate, including the Company’s share of building operating expenses and common area maintenance charges, are expensed as incurred and are not included in the measurement of lease liabilities.
Stock-based compensation – The Company accounts for stock-based compensation under ASC Topic 718 and recognizes stock-based compensation expense for both employee and non-employee awards based on the grant date fair value of the awards. The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period. The Company recognizes forfeitures as they occur. Stock options granted under the 2022 Stock Incentive Plan (the “2022 Plan”) have a maximum contractual term of ten years.
The Plan also provides for the issuance of restricted stock awards. Shares of restricted stock that are purchased at fair value, as determined by the Board of Directors on the date of purchase, have no compensation element, and accordingly, no stock-based compensation expense is recognized for such awards. See Note 9 for additional information regarding the Company’s stock-based compensation arrangements.
The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.
The Company estimates the fair value of stock options granted to employees and non-employees as of the date of grant using the Black-Scholes option pricing model. The Company does not have sufficient trading history to use its own historical volatility and therefore estimates the expected stock price volatility based on the historical volatility of a publicly traded group of peer companies. The expected term of the Company’s stock option awards is estimated using the “simplified” method in accordance with ASC Topic 718, as the Company does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, as the Company has not paid and does not anticipate paying cash dividends on its common stock in the foreseeable future.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Foreign currency translation – The financial statements of the Company’s international subsidiary with local functional currencies are translated from its local functional currency to U.S. dollars upon consolidation. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Equity accounts are translated at historical exchange rates. Revenue and expense accounts are translated using the weighted-average exchange rates during the period. The resulting cumulative translation adjustments are recorded in accumulated other comprehensive loss in the accompanying consolidated statements of stockholders’ deficit. For the years ended December 31, 2025 and 2024, the Company recorded foreign currency translation adjustments of $10,876 and $10,141, respectively, within accumulated other comprehensive loss.
Segments - In November 2023, the FASB issued ASU No. 2023-07, “Segment Reporting (ASC Topic 280): Improvements to Reportable Segment Disclosures.” This amended guidance applies to all public entities and aims to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses, to enable investors to develop more decision-useful financial analyses. This guidance is effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company adopted this ASU on January 1, 2024.
Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the Company’s chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources in assessing performance. The Company has one reportable segment. The Company’s CODM is the Chief Executive Officer.
The accounting policies of the Company’s single segment are the same as those described in the summary of significant accounting policies. The CODM assesses the financial performance for the Company’s segment based on net loss. The CODM also uses internal budget versus forecasted expense and cash forecast models in making certain decisions. Such models are reviewed to assess the entity-wide/single-segment operating results and performance, including how long cash-on-hand is expected to be sufficient.
The measure of segment assets is reported on the consolidated balance sheet as total assets. The segment measure of loss is reported on the consolidated statement of operations and comprehensive loss as net loss.
Net loss per share – Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding during the reporting period. Diluted net loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options and convertible preferred stock, which would result in the issuance of incremental shares of common stock. The Company uses the if-converted method for its convertible preferred stock and the treasury stock method for its stock options when computing diluted net loss per share.
The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted average shares outstanding, as their inclusion would be anti-dilutive, as there were no earnings attributable to common stockholders. Because the Company incurred a net loss for each of the years presented, all potential common shares were anti-dilutive.

Accordingly, diluted net loss per share is the same as basic net loss per share for all periods presented:

	Years Ended December 31,
	2025	2024
Preferred stock	2,488,103	2,488,103
Stock options	718,094	680,304

Total anti-dilutive shares	3,206,197	3,168,407

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

New accounting pronouncements effective in the current period – In December 2023, the FASB issued ASU No. 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures. The ASU enhances the transparency and decision usefulness of income tax disclosures by requiring consistent categories and greater disaggregation of information in the rate reconciliation, and income taxes paid disaggregated by jurisdiction. The Company adopted ASU 2023-09 prospectively for the annual reporting period ending December 31, 2025. The adoption of ASU 2023-09 resulted in enhanced disclosures within Note 7 but did not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
Recently issued accounting pronouncements not yet adopted – In November 2024, the FASB issued ASU No. 2024-03 (“ASU 2024-03”), Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). This ASU requires public business entities to disclose disaggregated information about certain income statement expense captions in a tabular format in the notes to the financial statements, including categories such as employee compensation, depreciation, and intangible asset amortization. In January 2025, the FASB issued ASU No. 2025-01, which amended the effective date of ASU 2024-03. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2024-03 on its consolidated financial statements and related disclosures.
Note 3 – Property and Equipment, Net
As of December 31, 2025 and 2024, property and equipment, net, was as follows:

	December 31,
	2025	2024
Laptops and IT equipment	$216,535	$82,437
Lab equipment	711,930	618,314
Furniture and fixtures	45,370	42,375
Leasehold improvements	208,031	192,568
Construction in progress	3,058	—

Property and equipment, gross	1,184,924	935,694
Less: accumulated depreciation	(350,141)	(132,587)

Property and equipment, net	$834,783	$803,107

Depreciation expense for the years ended December 31, 2025 and 2024, was $0.2 million and $0.1 million, respectively.
The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable, as described in Note 2. No indicators of impairment were identified, and no impairment charges were recognized on property and equipment during the years ended December 31, 2025 and 2024.
Note 4 – Leases
The Company leases office space in Goleta, California (two locations) and Tokyo, Japan under operating lease agreements. Lease terms range from 24 to 72 months, with certain leases containing options to extend.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

In addition
to fixed lease payments, the Company incurs variable charges for its proportionate share of common area maintenance and building operating expenses under its domestic leases, which are recognized as incurred. One lease is denominated in Japanese yen; the related lease liability is remeasured at the current exchange rate at each reporting date with resulting gains or losses recognized in the consolidated statements of operations.
Aero Camino Office (82 Aero Camino)
- The lease commenced January 15, 2024 with a
72-month
term (including a
36-month
extension that was considered reasonably certain at inception) expiring December 31, 2029.
2025 Lease Modifications
During 2025, the Company exercised renewal options on two of its operating leases:
Hollister Office (6950 Hollister Avenue) -
The original lease commenced August 1, 2023 with a
36-month
initial term expiring July 31, 2026. The renewal option for an additional
36-month
period was not considered reasonably certain of exercise as of December 31, 2024. In 2025, the Company elected to exercise the renewal, extending the lease through July 31, 2029. The Company accounted for this as an operating lease modification effective November 1, 2025.
Japan Office (H1O Shibakoen, Tokyo) -
The original lease commenced March 1, 2024 with a
24-month
initial term expiring February 28, 2026. The renewal option was not considered reasonably certain of exercise as of December 31, 2024. In 2025, the Company elected to renew for an additional
24-month
period through February 29, 2028. The Company accounted for this as an operating lease modification effective November 1, 2025.
At the modification date, the Company remeasured the lease liabilities for the Hollister and Japan leases using the remaining lease payments discounted at the incremental borrowing rate of 9.94%. The modifications resulted in a combined increase to the right-of-use
assets and operating lease liabilities of $216,358.
The components of lease costs were as follows:

	Years Ended December 31,
	2025	2024
Operating lease expense	$221,552	$216,869
Variable lease cost	66,092	57,984

Total lease cost	$287,644	$274,853

The table below summarizes supplemental balance sheet information:

	Years Ended December 31,
	2025	2024
Operating right-of-use assets	$704,854	$648,136

Current portion of operating lease liabilities	$164,940	$160,016
Operating lease liabilities, net of current portion	569,881	516,838

Total operating lease liabilities	$734,821	$676,854

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2025 the future minimum lease payments under non-cancelable operating leases are as follows:

Year Ending December 31,
2026	$230,663
2027	238,313
2028	223,229
2029	194,674

Total future undiscounted lease payments	886,879
Less: imputed interest	(152,058)

Present value of operating lease liabilities	$734,821
Less: Current portion of operating lease liabilities	(164,940)

Operating lease liabilities, net of current portion	$569,881

The table below summarizes other information related to the Company’s leases:

	Years Ended December 31,
	2025	2024
Cash paid for amounts included in the measurement of lease liabilities	$220,302	$193,006
Weighted-average remaining lease term (in years)	3.8	4.4
Weighted-average discount rate	9.94%	9.94%
Note 5 – Accrued Expenses and Other Liabilities
Accrued expenses were comprised of the following as of December 31, 2025 and 2024:

	December 31,
	2025	2024
Professional fees	$35,365	$97,514
Franchise taxes	6,218	9,425
Compensation	2,756	4,023
Other	16,029	11,709

Total	$60,368	$122,671

Note 6 – Stockholders’ Deficit
The Company registered its certificate of incorporation on November 4, 2022. Pursuant to the Company’s stated Certificate of Incorporation, the Company’s shares are divided between preferred shares and common shares.
Common Stock – The aggregate number of shares which the Company shall have authority to issue is
7,576,476 shares of capital stock, all of which shall be designated “Common Stock” and have a par value of $0.0001 per share. As of December 31, 2025 and 2024 there were 3,632,165 and 3,627,242 shares issued and outstanding, respectively. Share amounts in this paragraph have been retrospectively recast for the reverse recapitalization described in Note 1. The voting, dividend, and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Company’s preferred stock set forth in the Certificate of Incorporation.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Series
Seed-1
Preferred Stock
– In March 2024, the Company raised a total of $5.0 million through the sale of 512,520 shares of Series
Seed-1
Preferred Stock at an original issue price of $9.7557 per share. There were 3,876,721 shares of Series
Seed-1
Preferred Stock issued and outstanding as of both December 31, 2025 and 2024. During the year ended December 31, 2024, the amount capitalized in stockholders’ deficit related to 2024 issuance costs was $13,936.
Series
Seed-2
Preferred Stock
– As of December 31, 2025 and 2024, there were 64,065 shares of Series
Seed-2
Preferred Stock issued and outstanding, with an original issue price of $7.80456 per share.
Distribution and liquidation
– In the event of a liquidity event, distributions shall be made to the stockholders in the following priority: first, to holders of
Seed-1
and
Seed-2
preferred shares equal to the sum of the original price for such series of preferred stock; second, to holders of common shares, on a pro rata basis, based upon the number of shares outstanding.
Deemed liquidation events
– A “Deemed Liquidation Event” includes (a) a
change-of-control
merger or consolidation of the Company and (b) a sale, exclusive license, or other disposition of all or substantially all of the Company’s assets.
Voting rights
– Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the Company’s stockholders, and there is no cumulative voting. Stockholders holding
Seed-1
and
Seed-2
preferred shares are entitled to one vote with the common stockholders as one single class. Stockholders, together, holding
Seed-1
and
Seed-2
preferred shares are entitled to elect one Director of the Board and common stockholders are entitled to elect two Directors of the Board.
Dividends
– The holders of shares of
Seed-1
and
Seed-2
Preferred Stock are not entitled to receive dividends. Holders of Common Stock are entitled to receive dividends if, as, and when declared by the Board of Directors out of funds legally available therefor, subject to the protective provisions of the preferred stock, which require the consent of the holders of a majority of the outstanding preferred stock prior to the declaration or payment of any dividend. No dividends have been declared or paid on the Common Stock through December 31, 2025.
Redemption
– The
Seed-1
and
Seed-2
Preferred Stock is not redeemable at the option of the holder on a stand-alone basis. However, following a Deemed Liquidation Event, if the Company does not dissolve within 90 days, holders of a majority of the outstanding preferred stock may require the Company to redeem all outstanding preferred stock at the liquidation amount, payable from available proceeds to the extent permitted by Delaware law. The Common Stock is not redeemable.
Conversion
– Stockholders holding
Seed-1
and
Seed-2
preferred shares may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of common shares.
Seed-1
and
Seed-2
preferred shares are mandatorily convertible upon a) the closing of an initial public offering, resulting in at least $50,000,000 of gross proceeds, net of the underwriting discount and commissions or b) upon the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the outstanding shares of preferred stock, voting together as a single class on an as-converted
to Common Stock basis. The conversion rate is obtained by dividing the original issue price by the preferred stock conversion price. The preferred stock conversion price is initially set at the original issue price and is then adjusted for diluting issues upon the issuance of additional shares of the Company, stock splits, combinations, reorganizations, mergers, or sales of assets. The Common Stock has no conversion rights.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Classification
– Because
the contingent redemption right described above is triggered by events not solely within the Company’s control, the
Seed-1
and
Seed-2
Preferred Stock is classified as temporary equity in accordance with ASC Topic
480-10-S99-3A
and Regulation
S-X
Rule
5-02.27,
without regard to the probability of occurrence.
Note 7 – Income Taxes
The components of the Company’s income tax expense for the years ended December 31, 2025 and 2024, were as follows:

	2025	2024
Current taxes:
Foreign	$8,883	$5,252

Total income tax expense/(benefit)	$8,883	$5,252

A reconciliation of the Company’s effective tax rate to the U.S. federal statutory income tax rate for the years ended December 31, 2025 and 2024, is as follows:

	2025	2025	2024	2024
Federal statutory rate	1,912,292	21.00%	1,997,362	21.00%
Foreign Tax Effect	(2,665)	0.00%	(2,719)	-0.03%
Permanent Differences	1,934	0.00%	3,811	0.04%
Valuation allowance	(1,794,202)	-19.70%	(1,987,047)	-20.89%
Effect of cross-border tax laws	(7,628)	-0.10	(7,482)	-0.08
Nontaxable or nondeductible items	(99,885)	-1.10%	(9,177)	-0.10%
Other	(18,729)	-0.20%	—	0.00%

Effective tax rate	(8,883)	(0.1)%	(5,252)	(0.06)%

Deferred tax assets and liabilities as of December 31, 2025 and 2024, consisted of the following:

	2025	2024
Deferred tax assets
Net operating losses	$2,850,031	$890,289
Lease liability	205,630	215,272
Capitalized research and development	2,589,415	2,420,060
Research and development credit	348,597	157,265
Stock-based compensation	18,276	20,815
Fixed Asset	21,887	—

Total deferred tax assets	6,033,836	$3,703,701

Deferred tax liabilities
ROU asset	(192,565)	(207,413)
Fixed Asset	—	(246,330)

Total deferred tax liabilities	(192,565)	(453,743)

Less: valuation allowance	(5,841,271)	(3,249,958)

Total	$—	$—

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

The Company has recorded a full valuation allowance against its net deferred tax assets based on management’s assessment that it is more likely than not that these deferred tax assets will not be realized. The valuation allowance increased by $2,591,313 during the year ended December 31, 2025.
As of December 31, 2025, the Company had the following net operating loss (“NOL”) and tax credit carryforwards:

	Amount	Expiration
U.S. federal NOL	$7,184,853	Indefinite
State (California) NOL	19,205,159	2042-2045
California research and development credit	441,261	2026-2030
U.S. federal research and development payroll tax credit	692,518	2029-2030
The Company’s U.S. federal NOLs generated in taxable years beginning after December 31, 2017 carry forward indefinitely but are subject to an 80% limitation on taxable income in any given year. California NOLs expire over a
20-year
period beginning in 2042.
Utilization of NOL carryforwards and tax credit carryforwards may be subject to annual limitations under Internal Revenue Code Section 382 and similar state provisions as a result of ownership changes that have occurred or could occur in the future. Such limitations may result in the expiration of NOL and credit carryforwards before utilization. The Company has not completed a Section 382 analysis through December 31, 2025. Until such analysis is completed, the extent of any limitation cannot be quantified; any future limitation would reduce deferred tax assets and the related valuation allowance with no net impact on the consolidated financial statements given the full valuation allowance.
2024 was the first year the Company requested a federal research and development credit and made a payroll tax credit election under IRC Section 41(h). As of the date these financial statements were available to be issued, no refunds had been received and no correspondence had been received from the Internal Revenue Service regarding such election.
The Company applies ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities, measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
The Company recognizes the effect of a tax position only if it is more likely than not to be sustained upon examination by the applicable tax authority, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.
A reconciliation of the beginning and ending amounts of unrecognized tax benefits for the years ended December 31, 2025 and 2024, is as follows:

	2025	2024
Balance at beginning of year	(35,130)	—
Increase/(Decrease) for prior years		—
Increase/(Decrease) for current year	(42,740)	(35,130)

Balance at end of year	(77,870)	(35,130)

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

The unrecognized tax benefits relate to the Company’s California research and development tax credit and, if ultimately recognized, would not materially affect the Company’s effective tax rate due to the full valuation allowance maintained against the related deferred tax asset. The Company does not anticipate any significant changes in unrecognized tax benefits within the next twelve months.
The Company recognizes interest and penalties related to income tax matters in income tax expense. No material interest or penalties were recognized during the years ended December 31, 2025 and 2024, and no material balances were accrued as of December 31, 2025 and 2024.
The Company and its subsidiary file income tax returns in the U.S. federal jurisdiction, the State of California, and Japan. The Company is subject to U.S. federal and state income tax examinations for tax years beginning in 2022, and Japan income tax examinations for tax years beginning in 2024. The Company is not currently under examination by any tax authority.
Note 8 – Commitments and Contingencies
During the normal course of business, the Company could be subject to legal actions relating to ownership and operations and the Company has, from time to time, entered into various agreements containing indemnification provisions. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the Company’s financial position, results of operations, or liquidity. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of December 31, 2025 and 2024, no amounts have been accrued related to such indemnification provisions.
Note 9 – Stock-based compensation
On December 11, 2022, the Board of Directors adopted the 2022 Plan. The 2022 Plan provides for the grant of incentive stock options (“ISOs”), non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock units and other stock awards to employees, consultants and members of the Board of Directors of the Company and its affiliates. As of December 31, 2025, 1,003,128 shares of the Company’s common stock are authorized for issuance under the 2022 Plan, and 334,070 shares remained available for future grant. The Company issues new shares of common stock upon the exercise of stock options. The Company recognizes forfeitures as they occur.
Stock Options
Stock options generally vest monthly over a four-year period of continuous service, subject to a one-year cliff. Certain awards vest monthly over a one-year period of continuous service without a cliff and have a maximum contractual term of ten years. The exercise price of each stock option equals the fair market value of the Company’s common stock on the date of grant.

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

Fair Value Assumptions
The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2025	2024
Dividend yield	0.00%	0.00%
Expected volatility	34.9%	39.7%
Risk-free interest rate	4.1%	4.2%
Expected term (years)	5.7	6.9
The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2025 and 2024 were $0.84 and $1.00 per share, respectively.
Stock Option Activity
A summary of stock option activity is as follows:

	Common stock options	Weighted-average exercise price	Weighted-average remaining contractual term (years)	Aggregate Intrinsic Value
Outstanding - December 31, 2023	400,922	$0.73	9.4
Granted	342,520	$2.07
Exercised	(6,314)	$0.00
Forfeited / expired	(56,824)	$1.62

Outstanding - December 31, 2024	680,304	$1.35	10.0
Granted	166,051	$2.09
Exercised	(4,923)	$2.07
Forfeited	(123,338)	$0.44

Outstanding - December 31, 2025	718,094	$1.67	9.4	$304,006

Exercisable - December 31, 2025	328,849	$1.33	7.94	$251,094

The total intrinsic value of options exercised during the years ended December 31, 2025 and 2024 was $78 and $13,199, respectively. The total fair value of options vested during the years ended December 31, 2025 and 2024 was
$0.1 million and $0.1 million, respectively. Cash received from the exercise of stock options during the years ended December 31, 2025 and 2024 was $10,218 and $1, respectively. No income tax benefit was realized from stock option exercises during the years ended December 31, 2025 and 2024.
As of December 31, 2025, total unrecognized stock-based compensation expense related to unvested stock option awards was $0.3 million, which is expected to be recognized over a weighted-average period of approximately 1.8 years.
Restricted Stock Awards
On November 4, 2022, the Company entered into a Founder’s
Stock
Purchase Agreement with a founder of the Company, pursuant to which the founder purchased 473,530 shares of the Company’s common stock at a purchase price of $0.0002 per share, which was determined by the Board of Directors to be the fair market value

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

on the date of purchase.
The shares are subject to a repurchase right in favor of the Company for unvested shares and vest over a four-year (48-month) period, with 25% of the shares vesting on the 12-month anniversary of the vesting start date and the remainder vesting ratably on a monthly basis thereafter, subject to the founder’s continued service as a Service Provider.
In 2024, the Company cancelled 189,412 unvested shares subject to the Founder’s Stock Purchase Agreement in exchange for cash consideration at the original purchase price of $0.0002 per share, and concurrently the agreement was amended to reflect 284,118 shares with a new vesting start date of December 16, 2023, under the same four-year vesting terms. The founder continues to serve the Company as a consultant. The cancellation and concurrent amendment affected a single
grantee. The Company accounted for this transaction as a modification under ASC 718. No incremental compensation cost was recognized because the fair value of the modified award on the modification date did not exceed the fair value of the original award immediately before the modification.
A summary of restricted stock award activity for the year ended December 31, 2025 is as follows:

	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested - January 1, 2025	226,899	$0.0002
Vested	(118,382)	$0.0002

Nonvested - December 31, 2025	108,517	$0.0002

Stock-Based Compensation Expense
Total stock-based compensation expense of $0.1 million was recognized for both of the years ended December 31, 2025 and 2024. No income tax benefit was recognized related to stock-based compensation expense for either period as the Company maintains a full valuation allowance against its deferred tax assets.
Stock based compensation expense is included in the consolidated statements of operations and comprehensive loss as follows:

	Years Ended December 31,
	2025	2024
Research and development	81,015	$68,281
General and administrative	43,832	27,732

Total stock-based compensation	$124,847	$96,013

Note 10 – Subsequent events
Subsequent events are events or transactions that occur after the date of the consolidated balance sheet but before the consolidated financial statements are available to be issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the consolidated balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the consolidated balance sheet but arose after that date and before the consolidated financial statements are available to be issued. The Company has evaluated subsequent events through June 11, 2026, the date the consolidated financial statements were originally issued. In connection with the reissuance of the consolidated financial statements for inclusion in

Blue Laser Fusion, Inc.
Notes to Consolidated Financial Statements

the Company’s registration statement on Form S-1, the Company has also evaluated events and transactions occurring after June 11, 2026 through November 6, 2026, the date the consolidated financial statements were reissued, for purposes of disclosure. Other than the retrospective recast of share and per share amounts for the reverse recapitalization described in Note 1, the consolidated financial statements have not been adjusted for events occurring after June 11, 2026. Except as described in Note 1 and in the final paragraph of this Note, the Company has concluded that no events or transactions occurring after June 11, 2026 require disclosure in the accompanying consolidated financial statements.
In March

2026, the Company entered into a new Software License and Service Agreement (the “2026 Agreement”), pursuant to which the Company granted a limited, non-exclusive,
non-transferable
license to use its radiation-hydrodynamics simulation software for a twelve-month term commencing April 1, 2026, in exchange for a fixed, non-refundable
monthly fee of ¥15.0 million (approximately $9,500). Total fixed consideration under the 2026 Agreement is ¥18.0 million (approximately $114,000), payable in equal monthly installments over the license term. The 2026
Agreement was entered into upon the expiration of the original software license agreement described in Note 2 above.
On April
17, 2026, 138,113 unvested shares of common stock previously issued to a founder of the Company were cancelled pursuant to the repurchase provisions of the underlying Founder’s Stock Purchase Agreement dated November 15, 2022, following the termination of the founder’s service relationship with the Company. The cancellation was completed at the original issuance price of $0.0002 per share, for an aggregate amount of $21.88, which was paid on April 27, 2026.
Events occurring after June 11, 2026
On September 4, 2026, the Company completed the Merger described in Note 1, which was accounted for as a reverse recapitalization. Immediately prior to the Merger, the Company repurchased 505,098 shares of common stock (800,000 shares prior to the retrospective
recast) from an entity affiliated with a former co-founder for $1.1 million in cash and issued the same number of shares as restricted stock awards to certain officers, employees and a consultant. Concurrently with the Merger, Blue Laser Fusion, Inc. completed the initial closing of a private placement of its common stock at $27.50 per share (the “Offering”), and completed additional closings on September 30, 2026 and October 14, 2026. In the aggregate, 1,240,632 shares of common stock were sold in the Offering for gross proceeds of $34.1 million and warrants to purchase 112,790 shares of common stock were issued to the placement agent.

Blue Laser Fusion, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except number of shares and per share data)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$33,022	$16,547
Accounts receivable, net	10	56
Other receivables, net	—	6
Prepaid expenses and other current assets	480	161

Total current assets	33,512	16,770
Property and equipment, net	1,021	835
Operating right-of-use assets	581	705

Total assets	$35,114	$18,310

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$911	$232
Accrued expenses and other current liabilities	449	60
Current portion of operating lease liabilities	184	165

Total current liabilities	1,544	457
Operating lease liabilities, net of current portion	429	570

Total liabilities	1,973	1,027
Commitments and contingencies (Note 9)
Convertible preferred stock:
Series Seed-1 convertible preferred stock: $0.0001 par value; no shares and 3,876,721 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	37,673
Series Seed-2 convertible preferred stock: $0.0001 par value; no shares and 64,065 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	—	500

Total convertible preferred stock	—	38,173
Stockholders’ equity (deficit):
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock: $0.0001 par value, 300,000,000 shares authorized, 8,026,384 and 3,632,165 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1	1
Additional paid-in capital	60,733	231
Accumulated other comprehensive loss	(31)	(21)
Accumulated deficit	(27,562)	(21,101)

Total stockholders’ equity (deficit)	33,141	(20,890)

Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$35,114	$18,310

The accompanying notes are an integral part of the condensed consolidated financial statements.

Blue Laser Fusion, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except number of shares and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Other revenue	$28	$—	$57	$—

Total revenues	28	—	57	—
Operating expenses:
Research and development	1,195	2,244	4,048	6,843
General and administrative	889	408	2,816	1,287

Total operating expenses	2,084	2,652	6,864	8,130
Loss from operations	(2,056)	(2,652)	(6,807)	(8,130)
Other income (expense):
Interest income	101	205	355	697
Foreign currency loss	(1)	—	(1)	—

Loss before income taxes	(1,956)	(2,447)	(6,453)	(7,433)
Income tax (expense) benefit	(10)	—	(8)	(7)

Net loss	$(1,966)	$(2,447)	$(6,461)	$(7,440)

Other comprehensive loss:
Foreign currency translation adjustments	(1)	(3)	(10)	(6)

Total comprehensive loss	$(1,967)	$(2,450)	$(6,471)	$(7,446)

Net loss per share of common stock, basic and diluted	$(0.43)	$(0.70)	$(1.66)	$(2.16)

Weighted-average shares of common stock outstanding, basic and diluted	4,616,183	3,482,298	3,882,581	3,450,337

The accompanying notes are an integral part of the condensed consolidated financial statements.

Blue Laser Fusion, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
(Amounts in thousands, except number of shares)
(Unaudited)

	Convertible preferred stock				Stockholders’ equity (deficit)
							Additional Paid-in Capital	Accumulated Other Comprehensive Loss

	Series Seed-1		Series Seed-2		Common stock				Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2025, as previously reported	3,876,721	$37,673	64,065	$500	5,752,800	$1	$231	$(21)	$(21,101)	$(20,890)
Retrospective application of the Exchange Ratio to Private Blue Laser Fusion common shares (Note 3)	—	$—	—	$—	(2,120,635)	$—	$—	$—	$—	$—

Balance at December 31, 2025, as recast	3,876,721	$37,673	64,065	$500	3,632,165	$1	$231	$(21)	$(21,101)	$(20,890)
Stock-based compensation expense	—	—	—	—	—	—	40	—	—	40
Foreign currency translation adjustment	—	—	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—	—	—	—	—	(2,091)	(2,091)

Balance at March 31, 2026	3,876,721	37,673	64,065	500	3,632,165	1	271	(26)	(23,192)	(22,946)

Stock-based compensation expense	—	—	—	—	—	—	251	—	—	251
Issuance of common shares upon exercise of stock options	—	—	—	—	6,313	—	13	—	—	13
Repurchase of common shares	—	—	—	—	(138,113)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	—	—	—	(2,404)	(2,404)

Balance at June 30, 2026	3,876,721	37,673	64,065	500	3,500,365	1	535	(30)	(25,596)	(25,090)

Conversion of convertible preferred stock into common stock in connection with the Merger	(3,876,721)	(37,673)	(64,065)	(500)	2,488,103	—	38,173	—	—	38,173
Stock-based compensation expense	—	—	—	—	—	—	137	—	—	137
Issuance of common shares upon exercise of stock options	—	—	—	—	5,366	—	11	—	—	11
Sale of common stock in the Offering, net of issuance costs	—	—	—	—	1,032,550	—	23,713	—	—	23,713
Equity of Unite Acquisition 2 Corp. at the time of the exchange	—	—	—	—	1,000,000	—	—	—	(780)	(780)
Recapitalization of Unite Acquisition 2 Corp. accumulated deficit at time of the exchange	—	—	—	—	—	—	(780)	—	780	—
Issuance of restricted common shares	—	—	—	—	505,098	—	—	—	—	—
Repurchase of common shares	—	—	—	—	(505,098)	—	(1,056)	—	—	(1,056)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	—	—	(1,966)	(1,966)

Balance at September 30, 2026	—	—	—	—	8,026,384	1	60,733	(31)	(27,562)	33,141

The accompanying notes are an integral part of the condensed consolidated financial statements.

Blue Laser Fusion, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
(Amounts in thousands, except number of shares)
(Unaudited)

	Convertible preferred stock				Stockholders’ equity (deficit)
							Additional Paid-in Capital	Accumulated Other Comprehensive Loss

	Series Seed-1		Series Seed-2		Common stock				Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at December 31, 2024, as previously reported	3,876,721	37,673	64,065	500	5,745,000	1	96	(10)	(11,986)	(11,899)
Retrospective application of the Exchange Ratio to Private Blue Laser Fusion common shares (Note 3)	—	—	—	—	(2,117,758)	—	—	—	—	—

Balance at December 31, 2024, as recast	3,876,721	37,673	64,065	500	3,627,242	1	96	(10)	(11,986)	(11,899)
Stock-based compensation expense	—	—	—	—	—	—	21	—	—	21
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	(2,247)	(2,247)

Balance at March 31, 2025	3,876,721	37,673	64,065	500	3,627,242	1	117	(10)	(14,233)	(14,125)

Stock-based compensation expense	—	—	—	—	—	—	35	—	—	35
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3)	—	(3)
Issuance of common shares upon exercise of stock options	—	—	—	—	2,714	—	5	—	—	5
Net loss	—	—	—	—	—	—	—	—	(2,746)	(2,746)

Balance at June 30, 2025	3,876,721	37,673	64,065	500	3,629,956	1	157	(13)	(16,979)	(16,834)

Stock-based compensation expense	—	—	—	—	—	—	29	—	—	29
Issuance of common shares upon exercise of stock options	—	—	—	—	2,209	—	5	—	—	5
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	—	—	(2,447)	(2,447)

Balance at September 30, 2025	3,876,721	37,673	64,065	500	3,632,165	1	191	(16)	(19,426)	(19,250)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Blue Laser Fusion, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
(Amounts in thousands, except number of shares)
(Unaudited)

	Convertible preferred stock				Stockholders’ equity (deficit)
	Series Seed-1		Series Seed-2		Common stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2025, as previously reported	3,876,721	$37,673	64,065	$500	5,752,800	$1	$231	$(21)	$(21,101)	$(20,890)
Retrospective application of the Exchange Ratio to Private Blue Laser Fusion common shares (Note 3)	—	$—	—	$—	(2,120,635)	$—	$—	$—	$—	$—

Balance at December 31, 2025, as recast	3,876,721	$37,673	64,065	$500	3,632,165	$1	$231	$(21)	$(21,101)	$(20,890)
Stock-based compensation expense	—	—	—	—	—	—	428	—	—	428
Issuance of common shares upon exercise of stock options	—	—	—	—	11,679	—	24	—	—	24
Conversion of convertible preferred stock into common stock in connection with the Merger	(3,876,721)	(37,673)	(64,065)	(500)	2,488,103	—	38,173	—	—	38,173
Sale of common stock in the Offering, net of issuance costs	—	—	—	—	1,032,550	—	23,713	—	—	23,713
Equity of Unite Acquisition 2 Corp. at the time of the exchange	—	—	—	—	1,000,000	—	—	—	(780)	(780)
Recapitalization of Unite Acquisition 2 Corp. accumulated deficit at time of the exchange	—	—	—	—	—	—	(780)	—	780	—
Issuance of restricted common shares	—	—	—	—	505,098	—	—	—	—	—
Repurchase of common shares	—	—	—	—	(643,211)	—	(1,056)	—	—	(1,056)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(10)	—	(10)
Net loss	—	—	—	—	—	—	—	—	(6,461)	(6,461)

Balance at September 30, 2026	—	—	—	—	8,026,384	1	60,733	(31)	(27,562)	33,141

Balance at December 31, 2024, as previously reported	3,876,721	37,673	64,065	500	5,745,000	1	96	(10)	(11,986)	(11,899)
Retrospective application of the Exchange Ratio to Private Blue Laser Fusion common shares (Note 3)	—	—	—	—	(2,117,758)	—	—	—	—	—

Balance at December 31, 2024, as recast	3,876,721	37,673	64,065	500	3,627,242	1	96	(10)	(11,986)	(11,899)
Stock-based compensation expense	—	—	—	—	—	—	85	—	—	85
Issuance of common shares upon exercise of stock options	—	—	—	—	4,923	—	10	—	—	10
Foreign currency translation adjustment	—	—	—	—	—	—	—	(6)	—	(6)
Net loss	—	—	—	—	—	—	—	—	(7,440)	(7,440)

Balance at September 30, 2025	3,876,721	$37,673	64,065	$500	3,632,165	$1	$191	$(16)	$(19,426)	$(19,250)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Blue Laser Fusion, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net loss	$(6,461)	$(7,440)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	217	156
Stock-based compensation expense	428	85
Amortization of right-of-use assets	124	119
Changes in operating assets and liabilities:
Accounts receivable, net	46	—
Other receivables	6	10
Prepaid expenses and other current assets	(320)	148
Accounts payable	(52)	(268)
Accrued expenses and other current liabilities	(219)	(22)
Operating lease liabilities	(122)	(118)

Net cash used in operating activities	(6,353)	(7,330)
Investing activities:
Purchases of property and equipment	(378)	(173)

Net cash used in investing activities	(378)	(173)
Financing activities:
Proceeds from sale of common stock in the Offering, gross	28,395	—
Payment of Offering issuance costs	(3,784)	—
Proceeds from stock option exercises	24	10
Repurchases of common stock	(1,056)	—
Repayment of notes payable and loans assumed from Unite	(370)	—

Net cash provided by financing activities	23,209	10
Effect of exchange rate changes on cash and cash equivalents	(3)	(6)

Net increase (decrease) in cash and cash equivalents	16,475	(7,499)
Cash and cash equivalents, beginning of period	16,547	25,893

Cash and cash equivalents, end of period	$33,022	$18,394

Supplemental cash flow disclosure:
Cash paid for interest	$61	$35
Cash paid for income taxes	8	7
Supplemental disclosure of noncash investing and financing activities:
Conversion of convertible preferred stock into common stock in the reverse recapitalization	$38,173	$—
Placement Agent Warrants earned in the Offering (101,619 warrants shares )	1,462	—
Offering costs included in accounts payable and accrued expenses	898	—
Net liabilities assumed from Unite Acquisition 2 Corp. in recapitalization	780	—
Property and equipment additions included in accounts payable	26	—

The accompanying notes are an integral part of the condensed consolidated financial statements.

Blue Laser Fusion, Inc.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1 – Business and Organization
General – Blue Laser Fusion, Inc., formerly known as Unite Acquisition 2 Corp. (“Unite”), and its wholly owned subsidiaries, Blue Laser Subsidiary, Inc. and Blue Laser Fusion GK (collectively, the “Company”), is an early-stage laser technology company. Unite was incorporated in the State of Delaware on March 10, 2022, and prior to the Merger described below was a “shell company” with no operations. Prior to the Merger, the Company’s business was conducted by Blue Laser Fusion, Inc., a Delaware corporation incorporated on November 4, 2022 (“Private Blue Laser Fusion”), which was renamed Blue Laser Fusion Acquisition Co. upon the Merger and Blue Laser Subsidiary, Inc. on September 30, 2026. Unless the context otherwise requires, references to the Company for periods prior to the Merger refer to Private Blue Laser Fusion and its subsidiary. The Company specializes in developing proprietary pulsed laser technology with two principal applications: (i) inertial laser fusion energy directed toward clean baseload power generation, and (ii) directed energy defense applications utilizing the Company’s pulsed Optical Enhancement Cavity (“OEC”) fiber laser.
The Merger - On September 4, 2026 (the “Closing Date”), Unite’s wholly owned subsidiary, Blue Laser Fusion Acquisition Co., a Delaware corporation formed on June 23, 2026 (“Merger Sub”), merged with and into Private Blue Laser Fusion, with Private Blue Laser Fusion surviving as a wholly owned subsidiary of Unite (the “Merger”). Pursuant to the Merger, all of the outstanding capital stock of Private Blue Laser Fusion after giving effect to the conversion of its Series Seed-1 and Series Seed-2 Convertible Preferred Stock into Private Blue Laser Fusion common stock immediately prior to the Merger (the “Preferred Conversion”), was converted into 5,488,736 shares of Unite’s common stock, par value $0.0001 per share (the “Common Stock”), and 505,098 shares of restricted Common Stock issued in exchange for the restricted stock awards of Private Blue Laser Fusion described in Note 3, in each case at an exchange ratio of approximately 0.6314 shares of Common Stock for each share of Private Blue Laser Fusion common stock (the “Exchange Ratio”), and all outstanding options to purchase Private Blue Laser Fusion common stock were converted into options to purchase Common Stock at the Exchange Ratio. As a result of the Merger, Unite ceased to be a shell company, changed its name to Blue Laser Fusion, Inc. and continues as a public reporting company under that name. Concurrent with the consummation of the Merger, the Company completed the initial closing of a private placement of Common Stock (the “Offering”).
The Merger was accounted for as a reverse recapitalization, with Private Blue Laser Fusion determined to be the accounting acquirer under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Accordingly, the accompanying unaudited condensed consolidated financial statements represent a continuation of the financial statements of Private Blue Laser Fusion. For periods prior to the Merger, the historical common shares of Private Blue Laser Fusion, and all related share, per share and stock option amounts, have been retrospectively recast by applying the Exchange Ratio to reflect the capital structure of the Company as the legal parent. The recast affects only share and per share amounts: the carrying amounts of equity are unchanged, and the Series Seed-1 and Series Seed-2 Convertible Preferred Stock remains in temporary equity through the Closing Date, on which the Preferred Conversion was recorded. See Note 3, Reverse Recapitalization and Private Placement, for additional information.
Nature of Business - The Company has not yet commenced its commercial manufacturing and principal related operations. Since inception, the Company’s activities have consisted predominantly of research and development of its proprietary laser technology, related development on reactors, targets, and applications, securing intellectual property, recruiting scientific and engineering personnel, and raising capital to fund those activities through Series Seed-1 and Series Seed-2 convertible preferred stock financing (“Series Seed Preferred financing”). To date, the Company has generated only minimal revenue, which was derived from licensing its proprietary radiation-hydrodynamics simulation software to a research institution in Japan under a license arrangement. Both of the Company’s principal applications remain in the early-stage research and development phase.

Research and development activities are conducted principally in the United States of America, at the Company’s laser facility in Goleta, California. In March 2024, the Company established Blue Laser Fusion GK, to expand the Company’s research and development personnel and capabilities, with operations conducted from an office in Tokyo and through a research collaboration with Osaka University. The Company’s ability to achieve fusion is subject to significant risks and uncertainties, which are discussed further in Note 2.
Note 2 – Summary of Significant Accounting Policies
Basis of presentation and consolidation – The accompanying unaudited interim condensed consolidated financial statements have been prepared on an accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes of Private Blue Laser Fusion as of and for the year ended December 31, 2025, which were included as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026. The condensed consolidated balance sheet as of December 31, 2025, included herein, was derived from the audited consolidated financial statements of Private Blue Laser Fusion as of that date, but does not include all of the information and disclosures required by U.S. GAAP for complete financial statements.
These unaudited interim condensed consolidated financial statements, in the opinion of management, reflect all adjustments necessary to present fairly the Company’s financial position as of September 30, 2026 and the Company’s results of operations and comprehensive loss for the three and nine months ended September 30, 2026 and 2025, and its convertible preferred stock and stockholders’ equity activities and cash flows for the nine months ended September 30, 2026 and 2025. The results for the three and nine months ended September 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any interim period or for any other future year.
The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Blue Laser Subsidiary, Inc. and Blue Laser Fusion GK. All intercompany transactions and balances have been eliminated upon consolidation. These unaudited condensed consolidated financial statements are presented in U.S. dollars.
Use of estimates – The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Certain risks and uncertainties – The Company is subject to a number of risks similar to other companies in a comparable stage of development, including the need for successful commercialization and demand for the Company’s future products and services; reliance on key personnel; competition from other companies with greater financial, technical, and research and development resources; and the risks relating to the ability to secure adequate financing.
Fair value of financial instruments – Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. ASC 820, Fair Value Measurement and Disclosures, establishes a hierarchy whereby inputs to valuation techniques used in measuring fair value are prioritized, or the fair value hierarchy. There are three levels to the fair value hierarchy based on reliability of inputs, as follows:

•	Level 1 - Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets.

•
Level 2 - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.
The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The determination requires significant judgments to be made by the Company. The Company’s money market account is classified within Level 1 of the fair value hierarchy as it is valued based on quoted prices in active markets. There were no transfers between levels during the three and nine months ended September 30, 2026 and 2025.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine the fair value (in thousands):

	Fair value measurement at reporting date using
	Level 1	Level 2	Level 3
September 30, 2026
Assets:
Money market funds	$29,722	$—	$—

Total assets	$29,722	$—	$—

December 31, 2025
Assets:
Money market funds	$15,367	$—	$—

Total assets	$15,367	$—	$—

Cash equivalents consist of money market funds, which were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy.
Concentrations of credit risk – Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash and cash equivalents with financial institutions, the balances of which may exceed federally insured limits. If any of the financial institutions with whom the Company does business were to be placed into receivership, the Company may be unable to access the funds it has on deposit with such institutions. If the Company is unable to access its cash and cash equivalents as needed, the Company’s financial position and ability to operate its business could be adversely affected.
The Company had $3.0 million and $0.8 million in deposits in excess of the Federal Deposit Insurance Corporation (“FDIC”) limits at September 30, 2026 and December 31, 2025, respectively. At September 30, 2026 and December 31, 2025, the Company also held $29.7 million and $15.4 million, respectively, in money market funds classified as cash and cash equivalents that were not FDIC insured.
In addition, the Company’s Japanese subsidiary, Blue Laser Fusion GK, maintains cash deposits with a financial institution in Japan. Yen-denominated deposits are insured by the Deposit Insurance Corporation of Japan (“DICJ”) up to ¥10 million (approximately $64 thousand) of principal, plus accrued interest, per depositor per financial institution; foreign currency deposits are not insured by the DICJ. As of September 30, 2026 and December 31, 2025, Blue Laser Fusion GK held cash deposits of approximately $0.1 million at each date, of which approximately $0.03 million and $0.04 million, respectively, exceeded the DICJ insurance limit. The

Company has not experienced any losses on these deposits and believes it is not exposed to significant credit risk due to the financial position of the financial institution in which they are held.
Revenue Recognition – The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Under ASC 606, the Company applies the following five-step model to determine when and how revenue is recognized:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) the Company satisfies a performance obligation
When an arrangement includes multiple promised goods or services, the Company evaluates whether each promised good or service is distinct. Promised goods or services that are not distinct are combined into a single performance obligation.
The Company derives revenue from the licensing of its proprietary software. In October 2025, the Company entered into a software license agreement (the “2025 Agreement”). Under the 2025 Agreement, the Company granted a limited, non-exclusive, non-transferable license to use its radiation-hydrodynamics simulation software for a six-month term commencing October 1, 2025 and terminating March 31, 2026, in exchange for a fixed, non-refundable monthly fee denominated in Japanese yen. The Company determined that the software license represents functional intellectual property and recognized the transaction price at a point in time upon delivery of the software to the customer. No revenue was recognized under the 2025 Agreement during the three and nine months ended September 30, 2025, as the agreement was not entered into until October 2025. The full transaction price was recognized upon delivery in October 2025. The 2025 Agreement expired in accordance with its terms on March 31, 2026.
On March 19, 2026, the Company entered into a new Software License and Service Agreement (the “2026 Agreement”), pursuant to which the Company granted a limited, non-exclusive, non-transferable license to use its radiation-hydrodynamics simulation software, together with installation, operation, integration and support services, for a twelve-month term commencing April 1, 2026 and terminating March 31, 2027, in exchange for a fixed, non-refundable monthly fee of approximately $10 thousand (¥1.5 million). Total fixed consideration under the 2026 Agreement is approximately $114 thousand (¥18.0 million), payable in equal monthly installments over the term. The 2026 Agreement was entered into upon the expiration of the 2025 Agreement. The Company determined that the software license and the related integration and support services are not distinct within the context of the contract, because the services significantly integrate customer-developed functionality into the licensed software; accordingly, the Company accounts for the arrangement as a single combined performance obligation. Because the customer simultaneously receives and consumes the benefits of the combined software and support services as the Company performs, the performance obligation is satisfied over time, and the Company recognizes the transaction price straight-line over the twelve-month term. The Company recognized $28 thousand and $57 thousand of revenue under the 2026 Agreement during the three and nine months ended September 30, 2026, respectively, representing ratable recognition for the three months ended September 30, 2026 and for the six-month period from commencement on April 1, 2026 through September 30, 2026, respectively.
Deferred transaction costs - Legal, accounting and other direct costs incurred in connection with the Merger and the Offering were capitalized as deferred transaction costs within prepaid expenses and other current assets until the Closing. The balance of deferred transaction costs was $0.7 million as of June 30, 2026. Upon the closing of the Offering in September 2026, that balance was reclassified to additional paid-in capital as a reduction of the proceeds of the Offering (see Note 3). As a result, no deferred transaction costs remained capitalized as of September 30, 2026, and none had been capitalized as of December 31, 2025.

Net loss per share
– Basic net loss per share is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially dilutive securities using the treasury stock method; because the Company reported a net loss in all periods presented, diluted net loss per share equals basic net loss per share.
For periods prior to the Merger, the weighted-average number of shares outstanding has been computed on the basis of the weighted-average number of shares of Private Blue Laser Fusion common stock outstanding multiplied by the Exchange Ratio (see Note 1). The Series
Seed-1
and Series
Seed-2
Convertible Preferred Stock is excluded from the weighted-average shares outstanding for periods prior to the Preferred Conversion on September 4, 2026 and is included in the potentially dilutive securities below on an as-converted
basis. From the Closing Date, the actual number of shares of Common Stock outstanding is used.
The following potentially dilutive securities, presented on a recast basis, were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive:

	As of September 30,
	2026	2025
Convertible preferred stock (as converted at the Exchange Ratio)	—	2,488,103
Warrants	101,619	—
Stock options	1,155,632	638,879
Unvested restricted stock awards	524,828	138,113

Total anti-dilutive shares	1,782,079	3,265,095

Recently issued
accounting
pronouncements not yet adopted
– In November 2024, the FASB issued ASU
No. 2024-03
(“ASU
2024-03”),
Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic
220-40)
. This ASU requires public business entities to disclose disaggregated information about certain income statement expense captions in a tabular format in the notes to the unaudited condensed consolidated financial statements, including categories such as employee compensation, depreciation, and intangible asset amortization. In January 2025, the FASB issued ASU
No. 2025-01,
which amended the effective date of ASU
2024-03.
ASU
2024-03
is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of ASU
2024-03
on its unaudited condensed consolidated financial statements and related disclosures.
In May 2025, the FASB issued ASU
No. 2025-03
(“ASU
2025-03”),
Business Combinations (Topic 805) and Consolidation (Topic 810)
. This ASU requires an entity to consider the factors in ASC
805-10-55-12
through
55-15
in determining the accounting acquirer in a transaction effected primarily by exchanging equity interests in which the legal acquiree is a variable interest entity that meets the definition of a business, rather than defaulting to the primary beneficiary of that entity. ASU
2025-03
is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods, and is applied prospectively to acquisition transactions occurring on or after the date of adoption. Early adoption is permitted. The Company is currently evaluating the impact of ASU
2025-03
on its unaudited condensed consolidated financial statements and related disclosures.
Segment Reporting -The Company operates and manages its business on a consolidated basis as one operating and reportable segment, the research and development of its laser fusion energy technology, and its Chief Executive Officer, who is the chief operating decision maker (“CODM”), uses consolidated net loss, as reported in the condensed consolidated statements of operations and comprehensive loss, to monitor budgeted versus actual results, evaluate cash runway through forecast models, and allocate resources, with segment assets reported as total assets on the balance sheets. Significant segment expenses regularly provided to the CODM consist of research and development expenses and general and administrative expenses.

Emerging

Growth Company -
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised accounting standards.
Foreign Currency and Currency Translation—The functional currency of the Company is the U.S. dollar. The functional currency of the Company’s Japanese subsidiary, Blue Laser Fusion GK, is the Japanese yen. Assets and liabilities of Blue Laser Fusion GK are translated into U.S. dollars using the exchange rate in effect as of the balance sheet date, and revenues and expenses are translated using the weighted-average exchange rate for the reporting period. The resulting translation adjustments are reported as a component of other comprehensive loss and are accumulated as a separate component of stockholders’ equity. Foreign currency transaction gains and losses arising from transactions and balances denominated in currencies other than an entity’s functional currency are recorded within other income (expense) in the condensed consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses were not material for the three and nine months ended September 30, 2026 and 2025.
The Company’s operations in Japan are subject to risks inherent in operating under a different legal system and political and economic environment, including changes in tax laws and regulations, possible limitations on foreign investment and the repatriation of earnings, and government-imposed foreign exchange controls or restrictions on currency exchange.
Note 3 - Reverse Recapitalization and Private Placement
In connection with the Merger, the issued and outstanding shares of Private Blue Laser Fusion capital stock and options to purchase Private Blue Laser Fusion common stock were converted into the right to receive shares or options of the Company at the Exchange Ratio of approximately 0.6314 based on the following events contemplated by the Merger Agreement and effected at the Closing:

i.
each outstanding share of Private Blue Laser Fusion Series Seed-1 and Series Seed-2 Convertible Preferred Stock was converted into Private Blue Laser Fusion common stock on a one-for-one basis in the Preferred Conversion;

ii.
each outstanding share of Private Blue Laser Fusion common stock, including the shares issued in the Preferred Conversion, was exchanged for approximately 0.6314 shares of Common Stock, resulting in the issuance of 5,488,736 shares of Common Stock to the former stockholders of Private Blue Laser Fusion and 505,098 shares of restricted Common Stock to the holders of the restricted stock awards described below;

iii.
each outstanding vested and unvested option to purchase Private Blue Laser Fusion common stock was assumed by the Company and converted into an option to purchase Common Stock, with the number of underlying shares multiplied, and the exercise price divided, by the Exchange Ratio, resulting in options to purchase 1,155,632 shares of Common Stock (the “Rollover Options”) on the same vesting and other terms as the options they replaced.

iv.
On September 4, 2026, immediately prior to the Merger, Private Blue Laser Fusion repurchased 800,000 shares of its common stock (505,098 shares of Common Stock on a recast basis) from WUV 1 Limited Partnership (“WUV”), an entity affiliated with a former co-founder, for $1.1 million in cash, and on the same date issued the 800,000 repurchased shares as restricted stock awards to seven current officers, employees and a consultant (see Notes 7 and 10). The restricted stock awards were exchanged in the Merger for 505,098 shares of restricted Common Stock at the Exchange Ratio and remain subject to their original vesting terms.

The 1,000,000 shares of Unite common stock outstanding immediately prior to the Merger, of which 995,000 shares were held by Lucius Partners LLC (“Lucius Partners”), the principal stockholder of Unite, remained outstanding as shares of Common Stock following the Merger (see Note 11).
Concurrently with the Closing, the Company completed the initial closing of a private placement of 910,265 shares of Common Stock at $27.50 per share for gross proceeds of approximately $25.0 million,

and on September 30, 2026 completed a second closing of 122,285 shares at $27.50 per share for gross proceeds of approximately $3.4 million (together, the “Offering”).

The Company incurred approximately $
4.7
 million of transaction costs in connection with the Offering, consisting of placement agent fees and expenses of $
3.4
 million paid to the placement agent, Laidlaw & Company (UK) Ltd. (“Laidlaw”), legal, escrow, accounting and other professional fees, including $
0.7
 million of deferred transaction costs capitalized as of June 30, 2026 and were reclassified to additional paid-in
capital at the Closing (see Note 2), all of which were recorded as a reduction of additional paid-in
capital, and none of which were expensed. As of September 30, 2026, $
0.9
 million of these transaction costs remained unpaid and were included in accounts payable and accrued expenses. Following the Closing, the Company paid $
0.8
 million to settle all liabilities of Unite assumed in the Merger ($

 thousand of which was paid from the Offering escrow account), including $
336
 thousand to repay Unite’s unsecured promissory note payable to Lucius Partners Opportunity Fund, LP, consisting of $

 thousand of principal and $
61
 thousand of accrued interest.
No
liabilities of Unite remained unpaid as of September 30, 2026. The Company received net proceeds of approximately $
23.7
 million from the Offering after transaction costs.
T
he Merger was accounted for as a reverse recapitalization. Under this method of accounting, Unite, a shell company that did not meet the definition of a business under ASC 805, is treated as the acquired company and the Merger is treated as the equivalent of Private Blue Laser Fusion issuing shares for the net liabilities of Unite, accompanied by a recapitalization. The accounting acquirer was determined primarily on the basis that the former stockholders of Private Blue Laser Fusion hold the largest voting interest in the Company and the ability to appoint a majority of the board of directors, and that Private Blue Laser Fusion’s management holds the executive management roles of the Company and is responsible for its day-to-day
operations, which consist of Private Blue Laser Fusion’s activities.
The net liabilities of Unite of $780 thousand, consisting of a note payable and accrued interest of $336 thousand due to Lucius Partners Opportunity Fund, LP, loans payable of $95 thousand due to Lucius Partners LLC, accrued administrative and director fees of $27 thousand and accrued professional fees of $322 thousand, were recognized at historical cost as of the Closing, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Private Blue Laser Fusion, and the accumulated deficit and accumulated other comprehensive loss of Private Blue Laser Fusion have been carried forward after the Closing. The Merger affects the presentation of equity in two respects. First, the historical common shares of Private Blue Laser Fusion and related per share and stock option amounts have been retrospectively

recast at the Exchange Ratio: the
5,752,800
and
5,745,000
shares previously reported at December 31, 2025 and 2024 are presented as
3,632,165
and
3,627,242
shares of Common Stock, respectively. The recast is shown as a separate line in the condensed consolidated statements of changes in convertible preferred stock and stockholders’ equity (deficit) and does not change any carrying amounts. Second, the convertible preferred stock was not retrospectively
recast and continues to be presented in temporary equity, at its historical share counts and carrying value, for all periods prior to the Closing Date. On the Closing Date, the Preferred Conversion was recorded by reclassifying the 3,876,721 shares of Series Seed-1 Convertible Preferred Stock and 64,065 shares of Series Seed-2 Convertible Preferred Stock, with an aggregate carrying amount of $38.2 million, from temporary equity to stockholders’ equity, resulting in the issuance of 2,488,103 shares of Common Stock (after giving effect to the Exchange Ratio) and an increase of $38.2 million in Common Stock and additional paid-in
capital.

Placement Agent Warrants
In connection with the initial closing of the Offering, the Company became obligated to issue to Laidlaw warrants to purchase 101,619 shares of Common Stock
(90,027
in respect to the initial closing and 11,592 in respect to the second closing) at an exercise price of $33.00
per share, exercisable for seven years from the applicable closing (the “Placement Agent Warrants”). The Placement Agent Warrants were earned at the applicable closing and were recognized at that date at their grant-date fair value as an offering cost and a credit to additional paid-in
capital, with no net effect on additional
paid-in
capital or total stockholders’ equity (see Note 7). The warrant certificates had not been executed and delivered as of September 30, 2026 or the date these financial statements were issued, and the Placement Agent Warrants are not exercisable until they are issued.
Rollover Options
The conversion of the Private Blue Laser Fusion options into the
Rollover
Options
was
accounted for as a modification under ASC 718. Because the number of shares and exercise price were adjusted proportionately by the Exchange Ratio and no other terms changed, no incremental compensation cost was recognized, and the remaining unrecognized compensation cost continues to be recognized over the original requisite se rv
ice periods (see Note
10).
The number of shares of Common Stock issued and outstanding following the consummation of the Merger and the Offering was as follows:

Shares
Common Stock held by Unite’s stockholder prior to the Merger	1,000,000
Private Blue Laser Fusion common stock, excluding restricted stock awards (recast for the Exchange Ratio)	3,000,633
Private Blue Laser Fusion restricted stock awards issued September 4, 2026 (recast for the Exchange Ratio)	505,098
Private Blue Laser Fusion convertible preferred stock, as converted (recast for the Exchange Ratio)	2,488,103
Common Stock issued in the initial closing of the Offering	910,265

Total Common Stock outstanding following the Merger and initial closing	7,904,099
Common Stock issued in the second closing of the Offering	122,285

Total Common Stock outstanding as of September 30, 2026	8,026,384

Preferred Stock
The Series
Seed-1
and Series
Seed-2
Convertible Preferred Stock of Private Blue
Laser
Fusion is
presented
in temporary equity at its historical carrying value of $38.2 million and historical share counts in the condensed consolidated balance sheet as of December 31, 2025 and, for periods prior to the Closing, in the condensed consolidated statements of changes in convertible preferred stock and stockholders’ equity (deficit). The carrying value represents net proceeds of approximately $38.2 million from the issuance of 3,876,721 shares of Series
Seed-1
Convertible Preferred Stock for cash at $9.76 per share and 64,065 shares of Series
Seed-2
Convertible Preferred Stock issued in July 2023 at $7.80 per share upon the conversion of a $0.5 million
 simple agreement for future equity (“SAFE”) entered into in December 2022, net of issuance costs of approximately $0.1 million. The

Preferred Conversion was recorded on the Closing Date, and no convertible preferred stock was outstanding as of September 30, 2026.

Note 4 – Property and Equipment, Net
As of September 30, 2026 and December 31, 2025, property and equipment, net, consisted of the following (in thousands):

	September 30,	December 31,
	2026	2025
Laptops and IT equipment	$220	$217
Lab equipment	961	712
Furniture and fixtures	45	45
Leasehold improvements	261	208
Construction in progress	100	3

Property and equipment, gross	1,587	1,185
Less: accumulated depreciation	(566)	(350)

Property and equipment, net	$1,021	$835

Depreciation and amortization expense was $78 thousand and $217 thousand for the three and nine months ended September 30, 2026, respectively, and $98 thousand and $156 thousand for the three and nine months ended September 30, 2025, respectively.
No indicators of impairment were identified, and no impairment charges were recognized on property and equipment during the three and nine months ended September 30, 2026 and 2025.
Note 5 – Leases
The Company leases office space in Goleta, California (two locations) and Tokyo, Japan under operating lease agreements. Lease terms range from 24 to 72 months, with certain leases containing options to extend. In addition to fixed lease payments, the Company incurs variable charges for its proportionate share of common area maintenance and building operating expenses under its domestic leases, which are recognized as incurred. One lease is denominated in Japanese yen; the related lease liability is remeasured at the current exchange rate at each reporting date with resulting gains or losses recognized in the unaudited condensed consolidated statements of operations and comprehensive loss.
The components of lease costs were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating lease expense	$58	$55	$175	$165
Variable lease cost	18	17	51	50

Total lease cost	$76	$72	$226	$215

The table below summarizes supplemental balance sheet information (in thousands):

	September 30, 2026	December 31, 2025
Operating right-of-use assets	$581	$705

Current portion of operating lease liabilities	$184	$165
Operating lease liabilities, net of current portion	429	570

Total operating lease liabilities	$613	$735

As of September 30, 2026, the future minimum lease payments under non-cancelable
operating leases are as follows (in thousands):

Year Ending December 31,
2026, remaining (October – December)	$58
2027	238
2028	223
2029	195

Total future undiscounted lease payments	714
Less: imputed interest	(101)

Present value of operating lease liabilities	$613
Less: Current portion of operating lease liabilities	(184)

Operating lease liabilities, net of current portion	$429

The table below summarizes other information related to the Company’s leases (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Cash paid for amounts included in the measurement of lease liabilities	$58	$55	$172	$165

	As of September 30,
	2026	2025
Weighted-average remaining lease term (in years)	3.2	4.1
Weighted-average discount rate	9.94%	9.94%
Note 6 – Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities were comprised of the following (in thousands):

	September 30,	December 31,
	2026	2025
Professional fees	$90	$35
Accrued offering costs	197	—
Franchise taxes	14	6
Compensation	1	3
Other	147	16

Total accrued expenses and other current liabilities	$449	$60

Note 7 – Stockholders’ Equity
Authorized Capital
Upon consummation of the Merger, the Company’s amended and restated certificate of incorporation became effective and authorizes the issuance of 300,000,000 shares of Common Stock and 10,000,000 shares of undesignated preferred stock, each with a par value of $0.0001 per share. As of September 30, 2026, 8,026,384 shares of Common Stock and no shares of preferred stock were issued and outstanding. Holders of Common Stock are entitled to one vote per share, to dividends if, as and when declared by the board of directors, and to share ratably in the net assets of the Company upon liquidation. No dividends have been declared or paid through September 30, 2026.

Convertible Preferred Stock of Private Blue Laser Fusion
Prior to the Merger, Private Blue Laser Fusion had 3,876,721 shares of Series
Seed-1
Convertible Preferred Stock (original issue price $9.7557 per share) and 64,065 shares of Series
Seed-2
Convertible Preferred Stock (original issue price $7.80456 per share) outstanding, with an aggregate carrying value of $38.2 million, which were classified as temporary equity because of a contingent redemption right exercisable following a deemed liquidation event. At the Closing, all 3,940,786 shares of convertible preferred stock converted into Private Blue Laser Fusion common stock on a one
-for-one
basis and were exchanged for 2,488,103 shares of Common Stock at the Exchange Ratio. The convertible preferred stock is presented in temporary equity in the condensed consolidated balance sheet as of December 31, 2025. Following the Preferred Conversion, no convertible preferred stock was outstanding as of September 30, 2026 (see N ote 3).
Commo
n Stock Activity
During the nine months ended September 30, 2026, the Company issued 11,679 shares of Common Stock (18,500 pre-Merger
shares) upon the exercise of stock options for proceeds of $24 thousand and issued 1,032,550 shares in the Offering. The 1,000,000 shares of Common Stock held by Unite’s stockholders prior to the Merger remained outstanding following the reverse recapitalization (see Note 3).
On April 27, 2026, 138,113 unvested shares of restricted common stock (218,750 pre-Merger
shares) held by
WUV 1 Limited Partnership

were repurchased at their original issue price of $
0.0001
per share upon termination of the holder’s service relationship. On September 4, 2026, the Company repurchased
505,098
shares of Common Stock (
800,000
pre-Merger
shares) from WUV 1 Limited Partnership, a holder of more than
5
% of the Company’s outstanding capital stock prior to the Merger, for $
1.1
 million ($
2.09
per share on a recast basis). The repurchased shares were held as treasury stock, recorded at cost, and were reissued on the same date as the restricted stock awards described below. Upon reissuance, the $
1.1
 million cost of the treasury shares was charged to additional paid-in
capital.
No
shares were held in treasury as of September 30, 2026 or December 31, 2025.
On September 4, 2026, the Company issued 505,098 shares of restricted Common Stock (800,000 pre-Merger
shares) to seven officers, employees and a consultant at zero cost, with a vesting start date of August 1, 2026. The shares vest over three years from the vesting start date, with no shares vesting before the second anniversary of the vesting start date and one-twelfth of the shares vesting on each monthly anniversary thereafter until fully vested on the third anniversary (see Note 10). Unvested shares are subject to repurchase by the Company at the original issue price upon termination of service.
Warrants
In connection with the initial closing of the Offering, the Company became obligated to issue to the placement agent warrants to purchase 101,619 shares of Common Stock at an exercise price of $33.00 per share (see Note 3). Once issued, the warrants may be exercised for cash or, when no registration statement covering the underlying shares is effective, on a cashless net-share
basis, and expire on the seventh anniversary of the final closing of the Offering. The exercise price is subject to adjustment for stock dividends and splits, pro rata distributions and rights offerings, and is reduced under a weighted-average formula if the Company sells Common Stock or equivalents at a price below the then-current exercise price, other than exempt issuances such as awards under equity incentive plans and shares issued in a public offering. The Company determined that the warrants are indexed to its own stock and meet the conditions for equity classification. The warrants were recorded at their grant-date fair value of $1,462 thousand ($14.39 per warrant share)
as an offering cost of the Offering within additional
paid-in
capital, with no net effect on total stockholders’ equity. Equity-classified warrants are not remeasured after the grant date. The warrant certificates had not been executed and delivered as of September 30, 2026 or the date these financial statements were issued.
The fair value was estimated using a Black-Scholes option-pricing model with the following assumptions: stock price of $27.50, exercise price of $33.00, expected term of 7.0 years (the contractual term), expected volatility of

49.6% based

on the historical volatility of a group of guideline public companies, a risk-free rate of 4.65% based on the U.S. Treasury constant maturity rate for the expected term, and no expected dividends. The measurement uses significant unobservable inputs (Level 3).
Note 8 – Income Taxes
The Company recognized income tax expense of approximately $10 thousand and $8 thousand for the three and nine months ended September 30, 2026, respectively, and less than $1 thousand and $7 thousand for the three and nine months ended September 30, 2025, respectively, resulting in effective tax rates of less than 1% in all periods. The effective tax rates differ from the U.S. federal statutory rate of 21% primarily due to the full valuation allowance maintained against the Company’s U.S. federal and state deferred tax assets. Income taxes recognized in all periods relate to the activity of the Company’s Japanese subsidiary, Blue Laser Fusion GK. The Company continues to maintain a full valuation allowance against its net deferred tax assets, as the realization of such deferred tax assets is not more likely than not.
Note 9 – Commitments and Contingencies
During the normal course of business, the Company could be subject to legal actions relating to ownership and operations and the Company has, from time to time, entered into various agreements containing indemnification provisions. In management’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the Company’s financial position, results of operations, or liquidity. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of September 30, 2026 and December 31, 2025, no amounts have been accrued related to such legal proceedings or indemnification obligations.
Registration rights
In connection with the Offering, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the investors in the Offering and Lucius Partners covering the resale of the shares sold in the Offering, the shares issuable upon exercise of the Placement Agent Warrants and the 1,000,000 shares of Common Stock outstanding prior to the Merger (2,134,169 shares in total as of September 30, 2026). The Company is required to file a resale registration statement within 30 days after the final closing of the Offering, to use commercially reasonable efforts to have it declared effective within 120 days after the final closing, and to keep it effective for up to five years. If the Company fails to meet these deadlines or the registration statement ceases to be available for resales beyond permitted grace periods, the Company must pay the affected holders liquidated damages in cash of 12% per annum of the $27.50 per share Offering price, capped at 8% of the Offering price per share, or a maximum of approximately $4.7 million in the aggregate. The liquidated damages provision is a registration payment arrangement under ASC 825-20 and is accounted for separately from the related shares and warrants as a contingency under ASC 450-20. No payment was considered probable as of September 30, 2026, and no liability has been recognized.
Lock-up agreements
Holders of Common Stock outstanding prior to the Merger or issued in the Merger, including the Company’s directors and officers and holders of more than 10% of the outstanding Common Stock, entered into lock-up agreements (the “Lock-Up Agreements”) that restrict the sale, transfer, pledge or hedging of those shares and of securities held prior to the Closing that are exercisable for Common Stock, including the Rollover Options. The restrictions run from the Closing Date until 18 months (for directors, officers and holders of more than 10% of the outstanding Common Stock) or six months (for other holders) after the Common Stock is approved for quotation on the OTCQB or OTCQX market or for listing on a national securities exchange, subject to customary exceptions. Shares purchased in the Offering and equity awards granted after the Closing are not subject to the Lock-Up Agreements.

Note 10 – Stock-Based Compensation
Equity Incentive Plans
The Company’s 2022 Stock Incentive Plan (the “2022 Plan”), adopted by Private Blue Laser Fusion’s board of directors on December 11, 2022, provided for the grant of incentive and non-statutory stock options, restricted stock awards and other awards to employees, consultants and directors. Effective May 1, 2026, the 2022 Plan reserve was increased by 1,000,000 pre-Merger shares to 2,588,804 pre-Merger shares. In connection with the Merger, the Company assumed the 2022 Plan and the awards outstanding under it, which were converted into the Rollover Options at the Exchange Ratio, and no further awards will be granted under the 2022 Plan.
In connection with the Merger, the Company’s board of directors adopted the Blue Laser Fusion, Inc. 2026 Stock Incentive Plan (the “2026 Plan”), under which 3,253,428 shares of Common Stock were reserved as of September 30, 2026, consisting of 2,097,796 shares available for future awards and 1,155,632 shares underlying the Rollover Options, with an automatic annual increase of up to 4% of the outstanding Common Stock beginning on January 1 of the second fiscal year following the final closing of the Offering. No awards had been granted under the 2026 Plan as of September 30, 2026. The Company issues new shares of Common Stock upon the exercise of stock options and accounts for forfeitures as they occur.
Stock Options
Stock options generally vest monthly over a four-year period of continuous service, subject to a one-year cliff; certain awards vest monthly over one year without a cliff. Options have a maximum contractual term of ten years and an exercise price equal to the fair value of the underlying common stock on the date of grant. All share and per share amounts below have been recast for the Exchange Ratio.
Fair Value Assumptions
The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended September 30,
	2026	2025
Dividend yield	0.00%	0.00%
Expected volatility	28.8%	36.2%
Risk-free interest rate	4.1%	4.1%
Expected term (years)	5.9	5.7
Stock Option Activity
A summary of stock option activity is as follows:

	Common stock options	Weighted- average exercise price	Weighted- average remaining contractual term (years)	Aggregate Intrinsic Value
Outstanding - December 31, 2025	718,094	$1.67	9.4
Granted	499,725	$7.26
Exercised	(11,679)	$2.08
Forfeited or expired	(50,508)	$2.08

Outstanding - September 30, 2026	1,155,632	$4.06	9.0	$23,293

Exercisable - September 30, 2026	508,338	$2.71	7.5	$10,934

The weighted-average grant-date fair value of stock options granted during the three months ended September 30, 2026 was $3.55 and during the nine months ended September 30, 2026 and 2025 was $2.59 and $0.86 per share, respectively. No stock options were granted during the three months ended September 30, 2025.
During the three months ended September 30, 2026 and 2025, 5,366 and 2,209 stock options were exercised, respectively, with an aggregate intrinsic value of approximately $119 thousand and less than $1 thousand, respectively. During the nine months ended September 30, 2026 and 2025, 11,679 and 4,923 stock options were exercised, respectively, with an aggregate intrinsic value of approximately $119 thousand and less than $1 thousand, respectively. The total fair value of options vested during the three months ended September 30, 2026 and 2025 was $94 thousand and $32 thousand, respectively, and during the nine months ended September 30, 2026 and 2025 was $365 thousand and $106 thousand, respectively. No income tax benefit was realized from stock option exercises during the three and nine months ended September 30, 2026 and 2025.
As of September 30, 2026, total unrecognized stock-based compensation expense related to unvested stock option awards was $1.2 million, which is expected to be recognized over a weighted-average period of approximately 2.6 years.
Restricted Stock Awards
On September 4, 2026, the Company granted 505,098 restricted stock awards with a vesting start date of August 1, 2026. The shares vest over three years from the vesting start date, with no shares vesting before the second anniversary of the vesting start date and one-twelfth of the shares vesting on each monthly anniversary thereafter until fully vested on the third anniversary. Certain awards provide for acceleration of 25% of the unvested shares upon a change of control and full acceleration upon an involuntary termination within twelve months following a change of control. As of September 30, 2026, unrecognized compensation cost related to nonvested restricted stock awards was approximately $13.8 million, which is expected to be recognized over a weighted-average period of approximately 2.7 years.
A summary of restricted stock award activity for the nine months ended September 30, 2026, is as follows:

	Number of Shares	Weighted- Average Grant-Date Fair Value
Nonvested - December 31, 2025	108,517	$—
Granted	505,098	27.50
Vested	(88,787)	—
Forfeited	—	—

Nonvested - September 30, 2026	524,828	$26.46

Stock-Based Compensation Expense
Total stock-based compensation expense of $137 thousand and $29 thousand was recognized for the three months ended September 30, 2026 and 2025, respectively, and $428 thousand and $85 thousand was recognized for the nine months ended September 30, 2026 and 2025, respectively. No income tax benefit was recognized related to stock-based compensation expense for either period as the Company maintains a full valuation allowance against its deferred tax assets.

Stock-based compensation expense is included in the unaudited condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Research and development	$26	$—	$74	$38
General and administrative	111	29	354	47

Total stock-based compensation	$137	$29	$428	$85

Note 11 – Related Party
Principal owners
As of September 30, 2026, two holders of record each owned more than 10% of the Company’s outstanding Common Stock and were principal owners of the Company: Dr. Shuji Nakamura, the Company’s co-founder and Chief Executive Officer, who held 1,966,347 shares (approximately 24.5% of the 8,026,384 shares outstanding), and Lucius Partners LLC (“Lucius Partners”), the principal stockholder of Unite prior to the Merger (see Note 3), which held 995,000 shares (approximately 12.4%) and has designated one member of the Company’s board of directors. No other stockholder held more than 10% of the outstanding Common Stock as of September 30, 2026. Prior to the Merger, Dr. Nakamura was the only holder of more than 10% of the voting interests of Private Blue Laser Fusion; Lucius Partners held no interest in Private Blue Laser Fusion.
Transactions with Lucius Partners and its affiliates
In connection with the Merger, the Company assumed liabilities of Unite owed to Lucius Partners, its affiliates and Unite’s former sole officer and director, all of which were paid during September 2026 (see Note 3). These payments consisted of $336 thousand to LPOF to repay Unite’s unsecured promissory note, including $275 thousand of principal and $61 thousand of accrued interest; $95 thousand to Lucius Partners to repay loans made to Unite; $8 thousand to Lucius Partners for accrued quarterly administrative fees; and $19 thousand to Unite’s former sole officer and director for accrued director fees. The services agreement with Lucius Partners was terminated at the Closing. No interest expense, administrative fees or director fees of Unite are included in the Company’s results of operations for any period presented, and no amounts were payable to Lucius Partners or its affiliates as of September 30, 2026.
Certain principals of Laidlaw, the placement agent for the Offering, are members and officers of Lucius Partners. In connection with the Offering, the Company paid the placement agent cash fees and expense reimbursements of $3.4 million ($3.0 million at the first closing and $0.4 million at the second closing) and became obligated to issue the Placement Agent Warrants described in Note 3, all of which were recorded as a reduction of additional paid-in capital. Aggregate payments to Lucius Partners, LPOF, Laidlaw and Unite’s former sole officer and director during the nine months ended September 30, 2026, were $3.8 million. Lucius Partners and its affiliates did not purchase shares in the Offering. Other than the board designation right and the Registration Rights Agreement and lock-up agreement described in Note 9, to which Lucius Partners is a party on the same terms as the other holders, the Company has no continuing arrangements with Lucius Partners, LPOF or Laidlaw.
In

connection with the Merger, Lucius Partners retained
995,000
of the
1,000,000
shares of Common Stock outstanding prior to the Merger, the remaining
5,000
shares are held by Sichenzia Ross Ference Carmel LLP , a law firm that served as legal counsel to Unite prior to the Merger.
Transactions with management
Dr. Nakamura purchased 9,091 shares of Common Stock in the initial closing of the Offering for $250 thousand, at the same price per share ($27.50) and on the same terms as the unaffiliated investors in the Offering. On

September
 4, 2026, Dr. Nakamura received
63,137
shares of restricted Common Stock (
100,000
pre-Merger
shares) as part of the restricted stock awards described in Note 10; such awards are compensation arrangements and are not otherwise disclosed in this note.
No
bonuses, salary changes or accelerated vesting were triggered by the Merger or by the employment agreements entered into at the Closing.
Repurchase from WUV 1 Limited Partnership
WUV is an entity affiliated with a
co-founder
of Private Blue Laser Fusion whose service relationship with the Company terminated on April 27, 2026. On that date the Company repurchased 138,113 unvested restricted shares (218,750 pre-Merger
shares) from WUV at their original issue price of $0.0001 per share under a repurchase agreement dated April 17, 2026, and on September 4, 2026 the Company purchased a further 505,098 shares of Common Stock (800,000 pre-Merger
shares) from WUV for $1.1 million in cash under a second repurchase agreement (see Note 7). WUV held approximately 5.7% of the outstanding capital stock of Private Blue Laser Fusion immediately before the September repurchase and approximately 4.3% of the Company’s outstanding Common Stock as of September 30, 2026. No amounts were due to or from WUV as of September 30, 2026 or December 31, 2025.
Note 12 – Subsequent events
The Company has evaluated subsequent events through November 3, 2026, the date these unaudited condensed consolidated financial statements were issued. On October 14, 2026, the Company completed a third closing of the Offering, issuing 208,082 shares of Common Stock at $27.50 per share for gross proceeds of $5.7 million. In connection with the third closing, the Company paid placement agent fees and expenses and became obligated to issue additional Placement Agent Warrants to purchase an additional 11,171 shares of Common Stock on the terms described in Note 3. Across the initial, second and third closings, the Company sold 1,240,632 shares of Common Stock in the Offering for aggregate gross proceeds of $34.1 million. Under the Registration Rights Agreement, the Company is required to file a resale registration statement within 30 days after the final closing of the Offering (see Note 9).

F-4
5

BLUE LASER FUSION, INC.

2,353,422 Shares

of Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We are paying all expenses of the offering. The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

SEC Registration Fee	$5,685
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$17,500
Miscellaneous Fees	$11,815

Total	$115,000

Item 14. Indemnification of Directors and Officers.

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends in violation of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law and provide for the advancement of expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any director or officer for any liability arising out of his, her, or its actions in that capacity.

We believe that these provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

•

Since its inception in November 2022 through immediately prior to the closing of the Merger, Private Blue Laser Fusion issued an aggregate of 5,544,050 shares of BLF Common Stock for aggregate cash consideration of $22,933.50 and 3,940,786 shares of Series Seed Preferred Stock for aggregate consideration of $37,820,127, consisting of (a) 3,876,721 shares of Series Seed-1 Preferred Stock issued for cash consideration and (b) 64,065 shares of Series Seed-2 Preferred Stock issued upon the conversion of outstanding SAFEs with an aggregate purchase amount of $500,000. In addition, during this period, Private Blue Laser Fusion granted options to purchase an aggregate of 1,198,887 shares of BLF Common Stock at exercise prices ranging from $0.001 to $8.49 per share. The options generally vest at the rate of 1/48th per month with a one-year cliff, with certain options vesting at a rate of 1/12th monthly with no cliff, upon specified milestones, or upon grant. Through immediately prior to the closing of the Merger, 24,300 shares of BLF Common Stock had been issued upon the exercise of options for aggregate cash consideration of $23,319. Such issuances and grants were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 701 under the Securities Act, as applicable.

•

The issuance of the shares of Common Stock to the Private Blue Laser Fusion stockholders in connection with the Merger was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) and Rule 506(b) of the Securities Act, which exempt transactions by an issuer not involving any public offering, and Regulation S promulgated by the SEC under that section. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement and are subject to further contractual restrictions on transfer as described below.

•

The issuance of the shares of Common Stock and the Placement Agent warrants in the Private Placement was not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(a)(2) and Rule 506(b) of the Securities Act, which exempt transactions by an issuer not involving any public offering, and Regulation S. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement and are subject to further contractual restrictions on transfer.

Item 16. Exhibits

Exhibit No.	Description

2.1*#	Agreement and Plan of Merger and Reorganization, dated as of September 4, 2026, among the Company, Blue Laser Fusion Acquisition Co., and Blue Laser Fusion Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

3.1	Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on September 4, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

4.1	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.2+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.3+	2026 Stock Incentive Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.4*	Form of Registration Rights Agreement, by and between the Company and the parties thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.5	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.6+	Offer Letter, dated April 29, 2026, by and between the Company and Dr. Shuji Nakamura (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.7+#	Offer Letter, dated March 28, 2024, by and between the Company and Dr. Paul Rudy (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.8+#	Offer Letter, dated December 1, 2024, by and between the Company and Richard Ogawa (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.9+#	Offer Letter, dated April 20, 2026, by and between the Company and Vanessa Ann Truong (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

10.10*	Form of Subscription Agreement. (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

16.1	Letter from KNAV CPA LLP as to the change in certifying accountant, dated September 4, 2026 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 9, 2026)

23.1	Consent of Frank, Rimerman + Co. LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in Part II of this Registration Statement)

107	Filing Fee Table

*

Certain exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) or 601(a)(5), as applicable. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Certain information in this exhibit has been omitted pursuant to Regulation S-K Item 601(a)(6).
+	Indicates management contract or compensatory plan.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on November 9, 2026.

BLUE LASER FUSION, INC.

By:	/s/ Shuji Nakamura
Shuji Nakamura, PhD
Chief Executive Officer, President and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Ogawa and Vanessa Ann Truong, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

Name	Title	Date

/s/ Shuji Nakamura Shuji Nakamura, PhD	Chief Executive Officer, President and Director (Principal Executive Officer)	November 9, 2026

/s/ Vanessa Ann Truong Vanessa (Ann) Truong	Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)	November 9, 2026

/s/ Mathew August Mathew August	Director	November 9, 2026

/s/ Richard Ogawa Richard Ogawa	Director	November 9, 2026

/s/ Paul Rudy Paul Rudy, PhD	Director	November 9, 2026

/s/ Jeffrey B. Shealy Jeffrey B. Shealy, MBA, PhD	Director	November 9, 2026